As filed with the Securities and Exchange Commission on October 12, 2012

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYCLONE POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	3621	26-0519058
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 NE 26th Court

Pompano Beach, Florida 33064

Phone: (954) 943-8721

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Nelson

President & General Counsel

Cyclone Power Technologies, Inc.

601 NE 26th Court

Pompano Beach, Florida 33064

Phone: (954) 943-8721

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel D. Mayersohn, Esq.

Clint J. Gage, Esq.

Roetzel & Andress

350 East Las Olas Boulevard, Ste. 1150

Fort Lauderdale, Florida 33301

Phone: (954) 462-4150

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share, issuable pursuant to the Purchase Agreement	10,000,000	$0.1125	$1,125,000	$153.45
Common Stock underlying Purchase Warrants	5,000,000	$0.2700	$1,350,000	$184.14

(1)

We are registering 10,000,000 shares of our common stock (the “Shares”) that we will sell to GEM Global Yield Fund Limited, a Cayman Islands limited liability company (“GGFY” or the “Selling Shareholder”), pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) between the Selling Shareholder and the registrant entered into on October 1, 2012.  In the event of stock splits, stock dividends, or similar transactions involving the registrant’s common stock, the number of shares of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Purchase Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, using the closing price as reported on the OTCQB Electronic Marketplace (the “OTCQB”) on October 9, 2012, which was $0.12 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated October 12, 2012

Cyclone Power Technologies, Inc.

10,000,000 Common Shares

 5,000,000 Common Shares underlying Warrants

This prospectus relates to the offer and sale of up to 10,000,000 shares of common stock, par value $.0001 per share (the “Common Shares”) of Cyclone Power Technologies, Inc. (the “Company”) by GEM Global Yield Fund Limited, a limited liability company organized under the laws of the Cayman Islands (“GGYF” or the “Selling Shareholder”).  This prospectus also relates to the offer and sale of up 5,000,000 common shares that are issuable to the Selling Shareholder upon exercise of common stock purchase warrants (“Warrants”). The conversion price of the Warrants is $0.27 per share subject to price adjustment, as set forth in the Warrant Agreement.

The Company will sell the Common Shares to the Selling Shareholder from time to time, if and when the Company deems appropriate, pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”).  The Selling Shareholder has committed to purchasing up to $2,500,000 worth of the Company’s Common Stock before September 30, 2014, pursuant to the terms and conditions contained in the Purchase Agreement.  The purchase price for such Common Shares will be equal to 90% of the weighted average closing price for the Company’s Common Shares, as listed on the OTCQB Electronic Marketplace or any other exchange or market that the Common Stock is then listed, during a 10 trading day pricing period, subject to certain “knock-out” and volume limitation provisions set forth in the Purchase Agreement.  The 10,000,000 Common Shares included in this prospectus represent a portion of the Common Shares potentially issuable to the Selling Shareholder under the Purchase Agreement.

The Selling Shareholder is an “underwriter” within the meaning of the Securities Act in connection with the resale of our Common Shares under the Purchase Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our Common Shares in this offering. We will not receive any proceeds from the sale of these Common Shares offered by the Selling Shareholder. However, we will receive proceeds from the sale of our Common Shares under the Purchase Agreement and upon exercise of the Warrants for cash. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

Our Common Shares are quoted on the OTCQB Electronic Marketplace under the symbol “CYPW.” The Common Shares registered hereunder are being offered for sale by the Selling Shareholder at prices established on the OTCQB during the term of this offering. The last reported sale price of our common shares on October 1, 2012 was $0.125 per share.  These prices will fluctuate based on the demand for our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2012.

Table of Contents

Prospectus Summary	1
Summary of Shares Offered by the Selling Shareholder	4
Summary Financial Data	5
Risk Factors	7
Use of Proceeds	14
Selling Shareholder	14
The Purchase Agreement	15
Plan of Distribution	17
Dilution	19
Dividend Policy	19
Capitalization	20
Description of Securities	21
Market for Registrant’s Common Equity, Related Shareholder Matters	25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Description of Business	30
Management	37
Executive and Director Compensation	40
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	44
Material U.S. Federal Income Tax Considerations	45
Legal Proceedings	48
Legal Matters	48
Experts	48
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of units. Our business, financial condition, results of operations, and prospects may have changed since that date.

Some of the industry and market data contained in this prospectus are based on independent industry publications or other publicly available information that we believe are reliable as of their respective dates, while other information is based on our internal sources.

i

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should read this entire prospectus carefully, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we”, “us”, “our”, “the Company”, or “ours” refer to Cyclone Power Technologies, Inc. and its consolidated subsidiaries.

About Cyclone Power Technologies

We are an innovative technology engineering firm focused on developing environmentally-friendly power sources for the future. Specifically, we have developed and patented the Cyclone Engine, an award-wining thermal engine that we believe is powerful and versatile enough for applications ranging from electric power generation from solar collectors, industrial waste heat and biomass, to all forms of land and sea transportation.

The Cyclone Engine is a heat-regenerative, reciprocating (i.e., piston) Rankine engine. Rankine refers to the thermodynamic steam cycle which is used to generate approximately 80% of the world’s electrical output at coal and nuclear power plants. The Cyclone Engine works on the same principles, but in a compact, self-contained package.  The engine creates superheated steam in a combustion chamber or external heat exchanger, which is then pumped to the cylinders under high pressures. The steam in the cylinders expands rapidly, pushing pistons and turning a crank shaft. Steam escaping the cylinders enters a condenser, where it is cooled and returned to the combustion chamber in a closed-loop process.

Based on testing completed by Cyclone to date, we believe that the benefits of the Cyclone Engine are many, including:

Fuel-Flexibility: As an external combustion engine (as opposed to an internal combustion (“I/C”) engine, such as found in all commercial non-electric cars), the Cyclone Engine is capable of running on virtually any liquid, gaseous or solid fuel, including renewable bio-fuels, propane or biomass. In testing, it has also run on heat generated from solar thermal collectors and waste heat from industrial processes, including furnaces and other engines.

Low Emissions: By burning fuel at lower temperatures and lower pressures in a centrifugal chamber that fully incinerates particulate matters, we believe based on preliminary in-house environmental testing that the Cyclone Engine emits far fewer toxic and greenhouse gases than current I/C engines.

Highly Efficient: The Cyclone Engine recycles its own energy through multiple heat regenerative processes, and stops burning fuel when power is not needed (such as idling at a stop light).  We believe that this has potential to create greater “well to wheel” efficiencies than gas or diesel powered I/C engines.

Powerful and Compact: Unlike batteries or fuel cells, we believe that the Cyclone Engine is powerful enough for heavy transportation, and unlike steam engines of the past, the Cyclone Engine is compact with an extremely high power to weight ratio, all contained in a closed-loop so it may never need its working fluid (water) replenished.

Inexpensive to Build and Maintain: By eliminating many subsystems like oil pumps (the engine uses de-ionized water, not motor oil, as its lubricating agent), catalytic converters and complex fuel injectors and automotive transmissions, we anticipate Cyclone Engines to cost less to manufacture, operate and maintain than current gas and diesel powered I/C engines.

Currently three Cyclone Engine models are in different stages of development, with the first engine slated for commencement of production in early 2013. Cyclone has several important contracts and purchase orders with customers that include Raytheon Company, the U.S. Army/TARDEC, Combilift, Phoenix Power Group, and one of our suppliers, leading U.S. auto parts manufacturer TopLine Automotive Engineering.

We received our first patent in the U.S. for the Cyclone Engine in 2006, and since then have been issued or allowed nine other U.S. patents and 20 international patents – 30 issued patents in all. Cyclone has also received numerous awards, including two Tech Awards from the Society of Automotive Engineers and Popular Science’s 2008 Invention of the Year Award.

About This Offering

This offering relates to the resale of up to 10,000,000 shares of our common stock by the Selling Shareholder, which are the Common Shares that we will sell to GGYF pursuant to the Purchase Agreement from time to time at our discretion. The 10,000,000 shares included in this prospectus represent a portion of the aggregate shares potentially issuable to the Selling Shareholder under the Purchase Agreement.  Pursuant to the Purchase Agreement:

•

GGYF agreed to purchase from the Company, from time to time, in the Company’s discretion (subject to the conditions set forth therein), for a period of twenty-four (24) months commencing on the effective date of the Purchase Agreement, up to $2,500,000 of the Company’s common stock.

•

Pursuant to a registration rights agreement between the Company and GGYF entered into in connection with the Purchase Agreement, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for the resale of the Common Shares and the Common Shares issuable upon exercise of the Warrants. All fees and expenses incurred in connection with the registration shall be paid by the Company.  The Company cannot sell shares to GGYF under the Purchase Agreement until the registration statement is declared effective.

•

The purchase price for the shares of common stock sold under the Purchase Agreement will be equal to ninety percent (90%) of the average daily volume weighted closing price of the Company’s common stock for the ten (10) consecutive trading days (the “Pricing Period”) after the Company delivers to GGYF a notice in writing requiring GGYF to purchase Common Shares from the Company, subject to the terms of the Purchase Agreement.

•

In any draw down period, the Company may issue a draw down notice for up to four hundred percent (400%) of the average daily trading volume for the ten (10) trading days prior to the notice. GGYF will not be obligated to subscribe for more than fifty percent (50%) of any amount in a draw down notice and will have the option to subscribe for up to two hundred percent (200%) of any draw down notice.

•

As further consideration for the commitment, the Company shall pay GGYF a commitment fee equal to $50,000 as draws are made, provided the full commitment fee shall be paid within one year of closing.

•

The Company has covenanted that it will, among other things: (i) maintain the listing of its common stock on a principal market, including the OTC Markets; (ii) comply with the Registration Rights Agreement in all material respects; and (iii) provide an opinion from Company counsel prior to the delivery of the first draw down notice.

•

Each of the parties shall pay its own fees and expenses in connection with the transactions, except that the Company shall pay to GGYF legal fees up to $30,000 in connection with the Purchase Agreement.

Our ability to draw down funds and sell shares under the Purchase Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continues to be effective. In addition, the registration statement of which this prospectus is a part registers 10,000,000 total shares of our common stock issuable under the Purchase Agreement, and our ability to access the Purchase Agreement to sell any remaining shares issuable under it is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to GGYF under the Purchase Agreement.  Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Purchase Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Purchase Agreement unless certain other conditions are met. Accordingly, because our ability to draw down amounts under the Purchase Agreement is subject to a number of conditions, it is possible that we will not be able to draw down the full $2,500,000 available to us under the Purchase Agreement. The $2,500,000 amount was a negotiated amount agreed upon by the parties based on the circumstances at the time the Purchase Agreement was executed.

With respect to the Purchase Agreement, we are relying on an exemption from the registration requirements of the Securities Act, more specifically, Regulation D of said Act.  GGYF is an “accredited investor” and/or qualified institutional buyer and GGYF has access to information about the Company and its investment.

At an assumed purchase price under the Purchase Agreement of $0.11 (equal to 90% of the closing price of our common stock of $0.125 on October 1, 2012), we will be able to receive up to $1,100,000 in gross proceeds, assuming the sale of the entire 10,000,000 Shares being registered hereunder pursuant to the Purchase Agreement. At an assumed purchase price of $0.11 under the Purchase Agreement, if we wanted to draw down the entire commitment amount of $2,500,000, which is in our full discretion, we would be required to register approximately 12.7 million additional shares to obtain the balance of $2,500,000 under the Purchase Agreement. The Company is currently authorized to issue 300,000,000 shares of its common stock.

We will bear the expenses of this offering which we estimate to be approximately $55,000, including legal expenses of approximately $40,000, accounting expenses of approximately $10,000, and miscellaneous expenses, including printer costs, of approximately $5,000.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Purchase Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed. GGYF will periodically purchase our common stock under the Purchase Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to GGYF to raise the same amount of funds, as our stock price declines.

Summary of the Shares offered by the Selling Shareholder

Common Shares Offered by the Selling Shareholder	10,000,000

Common Shares issuable upon Exercise of the Warrants	5,000,000

Common Stock Outstanding Before the Offering	237,559,292 as of October 1, 2012

Common Stock Outstanding After the Offering	247,559,292 shares, assuming the sale of all of the Common Shares being registered in this Registration Statement (excluding Warrants).

Terms of the Offering	The Selling Shareholder will determine when and how it will sell the Common Shares offered in this prospectus.

Termination of the Offering	Pursuant to the Purchase Agreement, this offering will terminate twenty-four (24) months after the date of the Purchase Agreement, which was October 1, 2012.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Shareholder. However, we will receive proceeds from the sale of our Common Shares under the Purchase Agreement and issued upon exercise of the Warrants. The proceeds from the offering will be used for working capital and general corporate purpose. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

OTCQB Symbol	CYPW

Summary Financial Data

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENTS OF OPERATIONS:	For the years ended December 31,
	2011	2010
Revenues	$250,000	$261,525
Gross (loss) profit	(149,801)	151,132
Total operating expenses	3,678,112	2,417,180
Operating loss	(3,827,913)	(2,266,048)
Net loss	$(23,704,727)	$(2,024,464)

Basic and diluted earnings (loss) per common share	$(.15)	$(.02)
Weighted average common shares outstanding basic and diluted	156,324,933	107,100,629

BALANCE SHEETS:	For the years ended December 31,
	2011	2010
Cash and cash equivalents	$66,486	$6,557
Current assets	546,932	240,423
Total assets	1,097,598	730,714
Current liabilities	3,182,052	2,562,622
Total liabilities	3,678,883	13,648,234
Total stockholders’ equity (deficit)	$(2,581,235)	$(12,917,520)

STATEMENTS OF OPERATIONS:	For the six months ended June 30 (unaudited)
	2012	2011
Revenues	$380,445	$0
Gross profit (loss)	158,537	(250,867)
Total operating expenses	1,844,149	1,718,770
Operating loss	(1,685,612)	(1,969,637)
Net loss	$(1,660,261)	$(22,439,346)

Basic and diluted earnings (loss) per common share	$(0.01)	$(0.18)
Weighted average common shares outstanding basic and diluted	226,841,453	125,964,667

BALANCE SHEETS:	June 30, 2012 (unaudited)	December 31, 2011
Cash and cash equivalents	$12,715	$66,486
Current assets	1,099,094	546,932
Total assets	1,680,106	1,097,598
Current liabilities	3,794,322	3,182,052
Total liabilities	3,796,307	3,678,833
Total stockholders’ deficit	$(2,116,201)	$(2,581,235)

Where You Can Find More Information

Our common shares are quoted on the OTCQB electronic marketplace under the symbol “CYWP”.

Our executive offices are located at 601 NE 26th Court, Pompano Beach, Florida 33064, and our telephone number is 954-943-8721.  We make available on our website, www.cyclonepower.com, our annual reports, quarterly reports, and proxy statements, as well as up-to-date investor presentations. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

We have filed a registration statement on Form S-1 (Registration No. 333-_____) with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our securities, you should consult the registration statement and its exhibits.  The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

Risk Factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes thereto. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our Common Shares could decline, and you may lose all or part of your investment in the units. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Relating to the Early Stage of Our Company

We are at an early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business attempting to commercialize a new technology.

The implementation of our business strategy is in an early stage. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations, and the value of an investment in our company. In addition, our prospects must be considered in light of the risks encountered by companies in the early stages of development in new and rapidly evolving industries, especially the alternative engine and power generation industries and markets.

We have a limited operating history and our business plan is unproven and may not be successful.

Our company was formed in 2004, but until 2008 we were a development stage company and we have only begun full scale operations over the last three years. We have not licensed or sold any substantial amount of products commercially. We have not yet proven that our business model will allow us to generate a profit.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of approximately $47.4 million as of June 30, 2012, of which $16.6 million was attributable to operations and $30.8 million to accounting for derivative liabilities. We expect to continue to incur significant research and development expenses in the foreseeable future related to the completion of development and commercialization of our multiple engine models. As a result, we will be sustaining substantial operating and net losses, and it is possible that we will never be able to develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to fund research and development and patents. In order to support the initiatives envisioned in our business plan, we may need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our current operational “burn rate” is approximately $200,000 per month, which may increase in the future if we hire additional personnel and expand our operations. Based on our current burn rate, we will require approximately $2.4 million in cash over the next 12 months to maintain operations at the present pace. We currently have contracts that will provide us with approximately $1.2 million in cash from development fees over the following 12 months. We will need to make up the balance by signing new license or development agreements, which could in turn increase our burn-rate, or raising funds through the sale of our equity or issuance of debt, none of which is certain at this time.  Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to fulfill our research and market introduction activities, and achieving a level of revenues adequate to support our cost structure. This has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by selling shares through one or more private placement or public offerings, as well as debt financings which may use receivables from our paying contracts or other assets as collateral. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Our significant indebtedness could adversely affect our financial condition and thus from fulfilling our obligations.

We have substantial indebtedness.  As of June 30, 2012, we had approximately $3.8 million of total current liabilities, which includes $736,427 of related-party notes payable on demand, some of which obligations are secured by a lien on the Company’s patents and patent applications.  The high level of our indebtedness could have adverse consequences including the following:  it may be more difficult for us to satisfy our obligations with respect to our outstanding indebtedness, our ability to obtain additional financing may be impaired; and our obligations under the indebtedness would reduce the funds available for us to use for other purposes and our indebtedness may reduce our flexibility in planning for, or responding to, changing conditions.

We expect to obtain the funds to pay our expenses and to pay principal and interest on our outstanding indebtedness from operations, financings and potential conversions of our indebtedness.  If we do not have enough funds to be able to meet our indebtedness, we may be required to refinance all or part of our existing indebtedness, sell assets or borrow more money.  We may not be able to do so on terms acceptable to us, if at all.  If we default under certain of our indebtedness, it may result in the debt holders’ seeking to foreclose on certain assets which would cause significant difficulty for the Company.

We have substantial liabilities associated with deferred compensation arrangements with our officers.

Our deferred compensation salaries with our officers result in substantial liabilities. As of June 30, 2012, we had deferred officers’ salary compensation of approximately $1.4 million. These deferred compensation amounts are due on demand.  If our officers demand their deferred compensation amounts, payment of such amounts, if available, may impair our liquidity, have an unfavorable impact on our ability to obtain financing and may place us at a competitive disadvantage compared to some of our competitors, who do not have such liabilities and cash requirements.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Any growth or increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This pressure may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Risks Relating to Our Business

We will need to achieve commercial acceptance of our engines to generate revenues and achieve profitability.

Even if our development yields technologically superior products, we may not successfully develop commercial products, and even if we do, we may not do so on a timely basis. We cannot predict when significant commercial market acceptance for our products and the affiliated products sold thereon will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept our engines and related products, we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new products that are accepted by customers. If we are unable to cost-effectively achieve acceptance of our products by customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with collaborative and development partners to fully develop and market our products.

We do not possess all of the resources necessary to develop and commercialize products on a mass scale. Unless we expand our development capacity, which would require substantial capital to achieve, we will need to make appropriate arrangements with collaborative partners and licensees to develop and commercialize current and future products.

Collaborations may allow us to:

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Generate positive cash flow and revenue;

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offset some of the costs associated with our internal research and development; and

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successfully commercialize our products.

If we need but do not find appropriate affiliate arrangements, our ability to develop and commercialize products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of products will depend largely on the efforts of other parties and is beyond our control.  In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

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a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop products without us or design around our intellectual property;

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we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our products or to their marketing and distribution; and

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disputes may arise between us and our collaborators that could result in the delay or termination of the development or commercialization of our products or that may result in costly litigation or arbitration that diverts our management’s resources.

The occurrence of any of the above risks could impair our ability to generate revenues or funding and harm our business and financial condition.

We may not be successful at marketing our products.

We may not be able to market our products, and any financial or research efforts we exert to develop, commercialize or promote such products may not result in revenue or earnings.

We may lose out to larger and better-established competitors.

The alternative power industry is intensely competitive. Most of our competitors have significantly greater financial, technical, marketing and distribution resources as well as greater experience in the industry than we have. Our products may not be competitive with other technologies, both existing at the current time and in the future. If this happens, our sales and revenues will decline, or fail to develop at all. In addition, our current and potential competitors may establish cooperative relationships with larger companies to gain access to greater development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

Our products may be displaced by newer technology.

The alternative power industry is undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology obsolete or non-competitive. Accordingly, our success will depend, in part, on our ability to respond quickly to technological changes. We may not have the resources to do this.

We must hire qualified engineering, development and professional services personnel.

We cannot be certain that we can attract or retain a sufficient number of highly qualified mechanical engineers, industrial technology and manufacturing process developers and professional services personnel. To deploy our products quickly and efficiently, and effectively maintain and enhance them, we will require an increasing number of technology developers. We expect customers that license our technology will typically engage our professional engineering staff to assist with support, training, consulting and implementation. We believe that growth in sales depends on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. As a result, we plan to hire professional services personnel to meet these needs. New technical and professional services personnel will require training and education and it will take time for them to reach full productivity. To meet our needs for engineers and professional services personnel, we also may use more costly third-party contractors and consultants to supplement our own staff. Competition for qualified personnel is intense, particularly because our technology is specialized and only a limited number of individuals have acquired the needed skills. Additionally, we will rely on third-party implementation providers for these services. Our business may be harmed if we are unable to establish and maintain relationships with third-party implementation providers.

We are dependent upon our key personnel.

Our future success depends in large part on each member of our management team, most notably Harry Schoell, our CEO and the inventor of our engine technology, as well as certain other engineering, design, sales and executive management personnel.  The loss of the services of any of our management or key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our sales cycles are typically long.

The period between our initial contact with a potential customer and the purchase of our products and services, or signing of a license agreement, is often long and subject to delays associated with the budgeting, approval, and competitive evaluation processes which frequently accompany significant capital expenditures. We believe that a customer’s decision to purchase our engines and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To sell our engines and services successfully, we generally must educate our potential customers regarding their use and benefits, which can require significant time and resources.

If we are unable to protect our intellectual property, we may lose a valuable asset, experience reduced market share, or incur costly litigation to protect our rights.

Our success depends, in large part, upon our proprietary technology and other intellectual property rights.  To date, we hold ten patents in the U.S. and 20 internationally, and have filed several other patent applications domestically and internationally as they apply to our engine and its components.  Although we hold the rights to certain patents and patent applications pending, there can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors.  Certain critical technology incorporated in our products is also protected by trade secret laws and confidentiality and licensing agreements.  We intend to rely upon a combination of copyright, trade secret, trademark and patent laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology.  Litigation to enforce our intellectual property rights or protect our trade secrets could result in substantial costs and may not be successful. There can be no assurance that such protection will prove adequate or that we will have adequate remedies for disclosure of the trade secrets or violations of the intellectual property rights.  Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Our means of protecting our intellectual property rights in the United States or abroad may not be adequate to fully protect our intellectual property rights.

We may experience claims of infringement upon proprietary rights of others.

We may be exposed to future litigation based on claims that our products and/or the intellectual property related to the use of our products infringe on the intellectual property rights of others, including, but not limited to, the patent, copyright, trademark, and publicity rights of others.  Claims of infringement could require us to re-engineer our products or seek to obtain licenses from third parties in order to continue offering our products.  In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

Regulation may adversely affect our business.

Statutory, regulatory and administrative actions that affect our business could have adverse effects on our ability to reach our objectives. Our technology may be subject to approval and regulation by various Federal, state and local agencies, especially with respect to safety, environmental, engineering standards and related matters. Governmental regulation may materially affect utilization of our technology and the costs of its development.

Risks Relating to our Common Shares

The sale of the shares of common stock acquired in private placements could cause the price of our common stock to decline.

We have sold an aggregate of $2.7 million of our equity securities in private placements since 2010, inclusive of common and preferred stock sales. Depending upon market liquidity at the time, a sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and price that we might otherwise wish to effect sales.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCQB. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is concentrated. Through ownership of shares of our common stock, our executive management collectively beneficially own approximately 30% of our total outstanding shares of common stock. Furthermore, two of our executive officers and directors own all Series B Preferred Stock, which allows them to effectively vote 51% of all common stock on matters brought before the shareholders of the company. As a result of the concentrated ownership of this stock, these inside stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, and has established an audit committee, we have not yet adopted many other of these corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of some corporate governance measures in formulating their investment decisions.

Our common stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for shareholders to sell the common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

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that a broker or dealer approve a person’s account for transactions in penny stocks; and

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the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person; and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination; and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for the common stock and could limit an investor’s ability to sell the common stock in the secondary market.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stock. As a result, we do not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we will become subject to Sarbanes-Oxley and, accordingly, will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our Shareholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

Our internal control over financial reporting may have weaknesses or inadequacies that may be material.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting. Ongoing compliance with this requirement is expected to be expensive and time-consuming and may negatively impact our results of operations. We cannot make any assurances that material weaknesses in our internal control over financial reporting will not be identified in the future. If any material weaknesses are identified in the future, we may be required to make material changes in our internal control over financial reporting, which could negatively impact our results of operations. In addition, upon such occurrence, our management may not be able to conclude that our internal control over financial reporting is effective. If we cannot conclude that our internal control over financial reporting is effective, we may be subject to regulatory scrutiny, and a loss of public confidence in our internal control over financial reporting, which may cause the value of our common stock to decrease.

Impact of corporate governance laws.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations, are creating uncertainty for public companies. We are required to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our share price could be volatile and our trading volume may fluctuate substantially.

The price of our Common Shares has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.10 to a high of $0.48 since January 2011. Many factors could have a significant impact on the future price of our common shares, including:

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our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

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our failure to successfully implement our business objectives;

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compliance with ongoing regulatory requirements;

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market acceptance of our products;

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technological innovations, new commercial products by us or our competitors;

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changes in government regulations;

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general economic conditions and other external factors;

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actual or anticipated fluctuations in our quarterly financial and operating results; and

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the degree of trading liquidity in our Common Shares.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our Common Shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Risks Related to this Offering

We are registering the resale of a maximum of 10,000,000 shares of common stock which may be issued to GGYF under the Purchase Agreement. The resale of such shares by GGYF could depress the market price of our common stock.

We are registering the resale of a maximum of 10,000,000 shares of common stock under the registration statement of which this prospectus forms a part. The sale of these shares into the public market by GGYF could depress the market price of our common stock. As of October 1, 2012, there were 237,559,292 shares of our common stock issued and outstanding.  In total, we may issue up to approximately 22.7 million shares to GGYF pursuant to the Purchase Agreement, based solely on the most recent trading prices, meaning that we would be obligated to file one or more registration statements covering the remaining shares not covered by the registration statement of which this prospectus forms a part. The sale of those additional shares into the public market by GGYF could further depress the market price of our common stock.

Existing shareholders could experience substantial dilution upon the issuance of common stock pursuant to the Purchase Agreement.

Our Purchase Agreement with GGYF contemplates our issuance of up to $2.5 million worth of our common stock to GGYF, subject to certain restrictions and obligations. If the terms and conditions of the Purchase Agreement are satisfied, and we choose to exercise our sale rights to the fullest extent permitted and sell 22.7 million shares of our common stock to GGYF pursuant to this registration statement, our existing shareholders' ownership will be diluted by such sales.

In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, may result in dilution to investors. In addition, the market price of our common shares could fall as a result of resales of any of these common shares due to an increased number of shares available for sale in the market.

GGYF will pay less than the then-prevailing market price for our common stock under the Purchase Agreement.

The common stock to be issued to GGYF pursuant to the Purchase Agreement will be purchased at a 10% discount to the weighted average closing price of our common stock during the 10 consecutive trading day period beginning on the trading day immediately following the date of delivery of a draw down notice by us to GGYF, subject to certain exceptions. Therefore, GGYF has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If GGYF sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Purchase Agreement when needed.

Our ability to sell shares to GGYF and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on when we may exercise our draw down rights, restrictions on the amount we may draw down at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to GGYF to the extent that it would cause GGYF to beneficially own more than 4.99% of our outstanding shares. In addition, we do not expect the Purchase Agreement to satisfy all of our funding needs, even if we are able and choose to take full advantage of it.

Use of Proceeds

The Selling Shareholder is selling all of the shares of our common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of our common stock. However, we will receive proceeds from any sale of the common stock to the Selling Shareholder under the Purchase Agreement and the exercise of the Warrants for cash. We intend to use the net proceeds received for working capital or general corporate needs.

Selling Shareholder

The information provided in the table and discussions below has been obtained from GGYF, the Selling Shareholder. The table below identifies the Selling Shareholder and shows the number of shares of common stock beneficially owned by it before and after this offering, and the numbers of shares offered for resale by the Selling Shareholder. Our registration of these shares does not necessarily mean that the Selling Shareholder will sell all or any of its shares of common stock. However, the "Shares Beneficially Owned After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the Selling Shareholder and that no additional shares of common stock will be bought or sold by the Selling Shareholder. No estimate can be given as to the number of shares that will be held by the Selling Shareholder after completion of this offering because the Selling Shareholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares. In addition, the Selling Shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.

	Shares Beneficially Owned Prior to Offering (1)		Total Shares Being Offered Under this	Shares Beneficially Owned After Offering (4)
Beneficial Owner	Shares	%	Prospectus (3)	Shares	%

GEM Global Yield Fund Limited (2)	2,135,812	0.9%	15,000,000	17,135,812	6.8%

(1)   Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 237,559,292 shares of common stock outstanding as of October 1, 2012. Except as otherwise noted, we believe that the Selling Shareholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to applicable community property laws.

(2)   GEM Global Yield Fund Limited (GGYF) is a limited liability company organized under the laws of the Cayman Islands.

(3)   Represents a portion of the shares of common stock potentially issuable by us and purchasable by the Selling Shareholder under the Purchase Agreement.

(4)   Includes common shares underlying the Warrants. Pursuant to the Purchase Agreement, the Selling Shareholder may not own more than 4.9% of the total issued and outstanding common shares o f the Company.

The Purchase Agreement

The material terms of the Common Stock Purchase Agreement between the Company and the Selling Shareholder (also called “GGYF”), are as follows:

Total Commitment

GGYF will purchase up to US $2,500,000 of the Company’s Common Shares.  If the Company’s public float is less than US$75,000,000 then the total commitment shall be no more than one-third (1/3) of the aggregate market value of the common stock held by non-affiliates of the Company.

Term	The total commitment period is 24 months from the date of the Common Stock Purchase Agreement (the “Purchase Agreement”), which was October 1, 2012.

Structure

The investment will be made in the form of a share subscription facility (the “Share Facility”).  This Share Facility, subject to certain restrictions, can be drawn down at the Company’s option with the Company issuing shares to GGYF in return for funds.  The Company controls the timing and amount of any drawdown.

Draw Downs

At any time, the Company may, in its sole discretion, issue a draw down notice. This notice will commence a pricing period, of ten (10) consecutive trading days preceding a funding date. Only one draw down shall be allowed in each pricing period. Settlement of each draw down shall occur on the first trading day following the end of the pricing period. The Company may not request an aggregate draw down amount in excess of 4.9% of the Company’s market capitalization as calculated on the business day prior to the first day of the pricing period.

In any draw down period, the Company may issue a draw down notice for up to four hundred percent (400%) of the average daily trading volume for the ten (10) trading days prior to the notice. GGYF will not be obligated to subscribe for more than fifty percent (50%) of any amount in a draw down notice and will have the option to subscribe for up to two hundred percent (200%) of any draw down notice.

Pricing Period

Each pricing period consists of ten (10) consecutive trading days on the stock exchange on which the Company maintains its primary listing. The purchase of the Common Shares shall be settled on the first trading day after the end of each pricing period.

Pricing

GGYF agrees to honor draw down requests from the Company based upon a per share subscription price equal to ninety percent (90%) of the average closing bid price during the pricing period (“Purchase Price”).

If the closing bid price on a given trading day multiplied by ninety percent (90%) is less than the minimum price set by the Company in the draw down notice (known as a “Knock Out Day”), then the corresponding closing bid price will be removed from the calculation of the Purchase Price, unless otherwise agreed by the Company and GGYF.  For every Knock Out Day, GGYF’s subscription obligation under the draw down will be reduced by 1/10th, unless the parties otherwise agree.

Commitment Fee

The Company shall pay GGYF a commitment fee equal to $37,500, payable 25% upon both the first and second draw downs, and the balance payable in amounts equal to 10% of future draw downs, provided that the full commitment fee shall be paid within one year of closing.

Warrants

Warrants to purchase 5,000,000 Common Shares have been issued to the Purchaser. The Warrants have a five (5) year term, and may be exercised at $.27 per share.  4,000,000 of these Warrants are immediately exercisable, and the remaining 1,000,000 Warrants vest and become exercisable proportionally if and when the first four (4) draw-downs are closed.  The Warrants contain standard anti-dilution rights, and certain re-pricing rights in the instance that the Company issues Common Shares to another party at a price lower than the last Purchase Price paid by GGYF for the Common Shares pursuant to a draw down.  See the section entitled "Description of Warrants" beginning on page 22 of this prospectus.

Use of Proceeds

The Company will not receive any proceeds from this offering.  We will, however, receive proceeds from the sale of Common Shares to the Selling Shareholder under the Purchase Agreement. We intend to use the net proceeds from the Purchase Agreement for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors

You should carefully read and consider the information set forth under "Risk Factors," together with all of the other information set forth in this prospectus, before deciding to invest in the units offered by this prospectus.

Plan of Distribution

The purpose of this prospectus is to permit the Selling Shareholder to offer and resell up to 10,000,000 shares of our common stock, and up to 5,000,000 common shares underlying the Warrants, at such times and at such places as it chooses. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the Selling Shareholder. If the Selling Shareholder were eligible to immediately acquire all of the shares to which it would be entitled pursuant to the terms of the agreement, the selling shareholder would be able to receive approximately 22.7 million shares (estimated using a price of $0.125 per share), however, those shares which are not subject to this registration statement and could not be sold publicly without the benefit of an exemption from registration such as Rule 144 or the filing and effectiveness of a new registration statement.

The distribution of the common stock by the Selling Shareholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the Selling Shareholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

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On the OTCQB or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

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Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

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Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

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Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

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Ordinary brokerage transactions.

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Transactions in which the broker solicits purchasers.

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Directly to one or more purchasers.

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A combination of these methods.

The Selling Shareholder and any broker-dealers who act in connection with the sale of its shares are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the Selling Shareholder is an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The Selling Shareholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the Selling Shareholder may arrange for other such persons or entities to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the Selling Shareholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the Selling Shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the Selling Shareholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and the Exchange Act, subject to certain exceptions.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Dilution

Our net tangible book value as of June 30, 2012 was $(2,540,793) or $(0.01) per common share. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of common shares outstanding.  After giving effect to the sale of 10,000,000 Common Shares in this offering (and excluding common shares issuable upon exercise of the Warrants) at an estimated price of $0.15 per share, our net tangible book value as of June 30, 2012 would have been $(1,295,793), or $(0.005) per share. This represents an immediate increase in net tangible book value of $0.006 per share to existing shareholders and an immediate dilution in net tangible book value of $(0.13) per share to investors in this offering. The following table illustrates this calculation.

Net tangible book value per share as of June 30, 2012	$(0.011)
Increase per share attributable to this offering	0.006
As adjusted tangible book value per share after this offering	(0.005)
Dilution per share to new investors in this offering	$(0.130)

The number of common shares outstanding used for existing shareholders in the table and calculations above are based on 234,451,771 shares outstanding as of June 30, 2012 and exclude:

•

15,061,751  common shares issuable upon the exercise of options and warrants outstanding at June 30, 2012 with a weighted average exercise price of $0.22 per share; and

•

2,675,000 common shares reserved for future grants and awards under our equity incentive plans as of June 30, 2012.

Dividend Policy

We have not declared or paid cash dividends on our common shares and do not anticipate paying any cash dividends on our common shares in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends on our common shares, if any.

Capitalization

The following table sets forth our capitalization as of June 30, 2012:

•

on an actual basis; and

•

on a pro forma basis to reflect the sale of 10,000,000 Common Shares in this offering (and excluding common shares issuable upon exercise of the Warrants), after deducting the Commitment Fee and other estimated offering related expenses payable by us, estimated to be approximately $255,000.

The offering does not specify any minimum purchase or sale of any specific number of Common Shares. As a result, our actual total capitalization following completion of the offering may be significantly less than the “Pro forma” total capitalization reflected in the below table.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus.

	Actual	Pro forma
Cash and cash equivalents	$12,715	$1,257,715

Total current liabilities	3,794,322	3,796,307
Total non-current liabilities	1,985	1,985

Shareholders' equity:
Preferred shares, 1,000,000 shares authorized, 1,000 designated Series B preferred shares issued and outstanding at June 30, 2012	-	-
Common shares, no par value, 300,000,000 shares authorized, 234,451,771 issued and outstanding as of June 30, 2012	23,445	24,445
Additional paid-in capital	45,252,282	46,496,282
Prepaid expenses with common stock	(112,317)	(112,317)
Stock subscription receivable	(26,583)	(26,583)
Accumulated deficit	(47,383,090)	(47,383,090)
Non-controlling interest in consolidated subsidiary – Cyclone WHE LLC	130,062	130,062
Total stockholders’ deficit	$(2,116,201)	$(871,201)

The number of common shares outstanding used for existing shareholders in the table and calculations above are based on 234,451,771 shares outstanding as of June 30, 2012 and exclude:

•

15,061,751  common shares issuable upon the exercise of options and warrants outstanding at June 30, 2012 with a weighted average exercise price of $0.22 per share; and

•

2,660,000 common shares reserved for future grants and awards under our equity incentive plans as of June 30, 2012.

Description of Securities

This prospectus relates to the sale of Common Shares and Warrants, the terms of which are described below.

Authorized Capital

We currently have authority to issue 300,000,000 common shares with a par value of $0.0001 per share and 1,000,000 preferred shares with a par value of $0.0001 per share.  As of June 30, 2012, we had 234,451,771 common shares issued and outstanding and 1,000 shares of Series B preferred shares issued and outstanding.

Description of Common Shares

Dividends. Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See “Risk Factors”.

Liquidation. If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting. The voting rights of the common stock are affected by the Series B Preferred Stock voting rights, as described below.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Transfer Online, located in Portland, OR.

Equity Compensation Plans

We have one active stock-based compensation plan, the 2012 Stock Option Plan, referred to herein as the “2012 Stock Plan.” We had a 2010 Stock Option Plan, which has now been closed as all 5,000,000 common stock purchase options allowable to be issued under it had been issued by the Company.  As of June 30, 2012, 2,325,000 options to purchase our common shares were issued and outstanding under the 2012 Stock Plan with a weighted-average price of $0.165, and 2,660,000 of our common shares were reserved for future issuance under the 2012 Stock Plan.

Description of Preferred Stock

Our Articles of Incorporation, as amended, authorize 1,000,000 preferred shares. Our board of directors is authorized, without further shareholder action, to establish various series of preferred shares from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares.  Our preferred shares are currently designated into one series:  Series B preferred shares (the “Series B Preferred Shares”). Although there is no current intent to do so, our board of directors may, without shareholder approval, issue an additional class or series of preferred shares with voting and conversion rights which could adversely affect the voting power of the holders of the common shares. As of the date of this prospectus, there are 1,000 Series B Preferred Shares designated and outstanding.

Description of Series B Preferred Shares

The Series B Preferred Shares are held by our executive management and founders – Mr. Schoell and Ms. Fruge. The Series B Preferred Shares are a majority voting stock, whereby its holders collectively are able to cast votes equal to 51% of all shares of common shares issued and outstanding and able to vote in matters brought before our shareholders. The Series B Preferred Shares, in essence, provide our two executive managers with control over the voting matters brought before our shareholders and could serve to delay, defer or prevent a change in control of the company.  In the instance of a liquidating event – winding-up, merger or acquisition of the company, the shares of Series B Preferred Shares will convert to common shares on a one-for-one basis.

Description of Warrants

The material terms and provisions of the Warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the Warrants is not complete. For the complete terms of the Warrants, you should refer to the Warrant Agreement filed as exhibits to the registration statement of which this prospectus is a part.

A total of 5,000,000 Warrants have been issued in connection with this offering.  The Warrants will entitle the holder to purchase common shares for an exercise price equal to $0.27 per share. Subject to certain limitations as described below, 4,000,000 of the Warrants are exercisable at the option of the holder beginning immediately after the date of issuance, and the balance will vest and become exercisable in four equal tranches as the Purchaser funds the four Draw Downs of $250,000 each.  All Warrants will expire five years from issuance, and will entitle the holder to exercise any time prior to that date.

Subject to limited exceptions, the holder of Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% as elected by the holder pursuant to the terms of the warrant) of the number of our common shares outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of recapitalization events, share dividends, share splits, share combinations, reclassifications, reorganizations or similar events affecting our common shares, and also upon any distributions of assets, including cash, shares or other property to our shareholders. In the event that the Company issues common shares to a third party at a price below the last purchase price paid by the Purchaser under the Purchase Agreement, then the exercise price will be reduced to that lower amount.  Such re-pricing excludes shares issued pursuant to stock option plans, shares issued to service providers and any convertible security existing prior to the date of this offering. The Warrant holders must pay the exercise price in cash upon exercise of the Warrants unless such holders are utilizing the cashless exercise provisions of the Warrants. After the close of business on the applicable expiration date, unexercised Warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants.

Upon a holder’s exercise of a Warrant, we will issue the common shares issuable upon exercise of the Warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the Warrant.

Prior to the exercise of any Warrants to purchase common shares, holders of the Warrants will not have any of the rights of holders of the common shares purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common shares purchasable upon exercise.

Certain Provisions of the Florida Business Corporation Law

As a Florida corporation, we are governed by the Florida Business Corporation Law, or FBCL. Under specified circumstances, the following provisions of the FBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

Control Share Acquisitions

Under Section 607.0902 of the FBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person.

Under the FBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•

one-fifth or more but less than one-third;

•

one-third or more but less than a majority; or

•

a majority or more.

A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

An “issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Florida, and (iii) (A) more than 10% of its shareholders resides in Florida, (B) more than 10% of its shares are owned by Florida residents, or (C) 1,000 shareholders resident in Florida.

The acquisition of any shares of an issuing public corporation does not constitute a control-share acquisition if the acquisition has been approved by the board of directors of the issuing public corporation before acquisition.

Certain Business Combinations

As a Florida Corporation, we are subject to a certain anti-takeover provisions that apply to public corporations under Florida law.  Pursuant to Section 607.0901 of the Florida Business Corporation Act or the Florida Act, a publicly traded Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two thirds (2/3) of the voting shares of the corporation, excluding shares held by the interested shareholder unless:

•

The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•

The interested shareholder has owned at least eighty percent (80%) of the corporation’s outstanding voting shares for at least five (5) years preceding the announcement date of any such business combination;

•

The interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation and any transaction not approved by a majority of the disinterested directors; or

•

The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates or associates beneficially owns more than ten percent (10%) of the corporation’s outstanding voting shares.  We have not made an election in our Articles of Corporation to opt out of Section 607.0901.

Indemnification

Pursuant to Section 607.0850 of the FBCL, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market for Registrant’s Common Equity and Related Shareholder Matters

Market Information

Our common stock is currently traded on the OTCQB Electronic Marketplace (the “OTCQB”).  The following table represents the high and low bid information for our common stock for each quarterly period within the two most recent fiscal years and the subsequent interim period, as regularly quoted on the OTCQB (or prior to October 2011, on the OTC Pink Marketplace). Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Bid Prices
	High	Low
2010
Q1	.17	.13
Q2	.15	.08
Q3	.15	.08
Q4	.16	.09

2011
Q1	.48	.10
Q2	.40	.20
Q3	.39	.27
Q4 - Oct 15.29		.26

2012
Q1	.25	.17
Q2	.20	.13
Q3	.16	.12

Shareholders

Our transfer agent is Transfer Online.  On October 1, 2012, the last reported sale price of our common shares on the OTCQB was $0.12 per share.  On October 1, 2012, there were approximately 4,200 holders of record of our common shares and two holders of record of our Series B preferred shares.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. Some of the information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this prospectus may contain forward-looking statements based on management’s current expectations and projections about future events. There can be no assurance that actual results, outcomes or business conditions will not differ materially from those expected or projected in such forward-looking statements as a result of various factors, including, among others, trends in the demand for our products and services, trends in the industries that consume our products and services, global economic conditions, especially as they impact our markets, our ability to develop new products and services and other potential risks and uncertainties discussed in the Risk Factors section of this prospectus.

Overview

The Company is engaged in the research and development of all-fuel, eco-friendly engine technologies. Several prototypes of these engines are nearing completion with one model currently expected to go into production in early 2013. While the Company started to generate revenue from its operations as early as 2008, it has not had material or consistent revenue in each of the last two fiscal years. In order for the Company to maintain and expand its operations through the next 12 months, it will continue to raise capital by means of equity or debt offerings, and seek license and development agreements that provide up-front or progress payment funding to the Company.

With respect to these endeavors, in the first half of 2012 the Company raised $488,000 from a private offering of common stock and warrants, and $485,000 in promissory notes which bear interest ranging from 6% (payable in cash) to 18% (6% payable in cash and 12% in common stock) and which are secured by future payments the Company expects to receive under its contract with the U.S. Army.

In February 2012, the Company completed its acquisition of all of the assets of Advent Power Systems (“Advent”), which included the $1.4 million contract with the Army. Under the terms of the acquisition agreement, Advent received 1.5 million shares of Cyclone common stock, of which 1.2 million shares are subject to a two-year leak-out, and up to 1.1 million shares are subject to forfeiture if there are any negative changes in value to the acquired assets over the next twelve months. In the second quarter of 2012, the Company was approved by the governments as the prime contractor under this development contract. As a result of the acquisition, the entire amount of $1.4 million under the contract will become payable to the Company, and we expect to receive an additional $450,000 in revenue and higher profits (in addition to the $700,000 originally payable to the Company as a sub-contractor) under this project.

Between our contracts with the U.S. Army, and Combilift, the Company has approximately $1.8 million in current orders for development engines. Additionally, the Company has an additional $0.5 million in backlog from previous contracts, of which proceeds have been paid and classified as deferred revenue on Cyclone’s balance sheet. All these engines are deliverable within the next 12 months. As a result of these current and new contracts, the Company is in the process of hiring more engineers and mechanics/technicians, and is looking at additional facility space to expand its engineering and production capabilities.

As shown in the accompanying financial statements, the Company incurred substantial operating losses for the six months ended June 30, 2012 of approximately $1.7 million. Cumulative operating losses since inception are approximately $16.6 million.  The Company has a working capital deficit at June 30, 2012 of approximately $2.7 million. There is no guarantee whether the Company will be able to support its operations on a long term basis. This raises doubt about the Company’s ability to continue as a going concern. If additional funds cannot be raised or otherwise generated, the Company may be forced to reduce staff, minimize its research and development activities, or in a worst case scenario, shut-down operations.

Stock for Services and Contracts. Despite its limited cash resources, the Company is able to retain engineering, consulting, legal and accounting personnel partially through the issuance of Rule 144 restricted common stock and options. In the first half of 2012, the Company issued 2,687,603shares of common stock and 2,340,000 common stock options in order to conserve cash and provide long-term incentives for the Company’s employees and service providers. This resulted in a non-cash charge of $747,920.

In March 2012, the Company completed an agreement with Phoenix Power Group to convert the warrant held by Phoenix into 2 million shares of common stock of the Company on a cashless basis (meaning no additional consideration was paid by Phoenix at the time). This warrant was being recorded on the Company’s books as a derivative liability. At the time of the agreement to retire the warrant, it was exercisable into approximately 4.7 million shares. As a result, the Company recorded a gain of $114,626.

Research & Development. As a research and development company, a material portion of all funds raised or generated through operations are placed back into the R&D activities of the Company. The Company’s R&D expenditures were $498,823 for the first half of 2012.

Commitments for Capital and Operational Expenditures. Should additional funding be secured, the Company could consider a significant purchase of facilities or equipment.  The Company is increasing the number of skilled and unskilled employees on payroll, including the recruitment of high level executive management and additional engineers and mechanical staff. Such new hires are expected to increase the Company’s monthly operational expenses.

Critical Accounting Policies The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires management to make estimates, assumptions and related expectations. Management believes that these estimates, assumptions and related expectations upon which we depend at the time are reasonable based upon information then available. These estimates, assumptions and related expectations affect the reported amounts of the balance sheet and income statement for the timeframe of the financial statements presented. To the degree that there are significant variances between these estimates and assumptions and actual results, there would be an effect on the financial statements. GAAP mandates specific accounting handling in numerous situations and does not require management’s estimates and judgment in its application. Alternative accounting treatments, where available, based on management’s estimates and judgments would not produce a materially different result. The following should be read in conjunction with our consolidated financial statements and related notes.

Intangible assets, consisting primarily of patents, are deemed to be critical for the furtherance of the business objectives of the Company and its engine products. Impairment is not currently reflective, as the Company is developing its products and obtaining new contracts based on these engine patents.

Inventory for engine manufacturing is reviewed on an ongoing basis for obsolescence as engine designs are revised, with resultant charges to R&D.

For purposes of valuing stock based compensation, the Company uses market prices of its common stock as of the time of issuance. For purposes of valuing stock based compensation from common stock options, the Company uses the Black Scholes valuation method. This method requires the Company to make estimates and assumptions regarding stock prices, stock volatility, dividend yields, expected exercise term and risk-free interest rates.

The unaudited consolidated financial statements include the accounts of the Company and its 82.5% owned subsidiary (Cyclone-WHE) and its 100% owned subsidiary (Cyclone Performance LLC). All material inter-company transactions and balances have been eliminated in the consolidated financial statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, not all of the information and footnotes required by generally accepted accounting principles for complete financial statements have been presented.

For the years ended 2011 and 2010, the Company had accounted for an imbedded convertible feature in its Series A Convertible Preferred stock, which is subject to derivative liability presentation. These were shares initially issued to the founding partners of Cyclone in the Company’s 2007 reverse merger. In 2010 and 2011, additional shares of Series A Preferred stock were sold to investors. Using a binomial lattice model, the Company was required to record the estimated value of the Series A Preferred stock as a long term liability on its balance sheet, with a matching charge to accumulated deficit. Dependent on the market price of the Company’s common stock at the end of each reporting period, this valuation method either created a non-cash expense or non-cash income, recorded on the Company’s statement of operations for such period. The total net effect of this accounting was to increase the Company’s additional paid-in capital and accumulated deficit by approximately $30 million at the time of conversion in May 2011, but there were no effects on the Company’s cash flow or results of operations.

As part of the Company’s license agreement with Phoenix Power, in 2009 the Company issued to Phoenix common stock purchase warrants at a price of $.19 per share, equal to two (2%) percent of the fully-diluted issued and outstanding common stock and common stock equivalents of the Company at the time of exercise. The number of warrants to be issued is contingent upon the number of shares outstanding at the date the warrants are exercised. Because the number of shares issuable upon exercise of the warrants was unknown until the time of exercise, the common stock warrants were required to be accounted for as a derivative liability. The Company accounted for this warrant in the same manner as required for the Series A Preferred stock, noted above, however, in this case, the fair value of the warrants has been calculated using the Black Scholes model.  This Warrant has been retired as of March 31, 2012.

In the opinion of management, all adjustments considered necessary for a fair presentation for interim financial statements have been included and such adjustments are of a normal recurring nature.  The results of operations for the six months ended June 30, 2012 are not necessarily indicative of the results for the full fiscal year ending December 31, 2012. These financial statements should be read in conjunction with the financial statements and footnotes for the year ended December 31, 2011.

Results of Operations

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

Revenues. The Company had $380,445 of revenue for the three months ending June 30, 2012 from delivery of two engines pursuant to the Raytheon contract. There was no revenue in the quarter ended June 30, 2011.

Gross Profit. Gross profit for the quarter ended June 30, 2012 was $158,537 reflective of completion and delivery of the Raytheon contract.  The $75,000 negative gross loss for the same period in the previous year reflects a contract penalty fee pertaining to late product delivery. There was no such penalty payable in the current year period.

Operating Expenses. Operating Expenses incurred for the three months ended June 30, 2012 were $1,020,626 as compared to $1,045,711 for the same period in the previous year, a decrease of $25,085 or 2.3%. The decrease was due to reduced lower engine R&D expenses of $26,063 or 9.6%, as resources were applied to completing the Raytheon contract, and in increasing WIP inventory for current engines under contract.

Operating Loss. The operating loss for the quarters ended June 30, 2012 and 2011 was $812,089 and $1,120,711, respectively, a decreased loss of $308,622 or 28%, due to the factors outlined above.

Other Expense.  Net other expense for the quarter ended June 30, 2012 was $71,580, inclusive of $45,980 in interest expense and $25,600 related to loss on common stock issued pursuant to debt conversion.  This compares to a net other expense of $1,566,582 for the three months ended June 30, 2011, which was inclusive of a derivative related losses attributable to an increase in the derivative liability conversion feature for the Series A Preferred Stock of $1,680,240, net of $151,264 of derivative income attributable to the Phoenix Warrants.  The 2011 gains and losses were not operating or cash gains or losses, and as of the first quarter of 2012, both the Series A Preferred Stock and the Phoenix Warrant had been converted and retired.

Income and Earnings per Share.  The net loss for the quarter ended June 30, 2012 was ($883,669), compared to net loss of ($2,687,293) for the same period in the previous year. The large discrepancy was primarily due to the $208,537 gross profit in the three months ended June 30, 2012 recognized on the Raytheon contract, versus a net $1,528,976 derivative expense as discussed above for the 2011 comparable period.  Net loss per weighted average share was ($0.00) for the current quarter compared to ($0.02) in 2011.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Revenues.  The Company had $380,445 of revenue for the six months ending June 30, 2012 from delivery of two engines pursuant to the Raytheon contract. There was no revenue in the six months ended June 30, 2011.

Gross Profit. Gross profit (loss) for the six months ended June 30, 2012 was $158,537, as compared to a loss of ($250,867) for the same period in the previous year, a $409,404 improvement.  Included in Cost of Goods Sold for the six months ending June 30, 2012 was the cost of the delivered Raytheon engines of $171,808 and $50,000 of a contract fee pertaining to late product delivery. The contract fee charge for the comparable period in 2011 was $250,867. Effective in the first quarter of 2012, the contract fee charge has been terminated.

Operating Expenses. Operating Expenses incurred for the six months ended June 30, 2012 were $1,844,149 as compared to $1,718,770 for the same period in the previous year, an increase of $125,379 or 7.3%. The majority of the increase was due to increased general and administrative expenses of $117,780 or 9.9%, reflective of the amortization of employee stock options previously issued, higher professional fees for public company filings,  increased use of stock issued for services (to conserve cash) and expanded staff and related costs.

Operating Loss. The operating loss for the six ended June 30, 2012 and 2011 was $1,685,612 and $1,969,637, respectively, a decreased loss of $284,025 or 14%, due to the factors outlined above.

Other Income (Expense).  Net other income for the six months ended June 30, 2012 was $25,351, inclusive of $114,626 in derivative related income from a reduction in finalizing and retiring the derivative liability related to the Phoenix Warrant.  This compares to a net other expense of ($20,469,709) for the six months ended June 30, 2011, which was inclusive of a derivative related losses attributable to an increase in the derivative liability conversion feature for the Series A Preferred Stock of approximately $19.8  million and from the Phoenix warrant of approximately $0.6 million.  These derivative gains and losses were not operating or cash gains or losses, and as of the first quarter of 2012, both the Series A Preferred Stock and the Phoenix Warrant had been converted and retired.

Income and Earnings per Share.  The net loss for the six months ended June 30, 2012 was ($1,660,261), compared to net loss of ($22,439,346) for the same period in the previous year. The large discrepancy was primarily due to the 2011 derivative liability conversion feature for the Series A Preferred Stock and the Phoenix Warrant as discussed above, off-set in 2012 by the Raytheon gross profit of $208,537 and higher operating expenses in the current period. The resulting net loss per weighted average share was ($0.01) for the current six months and ($0.18) in 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues. For the year ended December 31, 2011, revenues were $250,000, from delivery of design plans, bill of materials and successful test data in fulfillment of the Company’s obligations under the Renovalia license agreement. For the same period in the prior year, revenues were $261,525, a decrease of $ 11,525 or 4%. The 2010 revenues were attributable to delivery of the Company’s biomass-to-power beta system to Robotic Technology Inc., a waste heat engine (WHE) system, and engineering blueprints and specifications for the WHE to Great Wall Alternative Power.

Gross (Loss) Profit. Gross (loss) profit for the year ending December 31, 2011 was ($149,801), as compared to $151,132 for the same period in the previous year. The loss in 2011 was due to the Company recording a $350,000 charge against a license agreement for current and subsequent penalty payments, payable in restricted common stock, net of profits recognized from the Renovalia contract.  Management does not place great weight on these gross profit (loss) results at this time as sales revenues and cost of goods sold amounts are in the early stage of developing and refinement.

Operating Expenses. Operating Expenses incurred for the year ending December 31, 2011 were $3,678,112 as compared to $2,417,180 for the same period in the previous year, an increase of $1,260,932 (52%). Increased general and administrative expenses of $1,105,918 (73%) are reflective of the amortization of employee stock options previously issued, increased payment of common stock for services (to conserve cash), higher professional fees for public company filings, and the amortization of services provided to the WHE subsidiary, paid with related equity. R&D expenses increased by $140,851 (17%) as increased engineering resources and additional material purchases were allocated to product development, as well as to WIP inventory for contracted deliverables.

Operating Loss. The operating losses for the years ending December 31, 2011 and 2010 were $3,827,913 and $2,266,048, respectively, a higher loss of $1,561,865 (69%) in the current year period resulting from the factors outlined above.

Other Income (Expenses). For the year ended December 31, 2011, the Company recognized a non-cash loss attributable to an increase in derivative liabilities from warrants of ($35,089) and a non-cash loss from derivative liability convertibility feature of the Series A Preferred stock of ($19,771,086). Conversely, for the year ended December 31, 2010, we recognized non-cash income attributable to a decrease in derivative liabilities from warrants of $106,616 and non-cash income from Series A Preferred stock of $333,681. The Company converted and retired the Series A Preferred stock in May 2011, and therefore, will not incur derivative expenses or income from this source in the future. Derivative liabilities are calculated and are significantly affected by volatility of the Company’s stock price. In 2010 we also recognized a loss of $159,050 pursuant to converting debt into common stock.

Net Loss and Loss per Share. The net loss for the year ending December 31, 2011 was $23,704,727 compared to net loss of $2,024,464 for the same period in the previous year. This increase of $21,680,263 is due to the factors outlined above, notably the non-cash loss recorded from the Series A Preferred stock derivative liability. Net (loss) per weighted average share was ($0.15) for 2011 and ($0.02) in 2010.

Liquidity and Capital Resources

At June 30, 2012, the net working capital deficiency was $2,695,228 as compared to a deficiency of $2,635,120 at December 31, 2011, an increase of $60,108 or 2.3%.  In the first half of 2012, funds were primarily used by the net loss of ($1,660,261), an increase in inventory of $109,127, an increase in fixed assets of $56,282, and a decrease in deferred revenue of $246,247 (completion of the Raytheon contract). Funds were provided by the net sale of shares of common stock of $488,000, proceeds of $485,000 from promissory notes, an increase in accounts payable and accrued expenses of $206,537 and an increase in related party notes, payables and accruals of $181,224. Additionally, to conserve cash the Company issued 2,687,603 shares of common stock and 2,340,000 common stock options for services -- a non-cash charge to the Income Statement of $747,920 in the six months.  Also, the Company incurred a non-cash charge of $50,000 (paid with common stock) as a penalty for late product delivery.

For the six months ended June 30, 2011, net cash flows increased by $307,407. This is reflective of the net loss of $22,439,346 inclusive of non-cash charges for losses attributable to the derivative liability related to the Series A Preferred Stock of $19,771,086 and the derivative losses from common stock warrants of $650,758. The net result is primarily an operating loss of $1,969,637 in the first six months of 2011. Funds were provided by proceeds from the sale of common stock of $940,296 and preferred stock of $192,735, and an increase in accounts payable and accruals of $166,465 and an increase in related party notes, payables and accruals of $146,099. Non-cash charges for the six months were from the issuance of common stock and options for services of $733,674 to conserve cash.

The Company needs to obtain capital; however, no assurance can be given that it will be able to obtain this capital on acceptable terms, if at all. In such an event, this may have a materially adverse effect on the Company’s business, operating results and financial condition. If the need arises, the Company may attempt to obtain funding or pay expenses through the continued sale or issuance of common stock. The Company may also use various types of short term funding, related party advances and expenses payment deferrals and external loans. The Company’s auditors have issued a going concern opinion for the year ended December 31, 2011. Management is cautiously optimistic, however, that it will be able to generate the funding required to continue and expand its operations over the long term.

We believe that our cash requirements over the next 12 months will be approximately $250,000 per month, or about $3 million in total.  Management anticipates that cash proceeds of approximately $1.3 million will be provided by the U.S. Army contract of $1 million (net of $0.4 million subcontractors’ payments) and $300,000 from Combilift.  Regarding the U.S. Army contract, payments are based on our meeting development milestones on a quarterly basis. We expect to get paid within 30 to 45 days of invoicing (We were paid $502,000 in September 2012). With respect to Combilift, the $300,000 is expected to be paid over the following 9 months as prototype engines are delivered, and final bill of materials and designs are rendered. Should we be unable to fulfill this order, the additional $300,000 in development fees would not be payable, despite the possibility that we could have considerable expenses in connection with our efforts.

The net shortfall to continue operations is at least $1.7 million at our current pace. In the short term, management will seek to raise private financing of equity and/or debt to accredited investors to make up that gap. The total amount of such funding options could be between $1.5 and $2 million. In the medium to long-term, we will seek $5 million to $10 million in additional private debt and/or equity. The terms of such an offering have not been decided, and management makes no assurances that it can be successful in raising these funds.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Description of Our Business

We are an innovative technology engineering firm focused on developing environmentally-friendly power sources for the future. Specifically, we have developed and patented the Cyclone Engine, an award-wining thermal engine that we believe is powerful and versatile enough for applications ranging from electric power generation from solar collectors, industrial waste heat and biomass, to all forms of land and sea transportation.

The Cyclone Engine is a heat-regenerative, reciprocating (i.e., piston) Rankine engine. Rankine refers to the thermodynamic steam cycle which is used to generate approximately 80% of the world’s electrical output at coal and nuclear power plants. The Cyclone Engine works on the same principles, but in a compact, self-contained package.  The engine creates superheated steam in a combustion chamber or external heat exchanger, which is then pumped to the cylinders under high pressures. The steam in the cylinders expands rapidly, pushing pistons and turning a crank shaft. Steam escaping the cylinders enters a condenser, where it is cooled and returned to the combustion chamber in a closed-loop process.

Based on testing completed by Cyclone to date, we believe that the benefits of the Cyclone Engine are many, including:

Fuel-Flexibility: As an external combustion engine (as opposed to an internal combustion (“I/C”) engine, such as found in all commercial non-electric cars), the Cyclone Engine is capable of running on virtually any liquid, gaseous or solid fuel, including renewable bio-fuels, propane or biomass. In testing, it has also run on heat generated from solar thermal collectors and waste heat from industrial processes, including furnaces and other engines.

Low Emissions: By burning fuel at lower temperatures and lower pressures in a centrifugal chamber that fully incinerates particulate matters, we believe based on preliminary in-house environmental testing that the Cyclone Engine emits far fewer toxic and greenhouse gases than current I/C engines.

Highly Efficient: The Cyclone Engine recycles its own energy through multiple heat regenerative processes, and stops burning fuel when power is not needed (such as idling at a stop light).  We believe that this has potential to create greater “well to wheel” efficiencies than gas or diesel powered I/C engines.

Powerful and Compact: Unlike batteries or fuel cells, we believe that the Cyclone Engine is powerful enough for heavy transportation, and unlike steam engines of the past, the Cyclone Engine is compact with an extremely high power to weight ratio, all contained in a closed-loop so it may never need its working fluid (water) replenished.

Inexpensive to Build and Maintain: By eliminating many subsystems like oil pumps (the engine uses de-ionized water, not motor oil, as its lubricating agent), catalytic converters and complex fuel injectors and automotive transmissions, we anticipate Cyclone Engines to cost less to manufacture, operate and maintain than current gas and diesel powered I/C engines.

Currently three Cyclone Engine models are in different stages of development, with the first engine slated for commencement of production in early 2012. These three engines and the major characteristics of each are as follows:

	Mark 5 Engine	S Model Engines	Waste Heat “WHE-25” Engine
Power Output	100 hp	5 hp – 15hp	16 hp
Size / Weight	26” x 24”; 125 lbs	8” x 6” ; 18 lbs to 10” x 7” ; 24 lbs	14” x 8”; 34 lbs
Applications	Automotive, marine power. distributed power and CHP*	Solar thermal dishes; portable power; micro-CHP*	Waste heat recovery; biomass combustion
* CHP stands for combined heat and power, otherwise known as co-generation

Cyclone has several important contracts and purchase orders with customers that include Raytheon Company, the U.S. Army/Tank Command, Renovalia Energy, Phoenix Power Group, and one of our suppliers, leading U.S. auto parts manufacturer TopLine Automotive Engineering.

We received our first patent in the U.S. for the Cyclone Engine in 2006, and since then have been issued or allowed nine other U.S. patents and 21 international patents – 30 issued patents in all. Cyclone has also received numerous awards, including two Tech Awards from the Society of Automotive Engineers and Popular Science’s 2008 Invention of the Year Award.

Business Model

Our business objective is to design and develop engines that we can manufacture through contracted parties for direct sale to customers, or license our technology to manufacturers and other producers of specialized applications. Our revenue has and will come from:

•

Development and engineering fees from customers and licensees;

•

Direct sales revenue from engines we manufacture in-house or through contractors;

•

Up-front license fees and on-going royalties based on sales by our licensees.

With respect to certain waste heat recovery applications, we also expect to realize revenue through the development, design and installation of power generation systems (inclusive of our engine and an electric generator), which could be sold to customers or provided to customers through a Power Purchase Agreement (PPA). Waste heat recovery is the process of using heat generated from another source, such as an industrial furnace, to power our steam engine which, in turn, drives an electric motor.  We have established a specialized subsidiary company – Cyclone-WHE LLC, of which we own 82.5% of its equity – to pursue these opportunities.

Over the last four years, much of our efforts have been focused on development of our technology and engine prototypes. As a result, we have limited revenue – approximately $250,000 in recognized revenue in 2011, $380,445 in recognized revenue for the six months ended June 30, 2012, and $614,564 in deferred revenue as of the end of June 2012, from several license and development agreements.

Agreements to which we are currently working on or have recently completed include:

U.S. Army / TARDEC: As of July 2012, we officially assumed and re-commenced work on a $1.4 million contract from the U.S. Army / TARDEC division, to develop a prototype auxiliary and portable/dismountable power unit for multiple combat vehicles. We became the prime contractor on this project after our acquisition of Advent Power Systems in February 2012 and formal novation of the contact in June 2012.  Pursuant to this contract, we expect to deliver a 10kW prototype power generator, utilizing our S-2 model engine, in June 2013.  The $1.4 million in contracts payments will be made to us over the following 12 months as we meet specific development milestones. As of July 10, 2012, we had met the first milestone and invoiced the Army for approximately $500,000 in work performed to date, which has been paid.

Raytheon Company: In May 2012, we successfully delivered to Raytheon two Phase 1 prototype MR-36 engines, which are based on our Mark 5 base engine model, and which will be tested as a propulsion system for unmanned underwater vehicles (UUVs) for the U.S. military. This contract was worth approximately $400,000 in development fees, which has been paid.

Phoenix Power Group: We have a license with Phoenix Power to provide them with the exclusive, worldwide rights for 10 years with a 5-year renewal term to utilize Cyclone Engines for power generators combusting waste motor oil. Currently, we are developing two WHE-25 model engines for use with their waste oil power systems, and preparing to integrate their EPA-compliant commercial furnaces with our engines.  Under the license Phoenix has paid us $440,000 in license and development fees, and then will pay us on-going royalties from their generator system sales averaging $150 per engine sold, with minimum quotas over the first 10 years exceeding $4 million in royalties in order to maintain their exclusive rights. Phoenix received 1,854,804 shares of Cyclone common stock as a penalty payment for late delivery of first two the engines, which are expected to be delivered in the third quarter of 2012.

Combilift: We signed a license agreement in 2011 with Combilift, a materials handling and lift equipment manufacturer based in Ireland. Pursuant to the agreement, Combilift has the exclusive, worldwide rights to use the Cyclone Mark 5 engine to drive their lift equipment. For these rights, Combilift has paid $100,000 to date, and will pay another $300,000 in fees as development and delivery of two prototype engines progresses over the next six to nine months. During of the term of the agreement, Combilift is expected to purchase engines from Cyclone, based on their requirements and on pricing terms to be determined by the parties upon the completion of the initial prototype engines. This is a 15 year license, with a 15 year renewal term, and is terminable after 30 days if either party fails to cure a material breach of the agreement, or immediately by Cyclone if Combilift is dissolved, liquidated or is bankruptcy.

Great Wall Alternative Power Systems: GWAPS is licensed to develop in China and sell only in China a production model of Cyclone’s biomass-to-power generator system, based on the WHE and Mark 5 engines. GWAPS has paid Cyclone $125,000 in development fees, $62,500 of which has been previously recognized as revenue, and has agreed to pay an additional $400,000 in licensing fees and then on-going royalties (price to be determined) from the sale of Cyclone engines for use in electric power production in China. Additionally, GWAPS has invested capital to provide for legal and financial structuring, government outreach, and intellectual property protection, including retaining professional organizations to monitor and, if necessary, prosecute patent infringement cases in China. Cyclone has also retained legal counsel in China to audit the IP protocols that GWAPS establishes.

Renovalia Energy: Renovalia is a leading renewable energy company based in Spain with over 500 MW of alternative power currently in its portfolio. Our license with Renovalia provides them with non-exclusive, worldwide rights to manufacture Cyclone Engines for their solar thermal solutions, for which Cyclone has received $250,000 in development fees, and then will receive on-going royalties averaging approximately $100 per engine on each engine produced. The term is 10 years with two 5-year renewal periods. Cyclone is currently completing the prototype “Solar 1” engine which may ultimately be manufactured by this customer.

Looking forward, the markets that we believe present the most viable business opportunities include:

Transportation	Power Generation	Equipment	Specialty
Automobiles Trucks & Busses	10kW – 0.5MW Distributed Power	Off-Road Industrial	Military & Defense
Ships & Locomotives	Waste Energy Recovery and CHP	Mining & Lifting	Underwater Oil Exploration
Motorized Bikes & ATVs	Solar Thermal Dishes & Towers	Lawn & Garden	Oil Field & Landfill Flares

Development Status of Technology

The Cyclone Engines are in development, however, prototypes of several different models and sizes are near completion. The following lists each of the Cyclone Engines that we have in development, and the currently estimated timing of completion:

Model	Size	Uses	Stage	Est. Stage Completion
Mark 2	18 HP	Portable & aux. power, light equipment	Alpha Test Engine(1)	Completed, not in active development
WHE Waste Heat Engine	16 HP	Waste heat recovery, waste fuels, biomass-to-power	Production Model (2)	Q4 2012
Solar-1 (S-1)	5 HP	Solar thermal, small scale power, Combined heat and power, military	Pre-Production Beta (3)	Project re-focused on larger S-2 version; development to resume
S-2	15 HP	Auxiliary power for military vehicles, portable power	Design Stage	Q2 2013
Mark 5	100 HP	Transportation, commercial power, military	Pre-production Beta (3)	Q4 2012
Mark 6	330 HP	Heavy transport, power plant, heavy equipment	Design	Not yet in active development

(1)	“Alpha test” engine refers to a working bench model engine, which demonstrates proof of concept.

(2)

“Production model” refers to the final prototype prior to production that has undergone full testing with the customer or a third-party, and is ready for commercial manufacturing, which may include additional production engineering/testing.

(3)	“Pre-production Beta” refers to a second generation prototype engine, which has undergone significant durability and performance testing at Cyclone’s facility, and is ready for Production modeling.

Our engines have not yet undergone customer testing, and there is no guarantee that they will successfully meet customer expectations when completed.

Research and Development Activities

As a technology research and development company, much of our annual expenses are dedicated towards R&D, including labor costs, material costs, tooling and equipment and other expenses required to run our business.  Our R&D expenditures for 2010 and 2011 were $842,425 and $983,276, respectively. For the first six months of 2012, our R&D expenditures were $498,823.

We actively pursue development agreements with customers, whereby we will develop an engine, design plans or other products for this customer at the customer’s full or partial expense. Sometimes these arrangements are part of a more expansive License Agreement or Development Contract (such as with the U.S. Army). We currently have multiple R&D-type agreements in place, and believe that at this time approximately 60% of our R&D operations are funded by our customers, a percentage which may increase in the future.

Prototyping and Manufacturing

We currently contract with multiple suppliers for the production of most of our prototype parts, which we design and then assemble and test at our facility. As we move forward, we plan to acquire the machinery and produce in-house a greater portion of this prototype manufacturing work.

For production manufacturing, we intend to contract with one or more manufacturers that have the expertise, machinery, tooling and other capital assets required to commercialize and manufacture in mass production our engines. With respect to this plan, in 2011 we entered into a Letter of Understanding with TopLine Energy Systems, LLC, an affiliated company of global manufacturing leader TopLine Automotive Engineering, Inc., to build Cyclone engines. Under the terms of this preliminary agreement, TopLine Energy will provide assistance with engineering and planning of Cyclone’s WHE-25 model engines, and manufacture production prototypes of these units. As of the date of this filing this process has begun, with the first 2 engines produced, and testing has commenced at Cyclone’s facility. The prices for these first engines are based upon TopLine’s actual costs (i.e., materials and labor hours), without mark-up. Given the successful completion and review of this first stage, Cyclone may grant TopLine a three-year period of time to exclusively manufacture Cyclone’s WHE model engines, subject to agreement on pricing and other contractual terms to be subsequently agreed by the parties.

Competitive Business Conditions

We believe that our technology, which is a small-scale heat-regenerative, Rankine cycle external combustion engine, has little direct competition. However, depending on the industry in which these engines are applied, indirect competitors utilizing different technologies do exist.

Currently, there are several companies which have developed and commercialized other types of external heat engines, such as Stirling engines. Stirling engines are similar to our technology and are used in overlapping applications (such as solar thermal power generation), however, the two engine technologies have several major differences, including size and power-density. Based on preliminary testing and analysis, we believe that our engine technology may be superior to the Stirling engines in these aspects; and as a result, has more applications in mobile uses (i.e., cars, trucks and ships). We have not yet commercialized our engine technology, and these claims are still to be proven. Also, several Stirling engine companies such as Infinia Corp. have greater capital resources than we do, which could help establish their technology in the marketplace quicker than we can.

Other technologies that may be indirectly competitive with our engines are lithium-ion batteries and hydrogen fuel cells. Both these technologies, especially fuel cells, are in their early stages and it is difficult to determine how they would affect our competitive position.  For instance, batteries are useful for some applications where limited sustained power (torque) and operating time is needed, however, they are in essence just “fuel tanks” which allow for power that is generated elsewhere (i.e., a coal-fired power plant) to be saved and transported. Fuel cells, while showing great potential promise, are in their technological infancy and currently are too expensive for many practical applications. For instants, the Bloom Box 100kW fuel cell costs over $700,000, weighs over 20,000 lbs and is over 24 ft. in length, according to their marketing materials. The 100hp Cyclone engine we are currently developing, which would produce approximately 75kW of electric output, weighs just 125lbs, is 2 ft in diameter and height, and is expected to cost 10 times less to produce. Once again, these claims are based on our current beliefs and developmental testing, as we have not yet produced commercial products.

In the automotive world, the competition to develop an environmentally clean (zero emission) engine is being driven by increasingly stringent regulatory mandates. To date, Honda, Toyota and GM have made the most advances in bringing to market hybrid and plug-in electric vehicles that will meet current Environmental Protection Agency (“EPA”) requirements. However, the electric vehicles that these companies have introduced and continue to develop are currently suitable only for light load carrying small passenger vehicles.

In our opinion, hybrids are an attempt to stretch the technological life span of the I/C engine that is reaching a point of diminishing returns in terms of emissions and fuel efficiency improvement.  Those electric vehicles that operate without the ‘auxiliary’ I/C engine and run solely on batteries or fuel cells have short operating ranges, making them suitable only for localized, low-speed areas like core metro areas or gated communities. In short, these vehicles, which are economically-viable due in part to government subsidies, may not ultimately be the types of cars that most Americans want to drive.

The following table summarizes the primary industries in which we plan to compete, and the competitive technologies in those industries, as well as some of the leading companies.  We cannot provide any assurances that we will be able to compete successfully with these technologies or companies.

	Competition	Companies
Distributed Power Generation	-Mini-turbines -Fuel cells	-Capstone Turbine -Bloom Energy
Waste Heat Recovery	-Organic Rankine Cycle -Thermal-electrics	-Calnetix (now GE) - Caterpillar - Voith Turbo
Solar Thermal	-Stirling engines	-Infinia Solar -Stirling Energy Systems
Automotive	-Clean diesel -Hybrid/plug-in electric	-Major auto manufacturers -Tesla

Patents and IP Protection

We currently have the following patents issued or allowed on our engine technology:

Heat Regenerative Engine (US Patent No. 7,080,512 B2)

Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)

Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)

Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)

Centrifugal Condenser (US Patent No. 7,798,204 B2)

Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)

Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)

Spider Bearing (US Patent No. 7,900,454)

Waste Heat Engine (US Patent No. 7,992,386)

Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586)

The Company also has received patents for the main Cyclone engine in 20 other countries, and patents pending in two more countries. The Company plans to continue to pursue patent protection in the U.S. and internationally for its intellectual property.

We pursue a rigorous patent strategy, pursuant to which (and subject to our available cash resources) we file patents in the U.S. for our engines, their individual components, and other innovations and inventions we develop. We also pursue patents internationally in countries where we believe we may have manufacturing or sales opportunities and/or competition. Despite these efforts, we cannot make assurances that our patents will not infringe on other patents throughout the world, that other groups will not try to infringe on our patents, and if either of these were to occur, that we would have the resources to defend our rights.  If this were to occur, it could have a material adverse effect on our business.

We require all customers, suppliers and other partners to execute Non-Disclosure Agreements. We also require our employees and certain contractors to sign agreements that assign to us any innovations or discoveries they develop while working for us, or working with our technology. Our license agreements contain similar assignment provisions. We feel that these efforts are satisfactory in protecting our technology with respect to people and companies with which we have direct business relationships.

Sources and availability of raw material

We purchase raw materials and components from multiple sources, none of which may be considered a principal or material supplier. If necessary, we could replace these suppliers with minimal effect on our business operations.

Dependence on one or a few major customers

Each of our licensees and development partners pursue different and unique applications for the Cyclone Engines. For instance, with Combilift, we are developing engines to power material lift equipment, and with Phoenix Power, we are building engines to power waste oil electric generators. Because of the diversification of applications, uses and business models, we do not believe that the loss of one licensee or development partner would have a material adverse impact on our current or future operations. Additionally, we are actively pursuing other licensees and development partners in other product categories (e.g., home generators, industrial machinery and equipment, etc.).

As of the date of this filing, we have one contract that will provide us with a large portion of our expected revenue over the following 12 months: our development agreement with the U.S. Army.  A loss of this relationship moving forward could be detrimental to us and our results of operations.

Governmental regulation

Our Products

Power systems generally are subject to extensive statutory and regulatory requirements that directly or indirectly impose standards governing emissions and noise. Our engines, when they will ultimately be installed in power systems, will be subject to compliance with all current emissions standards imposed by the EPA, state regulatory agencies in the United States, including CARB, and other regulatory agencies around the world and established for power systems utilized in applications such as electric generators or off-highway industrial equipment. EPA and CARB regulations imposed on engines utilized in industrial off-highway equipment generally serve to restrict emissions, with a primary focus on oxides of nitrogen, particulate matter and hydrocarbons. Emission regulations for engines utilized in off-highway industrial equipment vary based upon the use of the equipment into which the engine is incorporated (such as stationary power generation or mobile off-highway industrial equipment), and the type of fuel used to drive the power system. Further, applicable emission thresholds differ based upon the gross power of an engine utilized in industrial off-highway equipment. Additionally, most emissions thresholds are designed for gasoline and diesel-powered “spark-ignited” internal combustion engines, and not external combustion engines like Cyclone’s engines. Therefore, we are not entirely certain as to how the EPA and other regulatory agencies will apply these rules to our technology.

Pursuant to the regulations of the EPA and CARB, we may be required to obtain emission compliance certification from the EPA and CARB to sell certain of our engines throughout the United States and in California. We may also be required to meet foreign emission regulations standards to sell certain of our engines internationally. Currently, the emission certification process with the EPA and CARB includes, among other requirements, durability testing of the engine emission system at zero and 5,000 hours, production line testing on a quarterly basis and field compliance audit testing. Each of our power systems could require this emission-certification before it can be introduced into commerce. We have not yet performed this testing on our engines to meet any existing emission standards of the EPA and CARB. Compliance with these regulations, as we find them to be applicable to our engines, will require considerable funds which the company does not currently have.  Failure to comply with these standards could result in adverse effects on our future financial results.

Our markets can be positively or negatively impacted by the effects of governmental and regulatory matters. We are affected not only by energy policy, laws, regulations and incentives of governments in the markets into which we sell, but also by rules, regulations and costs imposed by utilities. Utility companies or governmental entities could place barriers on the installation of our product or the interconnection of the product with the electric grid. Further, utility companies may charge additional fees to customers who install on-site power generation, thereby reducing the electricity they take from the utility, or for having the capacity to use power from the grid for back-up or standby purposes. These types of restrictions, fees or charges could hamper the ability to install or effectively use our products or increase the cost to our potential customers for using our systems in the future. This could make our systems less desirable, thereby adversely affecting our revenue and profitability potential. In addition, utility rate reductions can make our products less competitive which would have a material adverse effect on our future operations. These costs, incentives and rules are not always the same as those faced by technologies with which we compete. However, rules, regulations, laws and incentives could also provide an advantage to our distributed generation solutions as compared with competing technologies if we are able to achieve required compliance at a lower cost when our engines are commercialized. Additionally, reduced emissions and higher fuel efficiency could help our future customers combat the effects of global warming. Accordingly, we may benefit from increased government regulations that impose tighter emission and fuel efficiency standards.

Our Operations

Our operations are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with such laws and regulations in the future, and any failure to comply with such laws or regulations could have a material adverse effect upon our ability to do business.

In February 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 ("ARRA"). ARRA has dedicated billions of dollars towards clean energy research and deployment. Members of Congress introduced legislation in calendar 2009 and 2010 that may benefit us in the future. In addition, certain proposed changes to the Internal Revenue Code of 1986 may result in positive tax benefits for our end users. This proposed legislation targets combined heat and power and waste heat (CHP, otherwise called co-generation) and solar power. Government funding can impact the rate of development of new technologies. While we continue to seek government development funding, we have not received any to date and have no assurances that we will receive any in the future. Competing new technologies generally receive larger incentives and development funding than do Rankine cycle steam engines.

Because of our work with the military, we have registered with the U.S. Department of State under its International Trafficking in Arms Regulations (ITAR). We do not believe we develop, sell or export any covered munitions under these Regulations, but have registered the company in an abundance of precaution.

Employees

As of September 30, 2012, we had 25 full-time employees, including management, and no part-time employees. We consider our relations with our employees to be good. None of our employees are covered under any labor union or collective bargaining agreement.

Properties

We currently operate in a leased warehouse facility owned by Schoell Marine, Inc., a company wholly-owned by our Chairman and CEO, Harry Schoell.  Schoell Marine leases 6,000 sf of space to the company at approximately $12/sf, ($63,000 per year) which we believe to at market rates for industrial space in the area. Our address is 601 NE 26th Ct., Pompano Beach, FL 33064. The Company also leases an additional 2,000 sf of adjacent space at an annual cost of $16,800 ($8.40/sf). We believe that our facilities are adequate for our operations and that suitable additional space will be available if and when needed.

Management

Executive Officers and Directors

The names, ages, positions and dates appointed of our current directors and executive officers are set forth in the table below:

Name	Age	Position	Date of Appointment
Harry Schoell Frankie Fruge James C. Landon Christopher Nelson Bruce Schames	69 67 69 42 65	Chairman and Chief Executive Officer Director and Chief Operating Officer Director President and General Counsel Chief Financial Officer	June 2004 June 2004 December 2008 March 2011* April 2010

*   Mr. Nelson served as General Counsel from January 2009, and as Executive Vice President and General Counsel since June 2010, prior to being appointed as President and General Counsel in March 2011.

Harry Schoell, Chairman and Chief Executive Officer, is a life-long entrepreneur and inventor. He is a native Floridian, born in Miami, and a third generation inventor and engineer. Mr. Schoell has worked for years to realize his dream to create an environmentally-friendly engine, and has 30 patents issued and allowed to date on the Schoell Cycle heat regenerative external combustion engine, now called the Cyclone Engine.

Mr. Schoell is well versed in all facets of manufacturing procedures, including, appropriate foundry protocol, castings, machining, production design and manufacturing, and plastic and fiberglass laminates.  He also has experience in designing, inventing and building unique boat hull designs and patented marine propulsion systems, through Schoell Marine, a company he founded in 1966 and still exists today.

Mr. Schoell built Schoell Marine and its reputation based on his original ideas, trained engineers, and prototype and production specialists – the same as he is doing now for Cyclone. Over these 40+ years, his efforts resulted in over 40 specialized patents and patent applications, including a Jet Drive System, a trimmable surface drive, a “Ground Effect Craft”, and a lightweight internal engine that he designed and built in 1990.  Mr. Schoell belongs to SAE (Society of Automotive Engineers), the ASME (American Society of Marine Engineers), and The Society of Naval Architects and Marine Engineers.

Mr. Schoell’s qualifications to be a director of the Company, in addition to his business  background (as described above), include his intimate involvement in the development of the Cyclone Engine as well as the business plan for its commercialization. Mr. Schoell has no other Board of Directors affiliations with public companies other than with the Company. He is a director of Schoell Marine, Inc.

Frankie Fruge serves as Chief Operating Officer and Director of Cyclone. She has been with the Company since its inception in 2004 in the role of General Partner and Director of Administration. Ms. Fruge is in charge of the daily operations and financial concerns of the Company.

Ms. Fruge has been working with Mr. Schoell since 1995, serving in multiple administrative, operational and financial positions with Schoell Marine.  Between 1999 and 2003, Ms. Fruge was President of Propulsion Systems, Inc., a company that developed and sold marine surface drives, and then CFO of Pulse Drive Inc., between 2003 and 2005, a company also in the marine propulsion field.

Prior to her career in marine-based engine technology, Ms. Fruge spent over 10 years as an operating engineer for several oil refinery companies in Louisiana, including Conoco, and eight years as an auditor for Ernst & Ernst (the predecessor company to Ernst & Young). Ms. Fruge is also a certified industrial firefighter, and is on the Board of the Steam Automobile Club of America.

Ms. Fruge’s qualifications to be a director of the Company, in addition to her general business background (as described above), include her engineering and technology development experience. Ms. Fruge has no other Board of Directors affiliations.

James Landon, a CPA, serves as Director of Cyclone. As President of Landon & Associates P.A., Mr. Landon was previously the company’s accountant of record for over four years. He is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Association of Certified Fraud Examiners, and the South Florida Chapter of the Association of Certified Fraud Examiners.

Mr. Landon is also a director of US Lacrosse, Inc., and chairs their Strategic Planning Committee, a director of the South Florida Chapter of US Lacrosse, a director of the Florida Youth Lacrosse Foundation, a director of Children Hope and Horses Corporation, and was a past president of the South Florida Chapter of the Association of Certified Fraud Examiners.

Mr. Landon also has considerable experience in the manufacturing world, holding positions for several companies over the years as vice president of operations, vice president of finance and administration, chief financial officer and president. Mr. Landon received his Bachelor of Engineering Science from The Johns Hopkins University, and his Master of Science in Administration with a concentration in Business Financial Management from The George Washington University.

Mr Landon’s qualifications to be a director of the Company include his extensive accounting and business experience.

Christopher Nelson serves as President and General Counsel of the Company, positions he has held since March 2011. Prior to that, he was Executive Vice President and General Counsel of the Company, and since July 2007, outside corporate counsel for Cyclone. Over the past three years, he has assisted and overseen all aspects of the Company’s business and legal affairs, including: public securities filings and financing, licensing and development agreements, investors and public relations, and general corporate matters.

Mr. Nelson has practiced law in Florida for over 17 years, and since 2001, has represented many start-up, early stage and established businesses seeking financing, acquisitions and general growth management counseling.  Between 1997 and 2000, Mr. Nelson was an associate with Greenberg Traurig PA, and between 1995 and 1997 an associate with Akerman Senterfitt PA, both in Miami, Florida. At both firms he served in their corporate and securities practice, representing NYSE and NASDAQ companies such as AutoNation, Republic Industries and Wackenhut. Mr. Nelson received a BA from Princeton University, and JD from University of Miami School of Law. He has been a member of the Florida Bar since 1995.

Bruce Schames serves as CFO for Cyclone. He has been a CPA since 1971, representing both public and private clients in his own practice since 2001. Prior to that, Mr. Schames served as CFO of East Coast Beverage Corp. (OTCBB: ECBV), Medcom USA (NASDAQ: EMED), Financial Reporting Manager for Dole Fresh Fruit Co., and in various accounting and reporting capacities of NYSE companies. Mr. Schames received his BBA from Baruch College of the City University of N.Y., and an MBA from the University of Southern California.

Board Leadership Structure and Role in Risk Oversight

We have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined.  Mr. Schoell has served as Chief Executive Officer and Chairman of the Company since inception in 2004.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks.  The Board of Directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s tolerance for risk.  While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

James Landon, as a non-employee Board of Directors member, may be compensated for his time in cash or restricted shares of common stock, as may be provided under the independence requirements of current securities laws.

The Company has an Audit Committee currently only comprised of Mr. Landon (Chairman). We expect to add additional members to this committee in the near future. We do not have a Compensation Committee, Nominating Committee or other committees at this time. We expect to create such committees in the future.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that only Mr. Landon meets the independence requirements.

Board of Advisors

From time to time, we add members to our Board of Advisors. These individuals are comprised of distinguished scientists, engineers and businessmen whose experience, knowledge and counsel help in the development of the company and our technology.  These Board of Advisor members may be compensated for their time in restricted shares of common stock. Advisors do not have voting or observatory powers over the Board of Directors or management. The Company’s CEO interacts with these advisors from time to time on matters related to the Company’s technological development. There are no formalized Board of Advisor meetings, and members have no other special powers or functions. Each individual on the Board works part-time with the Company as requested.  Currently, the Board of Advisors is comprised of:

James D. Crank, a retired engineer with Lockheed and one of the foremost experts on automotive steam engine systems.  During his long year career with Lockheed, Mr. Crank worked in senior research positions on many important projects, including: engine development for the Ground Vehicles Department, primary battery systems for the Triton II missile, battery systems for the Hubbell Space Telescope, heat shields for the Mercury and Apollo space systems, and dynamic solar and nuclear space power systems for SDI. Mr. Crank was also a Research Engineer for the Stanford Research Institute where he worked on explosive cladding of materials for cylinder construction in Porsche and Mercedes-Benz, among other projects.

Mr. Crank also has over 50 years experience in restoration, repair and driving of various steam cars, including the total redesign of the complete Doble crankcase assembly and cylinders for the Series E Doble steam cars (with 10 sets constructed), and the design and construction of the current speed world record holding steam car. He served as a consultant on steam car restoration to Harrah Automobile Collection, Nethercutt Collection, Jay Leno Collection, Stephen Finn Collection, and the Besler General Motors Chevelle steam car, among others, and a consultant to the State of California on the steam bus development program. He is the owner and president of Doble Steam Motors Corporation, and is currently working on a book about the history of the Doble steam car and its founding family.

Robert Edwards is a retired senior engineer from Lockheed Martin. Mr. Edwards served at Lockheed Martin for over 30 years, working on different projects including the Apollo Moon Project and other space programs. His area of expertise is in energy conversion systems, including thermoelectric, steam, internal combustion and external combustion engines.

Mr. Edwards has also spent over 20 years working with experimental steam cars and other steam systems, and is an officer of the Mobile Steam Society in Tennessee. He has published over 40 scientific papers and now gives talks on the subjects of alternative fuels and heat transfer systems.  He holds a B.S. from the University of Tennessee.

George Nutz is technology consultant with almost 50 years experience working with external combustion and steam engines. He is the founder of Millennium Engineering Systems and Millennium Energy Systems, through which he has provided engineering guidance and expertise to multiple external combustion engine projects over the last twenty years.

Prior to consulting, Mr. Nutz was a staff research engineer at MIT Instrumentation Laboratory, part of the Department of Aeronautics and Astronautics. While in residence, he designed hardware and control systems, as well as steam cycles and applications. He represented MIT-IL at the Department of Transportation Clean Air / External Combustion hearings, and wrote several proposal papers outlining a working steam system. During this time he also became involved with steam automobile and steamboat groups and worked on boiler and engine designs/modifications, including being part of the MIT team designing and building a steam powered automobile for Saab for the MIT-Caltech "Clean Air Car Race".

Prior to his time at MIT, Mr. Nutz spent nine years at Bendix Aerospace designing gyro and guidance equipment and test platforms, and working with optics and sensors. He served in the U.S. Air Force and received his mechanical engineering degree from the New Jersey Institute of Technology in 1959.

Allen Brown, Cyclone’s Senior Engineering Fellow, is an engineer whose experience spans over 56 years in the marine industry where he has developed propulsion, hydraulic, electrical and exhaust systems for some of the best known names in the business. Over the years, Mr. Brown has served as: Director of Product Development for Cigarette Racing Team, President and CEO of Cougar Marine, which built powerboats that won 33 consecutive offshore races including 12 World and National Championships, Director of Product Development for Stainless Marine, Project Engineer for Gentry Transatlantic on the “Gentry Eagle,” a 113’ mega-yacht that held the transatlantic speed crossing record, Product Development Consultant for Teleflex Marine, and General Manager of Donzi Marine.

Compensation to Advisors

We have compensated our Board of Advisors members’ with shares of restricted common stock and stock options for their past services rendered on behalf of Cyclone, and reserve the right to issue additional shares, stock options or cash in the future.

Family Relationships

There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics may be obtained free of charge on our web site, or by writing to the company, Attn: Chief Financial Officer, 601 NE 26th Ct., Pompano Beach, FL 33064.

Executive and Director Compensation

Executive Officer Compensation

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.  Information for 2012 is as of June 30, 2012.

Current Officers Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards (S)	All Other Compensation ($)	Option Awards ($)(5)	Total ($)
Harry Schoell	2011	$150,000		0	0	0	$60,386	$210,386
Chairman & CEO	2012	$75,000	(1)	0	0	0	$28,383	$103,583

Frankie Fruge	2011	$120,000		0	0	0	$60,386	$180,386
Director & COO	2012	$60,000	(2)	0	0	0	$28,583	$88,583

Bruce Schames	2011	$72,000		0	0	0	$127,201	$199,201
CFO	2012	$36,000	(3)	0	0	0	$28,583	$64,583

Christopher Nelson	2011	$120,000		0	0	0	$60,386	$180,386
President & General Counsel	2012	$60,000	(4)	0	0	0	$28,583	$88,583

(1)	All of Mr. Schoell’s salary in 2011 and 2012 has been deferred until determined by the Board of Directors that the Company can afford to pay such salary.
(2)	All of Ms. Fruge’s salary in 2011 and 2012 has been deferred until determined by the Board of Directors that the Company can afford to pay such salary.
(3)	Mr. Schames has had $59,057 of his salary deferred as of June 2012.
(4)	Mr. Nelson has had $119,697 of his salary deferred as of June 2012.

Employment Agreements:

Harry Schoell. Mr. Schoell has an employment agreement with the Company providing for a base salary of $150,000 per year plus standard benefits. This compensation is currently being deferred until we have sufficient revenue to support its payment, and to date, he has not received any cash compensation under his agreement. Mr. Schoell’s agreement commenced June 30, 2007, and is for a term of three years with automatic one-year renewals. Mr. Schoell received 500,000 common stock options pursuant to this agreement, and is qualified to participate in any executive performance bonus awards adopted by the company. In 2012, Mr. Schoell’s agreement was amended to provide annual stock option awards of 600,000, issued quarterly, with 10 year terms at prevailing market rates at the time of issuance.

If Mr. Schoell is terminated for “cause,” he shall receive any unpaid base salary due to him as of the date of termination. If he is terminated without “cause” or upon a change in control, he shall receive (i) any unpaid base salary accrued through the effective date of termination, (ii) his base salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his term then in effect, whichever is longer, and (iii) any performance bonus that would otherwise be payable to him were he not terminated, during the 12 months following his termination.  Upon termination without cause, all of his stock options shall vest immediately. As of June 30, 2012, Mr. Schoell had $743,844 in unpaid, deferred salary due to him.

Frankie Fruge.  Ms. Fruge has an Employment Agreement with the Company providing for a base salary of $120,000 per year plus standard benefits. This compensation is currently being deferred, and to date, she has not received any cash compensation under her agreement.  Ms. Fruge’s agreement commenced June 30, 2007, and is for a term of three years with automatic one-year renewals. Ms. Fruge received 500,000 common stock options pursuant to this agreement, and is qualified to participate in any executive performance bonus awards adopted by the company. In 2012, Ms. Fruge’s agreement was amended to provide annual stock option awards of 600,000, issued quarterly, with 10 year terms at prevailing market rates at the time of issuance.

If Ms. Fruge is terminated for “cause,” she shall receive any unpaid base salary due to her as of the date of termination. If she is terminated without “cause” or upon a change in control, she shall receive (i) any unpaid base salary accrued through the effective date of termination, (ii) her base salary at the rate prevailing at such termination through 12 months from the date of termination or the end of her term then in effect, whichever is longer, and (iii) any performance bonus that would otherwise be payable to her were she not terminated, during the 12 months following her termination. Upon termination without cause, all of her stock options shall vest immediately. As of June 30, 2012, Ms. Fruge had $575,240 in unpaid, deferred salary due to her.

Christopher Nelson. Mr. Nelson has an Employment Agreement with the Company providing for a base salary of $130,000 per year plus standard benefits, and 600,000 common stock options per year. Mr. Nelson’s agreement is for three years from August 2011, and is automatically renewed for successive one-year periods unless either party provides notice of a desire not to renew at least 90 days prior to the agreement’s anniversary date.

If Mr. Nelson is terminated for “cause,” he shall receive any unpaid base salary due to him as of the date of termination. If he is terminated without “cause” or upon a change in control, he shall receive (i) any unpaid base salary accrued through the effective date of termination, (ii) his base salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his term then in effect, whichever is longer, and (iii) any performance bonus that would otherwise be payable to him were he not terminated, during the 12 months following his termination. Upon termination without cause, all of his stock options shall vest immediately. As of June 30, 2012, Mr. Nelson had $119,697 in unpaid, deferred salary due to him.

Bruce Schames.  Mr. Schames has an agreement with the Company providing for $60,000 per year, of which $23,500 per year is deferred until the Company is in a position to pay such funds. Additionally, he is to receive $12,000 in restricted common stock annually, and 150,000 common stock options quarterly. His year-to-year contract began June 1, 2010. Either Mr. Schames or the Company may terminate his employment on 60 days notice.  If the Company terminates other than for “cause”, he shall receive his base compensation due through the date of termination plus a good faith repayment plan for any deferred and unpaid compensation. If Mr. Schames leaves or is terminated for “cause, he shall not be paid any deferred compensation and any unvested options shall terminate immediately. “Cause” is defined as gross negligence or willful misconduct that injures or may reasonably injure the Company.  As of June 30, 2012, Mr. Schames had $59,057 in unpaid, deferred salary due to him.

Outstanding Equity Awards at June 30, 2012

The following table sets forth information concerning all stock option grants held by our named executive officers as of June 30, 2012.  All outstanding equity awards are options to purchase shares of common stock.

All Option Awards

Name and Position	Option Grant Date	Number Granted (1) (2)	Number Exercisable	Number Unexercisable	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock in Option Awards ($) (3)	Option Expiration Date
Harry Schoell	6/30/2007	250,000	250,000		0.25	0.25	6/30/2017
Chairman & CEO	6/30/2007	125,000	125,000		0.35	0.35	6/30/2017
	6/30/2007	125,000	125,000		0.45	0.45	6/30/2017
	12/31/2010	100,000	100,000		0.12	0.12	12/31/2015
	4/15/2011	50,000	50,000		0.22	0.22	4/15/2021
	6/30/2011	50,000	50,000		0.30	0.30	6/30/2016
	9/30/2011	150,000		150,000	0.19	0.19	9/30/2021
	12/31/2011	150,000		150,000	0.19	0.19	12/31/2021
	3/31/2012	150,000		150,000	0.18	0.18	3/31/2022
	6/30/2012	150,000		150,000	0.15	0.15	6/30/2022

Frankie Fruge	6/30/2007	250,000	250,000		0.25	0.25	6/30/2017
Director & COO	6/30/2007	125,000	125,000		0.35	0.35	6/30/2017
	6/30/2007	125,000	125,000		0.45	0.45	6/30/2017
	12/31/2010	100,000	100,000		0.12	0.12	12/31/2015
	4/15/2011	50,000	50,000		0.22	0.22	4/15/2021
	6/30/2011	50,000	50,000		0.30	0.30	6/30/2016
	9/30/2011	150,000		150,000	0.19	0.19	9/30/2021
	12/31/2011	150,000		150,000	0.19	0.19	12/31/2021
	3/31/2012	150,000		150,000	0.18	0.18	3/31/2022
	6/30/2012	150,000		150,000	0.15	0.15	6/30/2022

Bruce Schames	4/5/2010	100,000	100,000		0.20	0.14	4/5/2020
CFO	6/30/2010	150,000	150,000		0.10	0.10	6/30/2020
	9/30/2010	150,000	150000		0.09	0.09	9/30/2020
	12/31/2010	150,000	150000		0.12	0.12	12/31/2020
	12/31/2010	75,000	75000		0.12	0.12	12/31/2015
	3/31/2011	150,000	150000		0.33	0.33	3/31/2021
	4/15/2011	20,000	20000		0.22	0.22	4/15/2016
	6/30/2011	20,000	20000		0.30	0.30	6/30/2016
	6/30/2011	150,000	150000		0.32	0.32	6/30/2021
	9/30/2011	150,000		150,000	0.19	0.19	9/30/2021
	12/31/2011	150,000		150,000	0.19	0.19	12/31/2021
	3/31/2012	150,000		150,000	0.18	0.18	3/31/2022
	6/30/2012	150,000		150,000	0.15	0.15	6/30/2022

Christopher Nelson	4/5/2010	250,000	250,000		0.15	0.14	4/5/2020
President & General	12/31/2010	100,000	100,000		0.12	0.12	12/31/2015
Counsel	4/15/2011	50,000	50,000		0.22	0.22	4/15/2021
	6/30/2011	50,000	50,000		0.30	0.30	6/30/2016
	9/30/2011	150,000		150,000	0.19	0.19	9/30/2021
	12/31/2011	150,000		150,000	0.19	0.19	12/31/2021
	3/31/2012	150,000		150,000	0.18	0.18	3/31/2022
	6/30/2012	150,000		150,000	0.15	0.15	6/30/2022

James Landon	4/5/2010	50,000	50,000		0.20	0.14	4/5/2020
Director	12/31/2010	100,000	100,000		0.12	0.12	12/31/2015
	4/15/2011	25,000	25,000		0.22	0.12	4/15/2021
	6/30/2011	25,000	25,000		0.30	0.12	6/30/2016
	6/30/2011	200,000	200,000		0.30	0.12	6/30/2016
	9/30/2011	150,000		150,000	0.19	0.12	9/30/2021
	12/31/2011	150,000		150,000	0.19	0.12	12/31/2021
	3/31/2012	150,000		150,000	0.18	0.12	3/31/2022
	6/30/2012	150,000		150,000	0.15	0.12	6/30/2022

(1)	Any performance conditions with respect to the listed options have been satisfied, and therefore, each such option has been earned.
(2)	Each of the listed options vest one year from the date of grant.
(3)

We determined the grant date fair value of stock option awards using the methodology set forth in Footnote 1(M) and Footnote 10(A) to our Consolidated Financial Statements for the years ended December 31, 2011 and 2010.

Option Exercise and Stock Vesting

During 2012, none of the named executive officers exercised any options. 640,000 options were vested in 2012.

Compensation of the Board of Directors

The following table sets forth the compensation received by our non-employee director, for his service as a director, during the year ended December 31, 2011.

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	Stock Awards	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
James Landon	12,000	$94,508	0	0	0	$106,508

(1)   Based on the Black Schoels value of 550,000 common stock options.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Principal Shareholders Table

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock and Series B Preferred Stock by each of our named Executive Officers and Board of Directors, and each shareholder who is known by us to own beneficially five percent (5%) or more of the outstanding stock of such class as of June 30, 2012. As of June 30, 2012, 234,451,771 shares of common and 1,000 shares of Series B Preferred stock were issued and outstanding.

Name and Address	Common Shares Beneficially Owned	%	Series B Pref. Shares Beneficially Owned	%
Harry Schoell, Chairman & CEO 601 NE 26th Ct. Pompano Beach, FL 33064	45,843,552 (1)	19.55%	797	80%
Frankie Fruge, COO & Director 601 NE 26th Ct. Pompano Beach, FL 33064	12,442,714 (2)	5.31%	203	20%
James Landon, Director 4401 N Federal Hwy Boca Raton, FL 33431	2,526,800 (3)	1.08%	-	-
Christopher Nelson, President, General Counsel 601 NE 26th Ct. Pompano Beach, FL 33064	5,895,400 (4)	2.51%	-	-
Bruce Schames, CFO 601 NE 26th Ct. Pompano Beach, FL 33064	1,277,025 (5)	0.54%	-	-
All Executive Officers as a Group (5 persons)	67,985,491	29.00%	-	-
TOTALS:	67,985,491	29.00%	1,000 *	100%

*	The 1,000 shares of Series B Preferred stock provide their holders a majority vote on all matters brought before the common stock shareholders.
(1)	Mr. Schoell’s total includes 850,000 vested common stock options, but excludes 450,000 unvested options, 300,000 of which were awarded in 2012.
(2)	Ms. Fruge’s total includes 850,000 vested common stock options, but excludes 450,000 unvested options, 300,000 of which were awarded in 2012.
(3)	Mr. Landon’s total includes 550,000 vested common stock options, but excludes 450,000 unvested options, 300,000 of which were awarded in 2012.
(4)

Mr. Nelson’s total includes 600,000 vested common stock options, and 634,000 shares of common stock owned by a company controlled by Mr. Nelson’s wife. The total excludes 450,000 unvested options, 300,000 of which were awarded in 2012.

(5)	Mr. Schames’ total includes 1,115,000 vested common stock options, but excludes 450,000 unvested options. Of the unvested option, 300,000 were awarded in 2012.

Equity Compensation Plan

The following table describes our equity compensation plans as of June 30, 2012:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excl. securities referenced in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by our stockholders (1)	5,000,000	$0.19	0
Equity compensation plans approved by our Board of Directors (2)	2,340,000	$0.165	2,675,000

(1)	Equity compensation plans approved by our stockholders consist of our 2010 Stock Option Plan.
(2)	Equity compensation plans approved by our Board of Directors consist of our 2012 Stock Option Plan.

Material U.S. Federal Income Tax Considerations

This is a general summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities purchased pursuant to this offering. This discussion assumes that public shareholders will hold our securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a public shareholder in light of such public shareholder’s particular circumstances. In addition, this discussion does not address: (1) U.S. gift or estate tax laws except to the limited extent set forth below, (2) state, local or foreign tax consequences, (3) the special tax rules that may apply to certain public shareholders, including without limitation banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the United States, or (4) the special tax rules that may apply to a public shareholder that acquires, holds, or disposes of our securities as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (including entities treated as partnerships for U.S. federal tax purposes) or other pass-through entities or persons who hold our securities through such entities. The tax treatment of a partnership and each partner thereof generally will depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our securities through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this “Material U.S. Federal Income Tax Considerations” section only, the term “U.S. Person” means a person that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. Person. As used in this discussion, the term “U.S. holder” means a beneficial owner of our securities that is a U.S. Person and the term “non-U.S. holder” means a beneficial owner of our securities (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Person. Each prospective investor is urged to consult its own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to such investor of the acquisition, ownership and disposition of our securities.

General

Shareholders must allocate the purchase price paid by such holder for such unit among the Common Shares and the Warrant based on their respective relative fair market values. A holder’s initial tax basis in the Common Shares and the Warrant should equal the portion of the purchase price of the unit allocated thereto.

The foregoing treatment of the Common Shares and Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a unit (including alternative characterizations of a unit). Unless otherwise stated, the following discussions are based on the assumption that the characterization of the Common Shares and Warrants described above is accepted for U.S. federal tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. holders of our Common Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Shares or Convertible Preferred Shares” below.

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met and the U.S. holder refrains from making certain elections, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to net capital gains (currently 15 percent) for tax years beginning before January 1, 2013, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.  Also starting in 2013, the distinction between ordinary and qualified dividends will disappear, and all dividends will be subject to the ordinary income tax rates.

Exercise of a Warrant

A U.S. holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The U.S. holder’s tax basis in the Common Shares received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price, as described above) and the exercise price. The U.S. holder’s holding period in our common shares received upon exercise of the warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will be required to recognize gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s tax basis in the warrant. Such gain or loss generally would be treated as long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such disposition or expiration. The deductibility of capital losses is subject to various limitations.

 Non-U.S. Holders

Taxation of Distributions

In general, any distributions we make to a non-U.S. holder of our Common Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we generally will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in Common

Shares and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Shares. In addition, if we determine that we are likely to be classified as a “U.S. real property holding corporation”, we will withhold 10 percent of any distribution that exceeds our current and accumulated earnings and profits, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Persons. If the ultimate holder (ignoring intervening pass through entities) is a non-U.S. corporation or transparent entity or vehicle ultimately owned by a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty) when ultimately remitted from the permanent establishment or fixed base to the non-U.S. holder.  A corporation for this purpose means any entity treated as or electing to be treated as a corporation under U.S. tax law.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise of a Warrant” above.

Legislation Relating to Foreign Accounts

Legislation has been recently enacted that imposes significant certification, information reporting and other requirements, and in certain cases, withholding taxes, on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation is generally effective for payments made after December 31, 2012. The failure to comply with the certification, information reporting and other specified requirements in the legislation would result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. Non-U.S. holders should consult their own tax advisers regarding the application of this legislation to them.

Federal Estate Tax

Common Shares or warrants owned or treated as owned by an individual who is not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless there is no federal estate tax in existence at such time or an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the U.S. Internal Revenue Service and to each U.S. holder and to each non-U.S. holder the amount of dividends paid to that holder and the amount of tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which a non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

Backup withholding, currently imposed at a rate of 28%, may apply to dividends paid by us.  If you are a U.S. holder, backup withholding will apply if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. If you are a non-U.S. Holder, backup withholding will apply to dividend payments if you fail to provide us with the required certification that you are not a United States person.

Payments of the proceeds from a disposition (including a redemption) effected outside the United States by or through a non-US. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner of the disposed shares is a non-U.S. Holder and either specified conditions are met or an exemption is otherwise established. Backup withholding and information reporting will apply to dispositions made by or through a U.S. office of any broker (U.S. or foreign).

Backup withholding is not an additional tax. Any amounts withheld from a payment to you that result in an overpayment of taxes generally will be refunded, or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

U.S. Holders and non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury regulations.

Legal Proceedings

As of the date hereof, we do not have any material pending legal proceedings.

Legal Matters

The validity of the common shares offered hereby and certain other legal matters will be passed upon for us by Roetzel & Andress LPA, Fort Lauderdale, Florida.

Experts

The consolidated financial statements of Cyclone Power Technologies, Inc. at December 31, 2011 and 2010, and for each of the years ended December 31, 2011 and 2010, appearing in this Prospectus have been so included in reliance on the report of Mallah Furman, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Index to Financial Statements

Cyclone Power Technologies Inc.

Annual Financial Statements

Unaudited Interim Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cyclone Power Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Cyclone Power Technologies, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. Cyclone Power Technologies, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyclone Power Technologies, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s dependence on outside financing, lack of sufficient working capital, and recurring losses raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mallah Furman

Fort Lauderdale, FL

April 13, 2012

Cyclone Power Technologies, Inc.
Consolidated Balance Sheets
December 31, 2011 and 2010

	December 31,	December 31,
	2011	2010

ASSETS

CURRENT ASSETS
Cash	$66,486	$6,557
Accounts receivable	-	4,200
Inventory	475,600	228,838
Other current assets	4,846	828
Total current assets	546,932	240,423

PROPERTY AND EQUIPMENT
Furniture, fixtures, and equipment	184,784	139,428
Less: Accumulated depreciation	(76,541)	(55,644)
Net property and equipment	108,243	83,784

OTHER ASSETS
Patents, trademarks and copyrights	557,847	486,466
Less: Accumulated amortization	(117,846)	(81,115)
Net patents, trademarks and copyrights	440,001	405,351
Other assets	2,422	1,156
Total other assets	442,423	406,507

Total Assets	$1,097,598	$730,714

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$262,947	$187,887
Factored receivables	43,169	-
Accounts payable and accrued expenses-related parties	1,305,772	991,269
Notes and other loans payable	30,000	5,000
Notes and other loans payable-related parties	678,271	659,577
Capitalized lease obligations-current portion	898	6,565
Deferred revenue and license deposits	860,811	710,000
Warranty provision	184	2,324

Total current liabilities	3,182,052	2,562,622

NON CURRENT LIABILITIES
Capitalized lease obligations-net of current portion	2,155	2,451
Derivative Liabilities-Warrant	494,626	459,537
Derivative Liabilities-Series A Convertible Preferred Stock	-	10,623,624
Total non-current liabilities	496,781	11,085,612

Total liabilities	3,678,833	13,648,234

Commitments and contingencies	-	-

STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, $.0001 par value, 750,000 shares authorized, 705,453 shares issued and outstanding at December 30, 2010	-	71

Series B preferred stock, $.0001 par value, 1,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2011 and 2010	-	-

Common stock, $.0001 par value, 300,000,000 shares authorized, 223,635,129 and 114,020,135 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively.	22,361	11,402
Additional paid-in capital	43,001,171	9,004,547
Prepaid expenses from equity contribution	-	(27,500)
Preferred stock subscription receivable	(12,000)	(18,000)
Accumulated deficit	(45,722,829)	(22,022,915)
Total stockholders' deficit-Cyclone Power Technologies Inc.	(2,711,297)	(13,052,395)
Non controlling interest in consolidated subsidiary-Cyclone WHE LLC	130,062	134,875
Total Stockholders Deficit	(2,581,235)	(12,917,520)

Total Liabilities and Stockholders' Deficit	$1,097,598	$730,714

See the accompanying notes to consolidated financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Operations
For Years Ended December 31, 2011 and 2010

	2011	2010

REVENUES	$250,000	$261,525

COST OF GOODS SOLD	399,801	110,393

Gross profit (loss)	(149,801)	151,132

OPERATING EXPENSES
Advertising and promotion	66,001	51,838
General and administrative	2,628,835	1,522,917
Research and development	983,276	842,425

Total operating expenses	3,678,112	2,417,180

Operating loss	(3,827,913)	(2,266,048)

OTHER INCOME (EXPENSE)
Other (expense)	(26,964)	(159,050)
Derivative Income (Expense) -Warrants	(35,089)	106,616
Derivative Income (Expense) -Series A Preferred Stock:
Founders Stock	(13,238,033)	331,859
New Investors' stock	(6,533,053)	1,822
Interest (expense)	(43,675)	(39,663)

Total other income (expense)	(19,876,814)	241,584

Loss before income taxes	(23,704,727)	(2,024,464)
Income taxes	-	-

Net loss	$(23,704,727)	$(2,024,464)

Net loss per common share, basic	$(0.15)	$(0.02)

Weighted average number of common shares outstanding	156,324,933	107,100,629

See the accompanying notes to consolidated financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Changes in Stockholders’ Deficit
For Years Ended December 31, 2011 and 2010

							Additional Paid In Capital	Treasury Stock	Prepaid Expenses From Equity Contribution	Preferred Stock Subscription Receivable	Accumulated ( Deficit)	Total Stockholders' (Deficit) Cyclone Power Tech. Inc.	Non Controlling Intereest In Consol. Subsidiary	Total Stockholders' (Deficit)
	Preferred Stock A		Preferred Stock B		Common Stock
	Shares	Value	Shares	Value	Shares	Value
Balance, December 31, 2009	540,000	$ 54	1,000	$ -	103,699,133	$ 10,369	$ 7,033,973	$ -	$ -	$ (18,000)	$ (20,003,576)	$(12,977,180)	-	$(12,977,180)
Issuance of restricted shares for outside services	2,000	-	-	-	4,077,280	409	608,278	-	-	-	-	608,687	-	608,687
Issuance of restricted shares and options for employee services	2,500	1	-	-	1,681,500	168	207,275	-	-	-	-	207,444	-	207,444
Sale of common stock	-	-	-	-	2,062,222	206	163,372	-	-	-	-	163,578	-	163,578
Sale of preferred stock	141,000	14	-	-	-	-	635,997	-	-	-	-	636,011	-	636,011
Warrants issued pursuant to preferred stock sale	-	-	-	-	-	-	84,589	-	-	-	-	84,589	-	84,589
Conversion of debt to common stock	-	-	-	-	2,500,000	250	171,300	-	-	-	-	171,550	-	171,550
Conversion of debt to preferred stock	19,953	2	-	-	-	-	99,763	-	-	-	-	99,765	-	99,765
Conversion of debt to equity in subsidiary	-	-	-	-	-	-	-	-	-	-	-	-	30,000	30,000
Sale of equity in subsidiary for cash	-	-	-	-	-	-	-	-	-	-	-	-	50,000	50,000
Sale of equity in subsidiary for services	-	-	-	-	-	-	-	-	(60,000)	-	-	(60,000)	60,000	-
Amortization of prepaid services for subsidiary equity	-	-	-	-	-	-	-	-	32,500	-	-	32,500	-	32,500
Allocation of loss of subsidiary to non controlling interest	-	-	-	-	-	-	-	-	-	-	5,125	5,125	(5,125)	-
Net loss year ended December 31, 2010	-	-	-	-	-	-	-	-	-	-	(2,024,464)	(2,024,464)	-	(2,024,464)
Balance, December 31, 2010	705,453	71	1,000	-	114,020,135	11,402	9,004,547	-	(27,500)	(18,000)	(22,022,915)	(13,052,395)	134,875	(12,917,520)
Issuance of restricted shares and warrants	-	-	-	-	3,754,036	374	1,029,045	-	-	-	-	1,029,419	-	1,029,419
Issuance of restricted shares and options for employee services	-	-	-	-	687,024	69	562,997	-	-	-	-	563,066	-	563,066
Sale of common stock	-	-	-	-	8,511,764	850	1,096,440	-	-	-	-	1,097,290	-	1,097,290
Warrants issued pursuant to common stock sale	-	-	-	-	-	-	390,488	-	-	-	-	390,488	-	390,488
Sale of preferred stock	44,547	4	-	-	-	-	192,731	-	-	-	-	192,735	-	192,735
Issuance of restricted shares for contract penalty re-delayed shipment	-	-	-	-	1,309,306	131	299,869	-	-	-	-	300,000	-	300,000
Purchase of Treasury Stock	-	-	-	-	-	-	-	40,000	-	-	-	40,000	-	40,000
Sale of Treasury Stock	-	-	-	-	-	-	-	(40,000)	-	-	-	(40,000)	-	(40,000)
Amortization of prepaid services for subsidiary equity	-	-	-	-	-	-	-	-	27,500	-	-	27,500	-	27,500
Allocation of loss of subsidiary to non controlling interest	-	-	-	-	-	-	-	-	-	-	4,813	4,813	(4,813)	-
Conversion of Series A Preferred Stock to Common stock	(750,000)	(75)	-	-	95,100,000	9,510	(9,435)	-	-	-	-	-	-	-
Application of derivative liability from conversion of	-	-	-	-	-	-	30,394,710	-	-	-	-	30,394,710	-	30,394,710
Series A Preferred Stock
Conversion of debt and liability to common stock	-	-	-	-	213,975	21	39,783	-	-	-	-	39,804	-	39,804
Issuance of common stock per settlement agreement arising from reverse merger	-	-	-	-	25,000	3	(3)	-	-	-	-	-	-	-
Collection of Preferred Stock Subscription Receivable					-	-	-	-	-	6,000	-	6,000	-	6,000
Conversion of stock options-cashless exercise					13,889	1	(1)	-	-	-	-	-	-	-
Net loss year ended December 31, 2011	-	-	-	-	-	-	-	-	-	-	(23,704,727)	(23,704,727)	-	(23,704,727)
Balance, December 31, 2011	-	$ -	1,000	$ -	223,635,129	$ 22,361	$ 43,001,171	$ -	$ -	$ (12,000)	$ (45,722,829)	$(2,711,297)	$ 130,062	$(2,581,235)

See the accompanying notes to consolidated financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Cash Flows
For Years Ended December 31, 2011 and 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,704,727)	$(2,024,464)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	57,628	55,587
Issuance of restricted common stock, options and warrants and preferred stock for services	1,592,485	816,131
Issuance of restricted common stock for contract penalty	300,000	-
Expense (income) from derivative liability-Warrants	35,089	(106,616)
Expense (income) from derivative liability-Series A Preferred Stock	19,771,086	(333,681)
Amortization of prepaid expenses purchased with equity	27,500	32,500
Write-off of abandoned patent	-	9,855
Forgiveness of debt income	-	(2,685)
Loss on conversion of debt to stock	-	159,050
Changes in operating assets and liabilities:
Decrease (Increase) in accounts receivable	4,200	(4,200)
(Increase) in inventory	(246,762)	(87,997)
(Increase) decrease in other assets	(5,284)	12,790
Increase in deferred revenue and deposits	150,811	122,525
(Decrease) in provision for contract loss	-	(5,036)
Increase in accounts payable and accrued expenses	142,808	57,449
(Decrease) Increase in warranty provision	(2,140)	2,324
Increase in accounts payable and accrued expenses-related parties	314,503	339,831
Net cash used by operating activities	(1,562,803)	(956,637)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures incurred for patents, trademarks and copyrights	(71,381)	(85,968)
Expenditures incurred for property and equipment	(45,356)	(31,184)
Net cash used by investing activities	(116,737)	(117,152)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of Series A Preferred treasury stock	40,000	-
Increase in loans-net	40,225	5,000
Sale of equity in subsidiary for cash	-	50,000
Payment of capitalized leases	(5,963)	(9,067)
Proceeds from collection of preferred stock subscription receivables	6,000	-
Proceeds from sale of common stock	1,487,778	163,578
Proceeds from sale of preferred stock	192,735	720,600
(Decrease) Increase in related party notes and loans payable	(21,306)	121,677
Net cash provided by financing activities	1,739,469	1,051,788

Net increase (decrease) in cash	59,929	(22,001)
Cash, beginning of year	6,557	28,558

Cash, end of year	$66,486	$6,557

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Payment of interest in cash	$2,735	$2,955
NON CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of 8,000 shares of Series A Preferred treasury stock via note payable	$40,000	$-
Conversion of debt to common and preferred stock	$-	$289,610
Conversion of debt by selling 5% of consolidated subsidiary equity	$-	$30,000
Conversion of debt and liabilities by issuing 213,975 shares of common stock	$39,804	$-

See the accompanying notes to consolidated financial statements

Cyclone Power Technologies, Inc.
Notes to the Consolidated Financial Statements
December 31, 2011 and 2010

NOTE 1 - ORGANIZATIONAL AND SIGNIFICANT ACCOUNTING POLICIES

A.     ORGANIZATION AND OPERATIONS
Cyclone Power Technologies, Inc. (the “Company”) is the successor entity to the business of Cyclone Technologies LLLP (the “LLLP”), a limited liability limited partnership formed in Florida in June 2004.  The LLLP was the original developer and intellectual property holder of the Cyclone engine technology.

On July 2, 2007, the LLLP merged into Cyclone Power Technologies, Inc., a publicly-traded Florida corporation that had recently re-domiciled from California and changed its name from Coastal Technologies, Inc. (the “Pink Sheet Company”). Prior to the merger, the Pink Sheet Company was engaged in the business of medical software development. At such time, the Pink Sheet Company had outstanding 22,249,841 shares of common stock.  Pursuant to the merger agreement, the Company issued 500,000 shares of Series A Convertible Preferred Stock ($.0001 par value), 1,000 shares of Series B Preferred Stock ($.0001 par value) and 33,000,000 shares of common stock ($.0001 per value) for all the equity interests of the LLLP. Pursuant to the merger and the share exchange, the LLLP was dissolved. The stock issued represented 60 percent of the common stock and all of the Series A Preferred and Series B Preferred stock of the Company at the time of merger. This reverse merger was accounted for as a recapitalization of Cyclone, with all assets and liabilities recorded at historical cost.  Concurrent with the merger, the Company sold its medical software development business for $100,000 in cash. Prior to the merger, the Pink Sheet Company had operations, assets and liabilities, and was not considered a “Shell Company” under SEC guidelines.

In the third quarter of 2010, the Company established a subsidiary, Cyclone-WHE LLC (the “Subsidiary”) to market the waste heat recovery systems for all Cyclone engine models. As of December 31, 2011, the Company had an 82.5% controlling interest in the Subsidiary.

The Company is primarily a research and development engineering company whose main purpose is to develop, commercialize, market and license its Cyclone engine technology.

B.     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The audited consolidated financial statements include the accounts of Cyclone Power Technologies Inc. and its 82.5% owned Subsidiary. All material inter-company transactions and balances have been eliminated in the consolidated financial statements. The accompanying audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

C.     SUBSEQUENT EVENTS

In 2009, the FASB issued ASC 855 Subsequent Events. ACS 855 offers assistance and establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ACS 855 does not result in material changes in the subsequent events that an entity reports. This guidance requires disclosure of the date through which events subsequent to the Balance Sheet date have been evaluated and whether such date represents the date the financial statements were issued or were available to be issued. ASC 855 is effective for interim and annual periods ending after June 15, 2009. Management evaluated events occurring between the Balance Sheet date of December 31, 2011, and when the financial statements were available to be issued, and determined that the Company’s acquisition of the assets of Advent Power Systems Inc., and the retirement of the Phoenix Power Group warrant both constituted reportable events, which are described in Note 19 hereof.

D.      CASH

Cash includes cash on hand and cash in banks. The Company maintains cash balances at several financial institutions.

E.     ACCOUNTS RECEIVABLE

Accounts receivable consist of amounts due pursuant to research and development prototype charges. At December 31, 2011, uncollected progress billings of $297,451 were off-set against deferred revenue for financial statement presentation purposes.  At December 31, 2011 and 2010, no allowance for doubtful accounts was deemed necessary.

F.     COMPUTATION OF LOSS PER SHARE

Net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is not presented as the conversion of the preferred stock and exercise of outstanding stock options and warrants would have an anti-dilutive effect. As of December 31, 2011, total anti-dilutive shares amounted to approximately 10.4 million shares, exclusive of 4.7 million shares subject to an unvested common stock purchase warrant.

G.     INCOME TAXES

Income taxes are accounted for under the asset and liability method as stipulated by Accounting Standards Codification (“ASC”) 740 “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

In 2009, the Company adopted certain provisions under ASC Topic 740, which provide interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Effective with the Company’s adoption of these provisions, interest related to the unrecognized tax benefits is recognized in the financial statements as a component of income taxes.

In the unlikely event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. Reserves for uncertain tax positions would be recorded if the Company determined it is probable that a position would not be sustained upon examination or if payment would have to be made to a taxing authority and the amount is reasonably estimated. As of December 31, 2011, the Company does not believe it has any uncertain tax positions that would result in the Company having a liability to the taxing authorities. The Company’s tax returns are subject to examination by the federal and state tax authorities for the years ended 2008 through 2011.

H.      REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with accounting Codification as ASC 605, and Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition. Revenue is recognized at the date of shipment of engines and systems, engine prototypes, engine designs or other deliverables to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue from contracts for multiple deliverables and milestone methods recognition are evaluated and allocated as appropriate. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.  The Company does not allow its customers to return prototype products. Current contracts do not require the company to provide any warranty assistance, after the “deliverable” has been accepted.

It is the Company’s intention, when it has royalty revenue from its contracts, to record royalty revenue periodically when earned, as reported in sales statements from customers. The Company does not have any royalty revenue to date.

I.     WARRANTY PROVISIONS

Current contracts do not require warranty assistance subsequent to acceptance of the “deliverable R&D prototype” by the customer. For products that the company will resell in the future, warranty costs are anticipated to be fully borne by the manufacturing vendor.

J.     INVENTORY

Inventory is recorded at the lower of standard cost or market. Standard costs for material, labor and allocated overhead, are reflective of the estimated costs to manufacture a completed engine after related developmental research and development expenses have been provided for.

K.     FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820 Fair Value “Measurements and Disclosures” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels. The three levels of the fair value hierarchy are defined as follows:

Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.
Level 2	—	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, as of the reporting date.
Level 3	—
Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

The summary of fair values and changing values of financial instruments as of December 31, 2011 and 2010 is as follows:

Instrument	Fair Value	Level	Valuation Methodology
Derivative liabilities as of December 31, 2011	$494,626	3	Black Scholes
Derivative liabilities as of December 31, 2010	$11,083,161	3	Binomial Lattice Model and Black Scholes

Please refer to Note 16 for disclosure and assumptions used to calculate the fair value of the derivative liabilities.

L.    RESEARCH AND DEVELOPMENT

Research and development activities for product development are expensed as incurred.  Costs for the years ended December 31, 2011 and 2010 were $983,276 and $842,425, respectively.

M.     STOCK BASED COMPENSATION

The Company applies the fair value method of ASC 718, “Share Based Payment”, in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the market price for the Company’s common stock as of the date of issuance.

N.    COMMON STOCK OPTIONS AND PURCHASE WARRANTS

The Company accounts for common stock options and purchase warrants at fair value in accordance with ASC 815-40 Derivatives and Hedging. The Black-Scholes option pricing valuation method is used to determine fair value of these warrants consistent with ASC 718, Share Based Payment. Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

The Company accounts for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of the equity instruments exchanged, in accordance with ASC 505-50 Equity Based payments to Non-employees.

O.     PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost.  Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets as follows:

Computers and trade show equipment	3 years
Shop equipment	7 years
Furniture, fixtures, and leasehold improvements	10-15 years

Expenditures for maintenance and repairs are charged to operations as incurred.

P.     IMPAIRMENT OF LONG LIVED ASSETS

The Company continually evaluates the carrying value of intangible assets and other long lived assets to determine whether there are any impairment losses.  If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified. To date, the Company has not recognized any impairment charges.

Q.    RECLASSIFICATIONS

Certain balances that have been presented previously have been reclassified to conform to the financial statement presentation adopted for this year.

R.    RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the Financial Accounting Standards Board ("FASB") issued an accounting standard update (ASU 2011-11) that requires disclosures about offsetting and related arrangements for recognized financial instruments and derivative instruments. The standard is effective for use as of January 1, 2013 and will impact our financial statement disclosures.

In September 2011, the FASB issued an accounting standard update (ASU 2011-08) that provides the option to assess qualitative factors in determining whether a goodwill impairment test is necessary. The standard is effective January 1, 2012, and will not materially impact our financial condition, results of operations, or financial statement disclosures.

In December 2010, the FASB  issued an accounting standard update (ASU 2010-29) that provides for a public entity to disclose pro-forma  information for business combinations that occurred in the current reporting period. The requirement is to disclose pro-forma, and comparable revenue and earnings as though the acquisition date for all business combinations that occurred had been as of the beginning of the annual reporting period. This standard is effective December 15, 2010, and will impact our financial statement disclosures.

S.    CONCENTRATION OF RISK

The Company does not have any off-balance-sheet concentrations of credit risk.  The Company expects cash and accounts receivable to be the two assets most likely to subject the Company to concentrations of credit risk. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. The Company plans to minimize its accounts receivable credit risk by transacting contractual arrangements with customers that have been subjected to stringent credit evaluations and structuring the contracts in a manner that lessens inherent credit risks.

As of December 31, 2011, the Company maintained its cash in two quality financial institutions.  The Company has not experienced any losses in its bank accounts through December 31, 2011.

We purchase raw material and components from multiple sources, none of which may be considered a principal or material suppliers.  If necessary, we could replace these suppliers with minimal effect on our business operations.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred substantial operating losses of $3.8 million and $2.3 million for the years ended December 31, 2011 and 2010, respectively. The cumulative deficit since inception is approximately $45.7 million, which is comprised of $14.8 million attributable to operating losses and other expenses, and includes $30.9 million in non-cash derivative liability accounting.  The Company has a working capital deficit at December 31, 2011 of approximately $2.6 million. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on management’s plans, which includes implementation of its business model to generate revenue from development contracts, licenses and product sales, and continuing to raise funds through debt or equity raises. The Company will also likely continue to rely upon related-party debt or equity financing.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  The Company is currently raising working capital to fund its operations via private placements of common stock, advance contract payments (deferred revenue) and advances from and deferred payments to related parties.

NOTE 3 - INVENTORY

Inventory at December 31, 2011 and  2010 consists of:

	2011	2010
Engine material and parts	$327,946	$183,893
Labor	128,395	38,556
Applied overhead	19,259	6,389
Total Inventory	$475,600	$228,838

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2011 and  2010 consists of the following:

	2011	2010
Display Equipment for Trade Shows	$9,648	$9,648
Leasehold Improvements and Furniture and Fixtures	74,083	46,332
Equipment and Computers	101,053	83,448
Total	184,784	139,428
Less: Accumulated Depreciation	76,541	55,644
Net Property and Equipment	$108,243	$83,784

Depreciation expense for the years ended December 31, 2011 and 2010 was $20,897 and $25,530, respectively.

NOTE 5 - PATENTS AND TRADEMARKS AND COPYRIGHTS,

The Cyclone Engine is currently protected under the following U.S. Patents and allowed patent applications:

Heat Regenerative Engine (US Patent No. 7,080,512 B2)
Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)
Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)
Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)
Centrifugal Condenser (US Patent No. 7,798,204 B2)
Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)
Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)
Spider Bearing (US Patent No. 7,900,454)
Waste Heat Engine (US Patent No. 7,992,386)
Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586)

The Company also has received patents for the main Cyclone engine in 20 other countries, and patents pending in two more countries. The Company plans to continue to pursue patent protection in the U.S. and internationally for its intellectual property.

The Company has filed trademark applications in the U.S. for Cyclone Power Technologies, Cyclone Power, WHE, WHE Generation, and Generation WHE.

Patents, trademarks and copyrights consist of legal fees paid to file and perfect these claims. The net balances as of December 31, 2011 and  2010 was $440,001 and $405,351 respectively. For the years ended December 31, 2011 and 2010, $71,381 and $85,968 was capitalized, respectively.

Patents, trademarks and copyrights are amortized over the life of the intellectual property which is 15 years. Amortization for the years ended December 31, 2011 and 2010 were $36,731 and $30,057, respectively. The Company wrote off abandoned patents of $9,855 for the year ended December 31, 2010.

NOTE 6 - NOTES AND OTHER LOANS PAYABLE

A summary of non-related party notes and other loans payable as of December 31, 2011 and 2010 is as follows:

	2011	2010

6% uncollateralized $5,000 demand note (*)	$-	$5,000
6% uncollateralized $25,000 demand note	25,000	-
6% uncollateralized $5,000 demand note	5,000	-
Total current non related party note	$30,000	$5,000
(accrued interest is included in accrued liabilities)

(*) This note was retired pursuant to the issuance of preferred stock in 2011.

A summary of related party notes and other loans payable as of December 31, 2011 and  2010 is as follows:

	2011	2010
6% demand loan from controlling shareholder, uncollateralized (A)	$11,285	$-

6% demand loans per Operations Agreement with Schoell Marine Inc., a company owned by Cyclone’s CEO and controlling shareholder, collateralized by lien on Cyclone’s patent for heat regenerative engine (B)	427,332	444,209

6% non-collateralized loan from officer and shareholder, payable on demand. The original principle balance was $137,101.	66,364	86,264

Accrued Interest	173,290	129,104

Total current related party notes, inclusive of accrued interest	$678,271	$659,577

(A)	This note (originally $40,000) was issued to purchase 8,000 shares of the Company’s Series A Preferred Stock. This treasury stock was subsequently sold for $40,000.

(B)
This note arose from services and salaries incurred by Schoell Marine on behalf of the Company.  Schoell Marine also owns the building that is leased to the Company. The Schoell Marine note bears an interest rate of 6% and repayments occur as cash flow of the Company permits. The note is secured by a UCC-1 filing on the Company’s patents and patent applications. During the year ended December 31, 2011, $5,367 was paid on the note balance.

NOTE 7 - RELATED PARTY TRANSACTIONS

A. LEASE ON FACILITIES

The Company leases a 6,000 square foot warehouse and office facility located at 601 NE 26th Court in Pompano Beach, Florida.  The lease, which is part of the Company’s Operations Agreement with Schoell Marine, provides for the Company to pay rent equal to the monthly mortgage payment on the building plus property taxes, rent, utilities and sales tax due on rent. Occupancy costs for the years ended December 31, 2011 and 2010 were $62,964 and $62,964, respectively. The Operations Agreement runs year-to-year, however, the lease portion of this agreement is month-to-month, but can only be cancelled on 180 days notice by Schoell Marine.

B. DEFERRED COMPENSATION

Included in related party payables as of December 31, 2011 and 2010 is $1,304,645 and $970,614, respectively, of accrued and deferred officers’ salaries compensation which will be paid if funds are available. These are non-interest bearing and due on demand.

NOTE 8 - PREFERRED STOCK

On May 12, 2011, the holders of a majority of the shares of Series A Convertible Preferred (the “Series A Preferred”) stock, of which there were 750,000 outstanding at the time, executed a resolution to convert all of the Series A Preferred shares into approximately 95.1 million shares of common stock, and to retire all Series A Preferred shares, effective as of May 15, 2011. The Company did not receive any additional consideration from the conversion. The Company recorded non-cash derivative expenses of $19,771,086 and eliminated the related derivative liability with respect to the conversion and the retirement of Series A Preferred.

The Series B Preferred Stock is majority voting stock and is held by senior management. Ownership of the Series B Preferred Stock shares assures the holders thereof a 51% voting control over the common stock of the Company. The Series B Preferred Stock shares are convertible on a one-for-one basis with the common stock in the instance the Company is merged or sold.

NOTE 9 - STOCK TRANSACTIONS

The Company relies on capital raised through private placements of common and preferred stock, and loans primarily from related parties, to assist in the funding of operations.

During the year ended December 31, 2011, the Company issued 687,024 shares of restricted common stock valued at $196,372 for employee services, of which $185,705 was charged to general and administrative services, and $10,667 was for research and development related services and activities. Additionally, the Company amortized (based on vesting) $366,694 of common stock options, previously issued. Unless otherwise described in these footnotes, reference to “restricted” common stock means that the shares are restricted from resale pursuant to Rule 144 of the Securities Act of 1933, as amended.

The Company issued 3,754,036 shares of restricted common stock, valued at $1,004,021 for outside services and amortized $25,398 of previously issued common stock warrants for outside services.

During the year ended December 31, 2011, the Company sold 8,511,764 shares of restricted common stock for $1,487,778 which included 2,861,251 common stock warrants valued at $390,488 (valued by the Black Scholes model), and 44,547 shares of Series A Preferred stock for $192,735.

During the year ended December 31, 2011, the Company issued 1,309,306 shares of restricted common stock, valued at $300,000, as satisfaction of a contract penalty agreement; 213,975 shares of common stock, valued at $39,804, in satisfaction for notes and accrued interest of $12,804; and 25,000 shares of common stock in settlement of a claim pursuant to the reverse merger disclosed in Note 1. In the third quarter of 2011, 20,000 common stock options were converted via a cashless exercise into 13,889 shares of common stock.

During the year ended December 31, 2010, the Company issued 2,500 shares of Series A Preferred shares, 1,681,500 shares of restricted common stock, and options convertible into 2,040,000 shares of common stock, cumulatively valued at $207,444 for employee services, of which $177,911 was charged to general and administrative services, and $29,533 was for research and development related services and activities. Additionally, the Company issued 2,000 shares of Series A Preferred shares and 4,077,280 shares of restricted common stock valued at $608,687 for outside services.

During the year ended December 31, 2010, the Company converted $171,550 of debt into 2,500,000 shares of common stock and $99,765 of debt into 19,953 shares of Series A Preferred stock.

During the year ended December 31, 2010, the Company sold 2,062,222 shares of restricted common stock for $163,578, which included warrants valued at $84,589; and 141,000 shares of Series A Preferred stock for $720,586.

NOTE 10 - STOCK OPTIONS AND WARRANTS

A.  COMMON STOCK OPTIONS

For the year ended December 31, 2011, in recognition of and compensation for services rendered by employees, the Company issued common stock options, valued at $446,849, (valued pursuant to the Black Scholes valuation model)  that are exercisable into 3,115,000 shares of common stock to employees, with a per share range of exercise prices of $.19-$.30 (average per share of $.23 ) and a maturity life of 5-10 years (an average maturity life of 7.9 years). These options have a 1-year vesting requirement and the Company estimates that these options will be exercised within 3 years of issue. For the year ended December 31, 2011, the income statement charge for the amortization of stock options was $366,615 and the unamortized balance was $314,814.  The options may also be exercised by the optionee by having the Company withhold shares that would otherwise be delivered pursuant to the option, based upon the market value of those shares, and equal to the total exercise price of the remaining exercised options.

For the year ended December 31, 2010, in recognition of and compensation for services rendered by employees, the Company issued 2,040,000 cashless options exercisable into 2,040,000 shares of common stock to employees and staff, with an average exercise price per share of $.122, an average maturity life of 5.8 years and a one year vesting requirement. The Company estimated that the options would be exercised within 3 years. The income statement charge for the year ended December 31, 2010 was $64,988 and the unamortized balance was $178,414.

The Company’s 2010 Stock Option Plan (the "Plan"), effective July 1, 2010, provides officers, directors and  employees of the Company with the right to receive incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options not constituting ISOs. Options to acquire a total of 5 million shares of common stock are authorized under the Plan. The Plan is administered by a committee consisting of the entire Board of Directors, which has authority to issue any number of options to grantees under an Option Agreement, with a termination date no greater than 10 years from the grant date. The committee also has the authority to allow a form of payment other than cash, such as stock payment by optionee or the withholding of shares otherwise deliverable pursuant to an option.

A summary of the common stock options for the period from December 31, 2009 through December 31, 2011 follows:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Options
Balance, December 31, 2009	1,000,000	$0.325	6.5
Options issued	2,040,000	0.122	5.4
Options exercised	-	-	-
Options cancelled	-	-	-

Balance, December 31, 2010	3,040,000	0.188	5.0
Options issued	3,115,000	.229	7.9
Options exercised	(20,000)	(.100)	-
Options cancelled	(100,000)	(.246)	-

Balance, December 31, 2011	6,035,000	$.208	6.0

The vested and exercisable options at period end follows:

	Exercisable/Vested Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Options
Balance, December 31, 2009	1,000,000	$0.325	7.5
Balance, December 31, 2010	1,000,000	0.325	6.5
Balance, December 31, 2011	3,020,000	0.189	5.0

Additional vesting by March 31, 2012	485,000	0.254

The fair value of stock options and purchase warrants granted using the Black-Scholes option pricing model was calculated using the following assumptions:

	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2010
Risk Free Interest Rate	.39%-1.20%	.6% - 1.18%
Expected Volatility	132%-231%	458% - 628%
Expected term in years	5-10	2-3
Expected dividend yield	0%	0%
Average value per options and warrants	$.13.-$.31	$.09 - $.14

Expected volatility is based on historical volatility of the Company’s common stock price and other comparable pink sheet traded companies (used when the traded stock price of the company was not representative). Short Term U.S. Treasury rates were utilized. The expected term of the options and warrants was calculated using the alternative simplified method newly codified as ASC 718 "Accounting for Stock Based Compensation", which defined the expected life as the average of the contractual term of the options and warrants and the weighted average vesting period for all trenches.

B.  COMMON STOCK WARRANTS

Outstanding-

In August 2011, the Company issued 926,251 warrants at a $.27 exercise price (valued at $214,028) with a 3 years term, pursuant to the sale of Common stock to unaffiliated third parties. The Company can force conversion of these warrants if its common stock trades at a price greater than $.54 per share for 10 consecutive trading days, and the average trading volume is greater than 200,000 shares per day. The warrant holders may exercise the warrants without paying the cash price, and instead having the Company withhold shares that would otherwise be delivered pursuant to the warrant, based upon the market value of those shares, and equal to the total conversion price of the remaining converted warrants. This “cashless” option is only available after six months from the date of warrant issuance, and only if the Company has not registered for resale under the Securities Act of 1933, the underlying shares of common stock. The warrants are also subject to certain anti-dilution protections, whereby if the Company issues common stock at a price less than $.20 a share (in a non “exempted” issuance), then the exercise price of the warrants shall reset to that lower value. “Exempted” issuances include shares issued subject to Board-approved option plans, any convertible securities outstanding as of the date of the warrant issuance, and up to 5 million shares of common stock issued to service providers of the Company.

In the third quarter of 2011, the Company issued 1,335,000 warrants, with a three year term, at a $.27-$.32 per share exercise price (valued at $293,184) pursuant to the sale of additional common shares. Also, the Company issued 750,000 warrants with a 1 year term, at a $.30 per share exercise price (valued at $101,591) for services. The value of these warrants is being amortized over the service period.

In the fourth quarter of 2011, the Company issued 600,000 warrants, with a three year term, at a $.27 per share exercise price (valued at $94,502) pursuant to the sale of additional common shares.

In August 2010, the Company issued 770,500 warrants at a $.15 exercise price (valued at $84,589), with a 2 year term, pursuant to the sale of Series A Preferred stock to an unaffiliated third party.

A summary of outstanding vested warrant activity for the year ended December 31, 2011 follows:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Warrants
Balance, December 31, 2010	770,500	$.150	1.67
Warrants issued	3,611,251	.29	2.23
Warrants exercised	-	-	-
Warrants cancelled	-	-	-

Balance, December 31, 2011	4,381,751	$.265	1.99

NOTE 11 - INCOME TAXES

A reconciliation of the differences between the effective income tax rates and the statutory federal tax rates for the years ended December 31, 2011 and 2010 are as follows:

	Year ended Dec 31, 2011	Amount	Year ended Dec. 31, 2010	Amount
Tax benefit at U.S. statutory rate	34%	$1,232,008	34%	$744,519
State taxes, net of federal benefit	4	144,942	4	87,590
Change in valuation allowance	(38)	(1,376,950)	(38)	(832,109)
	-%	$-	-%	$-

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities for years ended December 31, 2011 and 2010 consisted of the following:

Deferred Tax Assets	Dec. 31, 2011	Dec. 31, 2010
Net Operating Loss Carry-forward	$5,420,492	$2,860,156
Deferred Tax Liabilities – Accrued Officers Salaries	(231,135)	(126,635)
Net Deferred Tax Assets	5,189,357	2,733,521
Valuation Allowance	(5,189,357)	(2,733,521)
Total Net Deferred Tax Assets	$-	$-

As of December 31, 2011, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $10.7 million that may be offset against future taxable income through 2026. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax asset has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry forwards will expire unused. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

NOTE 12 - LEASE OBLIGATIONS

A.  CAPITALIZED LEASE OBLIGATIONS

In 2009, the Company acquired $27,401 of property and equipment via capitalized lease obligations at an average interest rate of 18.4%. Lease principle payments made in the year ended December 31, 2011 was $5,964. The balance of leases payable at December 31, 2011 was $3,053. Future lease payments are:

2012	$898
2013	1,127
2014	1,028

$3,053

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company has employment agreements with Harry Schoell, CEO, at $150,000 per year, and Frankie Fruge, COO, at $120,000 per year (the “Executives”), that provide for a term of three (3) years from their Effective Date (July 2, 2007), with automatically renewing successive one year periods starting on the end of the second anniversary of the Effective Date. If either Executive is terminated “without cause” or pursuant to a “change in control” of the Company, as both defined in the respective agreements, the Executive shall be entitled to (i) any unpaid Base Salary accrued through the effective date of termination, (ii) the Executive’s Base Salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his Term then in effect, whichever is longer, and (iii) any Performance Bonus that would otherwise be payable to the Executive were he not terminated, during the 12 months following his or her termination.

In July 2011, the Company signed a one-year lease for an additional 2,000 square feet at rate of $8.25/ s.f, terminating in August 2012. The lease also has two 1-year extensions.  The balance of the lease is $8,159.

NOTE 14 - CONSOLIDATED SUBSIDIARY

Commencing in the second quarter of 2010, the Company established a subsidiary (Cyclone-WHE LLC) to license and market waste heat recovery systems for all engine models. A 5% equity participation was sold to a minority investor for $30,000, via the conversion of a Cyclone note payable. Another 5% was purchased directly from the Subsidiary by a minority investor for services valued at $30,000 consisting of assistance in marketing, management and financing for projects to be carried out by the Subsidiary. These services were amortized over a 12 month period. This investor also received and exercised a 2.5% equity purchase warrant in the Subsidiary for $50,000.

Effective July 1, 2010, a 5% equity contribution was provided to the new Managing Director of the Subsidiary in consideration of $30,000 of future professional services (which are being amortized over a 12 month period). Additionally, options were given for the acquisition of an additional 5% equity in the subsidiary at a total price of $100,000, vesting half in 12 months and half in 24 months, exercisable for 5 years. No value was attributed to these options, since the subsidiary had no significant operations or assets.

The total losses of the subsidiary for the year ended December 31, 2011 was $27,500. Losses of the subsidiary are currently fully borne by the parent Company, and no allocations were made to the non controlling interest in the consolidated subsidiary.  There is no guarantee of future profits or positive cash flow of the subsidiary for loss recovery and the related imputed receivable would be impaired.  As of December 31, 2011, the cumulative unallocated losses to the non-controlling interests of the subsidiary of $9,938 are to be recovered, by the parent from future subsidiary profits, when they materialize.

NOTE 15 - PENALTY FOR DELAYED DELIVERY OF PRODUCT

In 2009, the Company signed a contract for the delivery of two Mark V prototype engines that had a performance penalty of $25,000 per month for late delivery, paid with restricted Company common stock (pursuant to Rule 144) based on the closing price for the Company’s stock on the OTC Markets on the last day of the applicable month. Other terms of the contract reflected development fees paid by the customer, and royalties to be paid to the Company based on units subsequently manufactured and sold by the customer.  The original delivery date was revised to January 1, 2011. Effective January 1, 2012 the Company’s agreed that two WHE engines would be substituted for the deliverable in satisfaction of the contract, but that Cyclone is still obligated to deliver two Mark V engines at a later time. For the year ended December 31, 2011, the Company charged $350,000 to cost of goods sold for this penalty. This is reflective of 1,309,306 shares of restricted common stock issued in the first year, valued at $300,000, and $50,000 of accrued expenses for subsequent delayed engine delivery.

NOTE 16 - DERIVATIVE LIABILITIES

The Company has issued certain freestanding and embedded financial instruments that are classified as derivative liabilities in accordance with ASC Topic 815 Derivatives and Hedging.

Series A Convertible Preferred Stock

The Company’s Series A Convertible Preferred Stock entitled the holders of the preferred stock to convert the preferred stock into a fixed percentage of the total outstanding common stock on a fully diluted basis, calculated on the date of conversion.  The resulting derivative liability is presented at its fair value on the accompanying balance sheets with changes in fair value reported in the statement of operations.   In May 2011, the holders of all of the outstanding shares of Series A Preferred Stock converted the shares into 95,100,000 shares of the Company’s common stock.  As a result of the conversion, the estimated fair value of the embedded conversion option of at the time of conversion of $30,394,710 was reclassified into equity. There is no derivative liability related to this issuance as of December 31, 2011. The fair value of the conversion option options had been estimated using a binomial lattice model using the following assumptions:

Risk free rate	1.27% -2.69%
Expected volatility	150% - 400%
Expected term in years	5 Years
Expected dividend yield	0%

Phoenix Common Stock Warrant

As part of the Company’s license agreement with Phoenix Power Group (“Phoenix”), in 2009 the Company agreed to issue to Phoenix a common stock purchase warrant at a price of $.19 per share, equal to two (2%) percent of the total issued, outstanding, convertible debt and dilutive common stock of the Company at the time of exercise. The number of shares into which the warrant was convertible was contingent upon the number of shares outstanding at the date the warrant was issued. As of December 31, 2011, 2% of the outstanding, convertible and dilutive common stock of the Company was approximately 4.68 million shares. The warrant was to vest upon the delivery of the first two prototype Cyclone Mark V Engines to Phoenix and payment by Phoenix of the full $400,000 license fee, and terminate 24 months thereafter and are non-transferable. As of December 31, 2011, the warrant was valued at approximately $494,626 (by the Black Scholes valuation method) and is to be amortized proportionally over the life of the contract, as an expense of the contact in conjunction with revenue and royalty recognition from this contract.  Because the number of shares issuable upon exercise of the warrant was unknown until the time of exercise, and there is no limit to the number of shares that are issuable upon exercise, the common stock warrant was required to be accounted for as a derivative liability. The resulting derivative liability of $494,626 from the warrant is presented at its fair value on the accompanying balance sheet with changes in fair value reported in the statement of operations.  In March 2012, the Company entered into an agreement with Phoenix to convert and retire the warrant for 2,000,000 shares of common stock. Phoenix did not pay any additional consideration for the shares.

The fair value of the warrants, at December 31, 2011, has been estimated using the Black Scholes model using the following assumptions:

Risk free rate	.39%
Expected volatility	108%
Expected term in years	2 years
Expected dividend yield	0%

A summary of the fair value of the Company’s derivative liabilities are as follows:

	Fair Value as of Dec. 31 2010	Period End Change in Fair Value	Conversion of Series A Pref. Stock	Fair Value as of Dec. 31, 2011
Series A Preferred Stock	$10,623,624	$19,771,086	$(30,394,710)	$-
Phoenix Warrant	$459,537	35,089	-	494,626
Total	$11,083,161	$19,771,086	$(30,394,710)	$494,626

NOTE 17 - RECEIVABLES, DEFERRED REVENUE AND BACKLOG

As of December 31, 2011, the Company has accounts receivable of $297,451, which relates to uncollected work in progress billings, and are comprised of $62,618 due from Raytheon and $234,833 due form Advent under the Company’s U.S. Army/TACOM contract.  These amounts are offset against deferred revenue until contract deliverables and related revenue recognition have been satisfied.

As of December 31, 2011, total backlog for prototype engines to be delivered in the following six to nine months was $1.5 million, of which $100,000 has been paid and $297,451 has been invoiced, as noted above.  This amount of backlog orders is inclusive of contracts with Raytheon, the U.S. Army (through Advent) and Combilift, which the Company expects to be paid over the following six to nine months of the respective contracts’ development periods.  This total figure does not, however, account for the acquisition of Advent, which closed in the first quarter of 2012, and pursuant to which, the Company assume the full $1.4 million contract with the U.S. Army, which would increase current backlog to approximately $2.2 million.

NOTE 18 - RECEIVABLES FACTORING

As of December 31, 2011, the Company has entered into a factoring (purchase and sale agreement) to factor 85% the face value of receivables presented  at  interest rates on the outstanding balances of 1.85% for the first 30 days, and 1.10 % each 15 days thereafter. The factor repayment liability at December 31, 2011 was $43,169 and the interest expense for the year ended December 31, 2011 was $1,415. The agreement is personally guaranteed by one of the Company’s officers.

NOTE 19 - SUBSEQUENT ACQUISITION OF ADVENT POWER SYSTEMS INC. BUSINESS

On February 16, 2012, the Company acquired select net assets, business and contracts of Advent Power Systems Inc. for 1.5 million shares of common stock, valued at approximately $315,000. The value of the Army contract (to develop an auxiliary power unit for multiple lines of combat vehicles) being transferred to Cyclone is $1.4 million. The common stock consideration is being held in escrow pending the official novation of the Army contract, and is further restricted for resale by a contractual two-year leak-out provision. Of the $315,000 purchase price paid in common stock, virtually all was allocated to the Army contract asset and retirement of Advent’s exclusive license for sale of Cyclone engines to military customers. In completing this acquisition, the Company expects to receive an additional $450,000 in revenue and higher profits (in addition to the $700,000 originally payable to the Company as a sub-contractor) under the Army contract. The Company will also assume the position as prime contractor, which it believes will assist the Company in acquiring new defense contracts in the future.

On March 30, 2012, the Company completed an agreement with Phoenix Power Group to convert the warrant held by Phoenix into 2 million shares of common stock of the Company on a cashless basis (meaning no additional consideration was paid by Phoenix at the time). The warrant was subsequently retired.

Cyclone Power Technologies, Inc.
Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash	$12,715	$66,486
Accounts receivable	31,146	-
Inventory	1,021,405	475,600
Other current assets	33,828	4,846
Total current assets	1,099,094	546,932

PROPERTY AND EQUIPMENT
Furniture, fixtures, and equipment	241,066	184,784
Less: Accumulated depreciation	(87,068)	(76,541)
Net property and equipment	153,998	108,243

OTHER ASSETS
Patents, trademarks and copyrights	562,393	557,847
Less: Accumulated amortization	(137,801)	(117,846)
Net patents, trademarks and copyrights	424,592	440,001
Other assets	2,422	2,422
Total other assets	427,014	442,423

Total Assets	$1,680,106	$1,097,598

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$498,846	$263,131
Factored receivables	-	43,169
Accounts payable and accrued expenses-related parties	1,428,840	1,305,772
Notes and other loans payable	515,000	30,000
Notes and other loans payable-related parties	736,427	678,271
Capitalized lease obligations-current portion	645	898
Deferred revenue and license deposits	614,564	860,811
Total current liabilities	3,794,322	3,182,052

NON CURRENT LIABILITIES
Capitalized lease obligations-net of current portion	1,985	2,155
Derivative Liabilities-Warrant	-	494,626
Total non-current liabilities	1,985	496,781

Total liabilities	3,796,307	3,678,833

STOCKHOLDERS' DEFICIT

Series B preferred stock, $.0001 par value, 1,000 shares authorized, 1,000 share isssued and outstanding at June 30, 2012 and December 31, 2011, respectively.	-	-

Common stock, $.0001 par value, 300,000,000 shares authorized, 234,451,771 and 223,635,129 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively.	23,445	22,364
Additional paid-in capital	45,252,282	43,001,168
Prepaid expenses with common stock	(112,317)	-
Stock subscription receivable	(26,583)	(12,000)
Accumulated deficit	(47,383,090)	(45,722,829)
Total stockholders' deficit-Cyclone Power Technologies Inc.	(2,246,263)	(2,711,297)
Non controlling interest in consolidated subsidiary-Cyclone WHE LLC	130,062	130,062

Total Stockholders Deficit	(2,116,201)	(2,581,235)

Total Liabilities and Stockholders' Deficit	$1,680,106	$1,097,598
The accompanying notes are an integral part of these consolidated financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Operations
 (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011

REVENUES	$380,445	$-	$380,445	$-

COST OF GOODS SOLD	221,908	250,867	171,908	75,000

Gross margin (loss)	158,537	(250,867)	208,537	(75,000)

OPERATING EXPENSES
Advertising and promotion	38,802	32,294	18,021	21,219
General and administrative	1,306,524	1,188,744	759,606	755,430
Research and development	498,823	497,732	242,999	269,062

Total operating expenses	1,844,149	1,718,770	1,020,626	1,045,711

Operating loss	(1,685,612)	(1,969,637)	(812,089)	(1,120,711)

OTHER INCOME (EXPENSE)
Other (expense)	(25,600)	(26,964)	(25,600)	(26,964)
Derivative income (expense) -Warrants	114,626	(650,758)	-	151,264
Derivative income (expense) -Series A Preferred Stock	-	(19,771,086)	-	(1,680,240)
Interest (expense)	(63,675)	(20,901)	(45,980)	(10,642)

Total other income (expense)	25,351	(20,469,709)	(71,580)	(1,566,582)

Loss before income taxes	(1,660,261)	(22,439,346)	(883,669)	(2,687,293)
Income taxes	-	-	-	-

Net loss	$(1,660,261)	$(22,439,346)	$(883,669)	$(2,687,293)

Net loss per common share, basic	$(0.01)	$(0.18)	$(0.00)	$(0.02)

Weighted average number of common shares outstanding	226,841,453	125,964,667	230,953,100	147,077,072

The accompanying notes are an integral part of these consolidated financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Stockholders’ Deficit
For the Six Months Ended June 30, 2012 (unaudited)
and Year Ended December 31, 2011

							Additional Paid In Capital	Treasury Stock	Prepaid Expenses From Equity Contribution	Prepaid Expenses via Common Stock	Stock Subscription Receivable	Accumulated (Deficit)	Total Stockholders' (Deficit) Cyclone Power Tech. Inc.	Non Controlling Interest In Consol. Subsidiary	Total Stockholders' (Deficit)
	Preferred Stock A		Preferred Stock B		Common Stock
	Shares	Value	Shares	Value	Shares	Value
Balance, December 31, 2010	705,453	$ 71	1,000	$ -	114,020,135	$11,402	$9,004,547	$ -	$(27,500)	$ -	$(18,000)	$(22,022,915)	$(13,052,395)	$134,875	$(12,917,520)
Issuance of restricted shares and warrants for outside services	-	-	-	-	3,754,036	376	1,029,043	-	-	-	-	-	1,029,419	-	1,029,419
Issuance of restricted shares and options for employee services	-	-	-	-	687,024	69	562,997	-	-	-	-	-	563,066	-	563,066
Sale of common stock	-	-	-	-	8,511,764	851	1,096,439	-	-	-	-	-	1,097,290	-	1,097,290
Warrants issued pursuant to common stock sale	-	-	-	-	-	-	390,488	-	-	-	-	-	390,488	-	390,488
Sale of preferred stock	44,547	4	-	-	-	-	192,731	-	-	-	-	-	192,735	-	192,735
Issuance of restricted shares for contract penalty re-delayed shipment	-	-	-	-	1,309,306	131	299,869	-	-	-	-	-	300,000	-	300,000
Purchase of treasury stock	-	-	-	-	-	-	-	40,000	-	-	-	-	40,000	-	40,000
Sale of treasury stock	-	-	-	-	-	-	-	(40,000)	-	-	-	-	(40,000)	-	(40,000)
Amortization of prepaid services for subsidiary equity	-	-	-	-	-	-	-	-	27,500	-	-	-	27,500	-	27,500
Allocation of loss of subsidiary to non controlling interest	-	-	-	-	-	-	-	-	-	-	-	4,813	4,813	(4,813)	-
Conversion of preferred stock to common stock	(750,000)	(75)	-	-	95,100,000	9,510	(9,435)	-	-	-	-	-	-	-	-
Application of derivative liability from conversion of preferred stock	-	-	-	-	-	-	30,394,710	-	-	-	-	-	30,394,710	-	30,394,710
Conversion of debt and liability to common stock	-	-	-	-	213,975	21	39,783	-	-	-	-	-	39,804	-	39,804
Issuance of common stock per settlement agreement arising from reverse merger	-	-	-	-	25,000	3	(3)	-	-	-	-	-	-	-	-
Collection of peferred stock subscription receivable	-	-	-	-	-	-	-	-	-	-	6,000	-	6,000	-	6,000
Conversion of stock options-cashless exercise	-	-	-	-	13,889	1	(1)	-	-	-	-	-	-	-	-
Net loss year ended December 31, 2011	-	-	-	-	-	-	-	-	-	-	-	(23,704,727)	(23,704,727)	-	(23,704,727)
Balance, December 31, 2011	-	-	1,000	-	223,635,129	22,364	43,001,168	-	-		(12,000)	(45,722,829)	(2,711,297)	130,062	(2,581,235)
Issuance of restricted shares and warrants for outside services	-	-	-	-	2,657,603	266	513,400	-	-	(30,000)	-	-	483,666	-	483,666
Issuance of restricted shares and options for employee services	-	-	-	-	30,000	3	264,251	-	-	-	-	-	264,254	-	264,254
Sale of common stock	-	-	-	-	3,181,128	318	328,896	-	-	-	(14,583)	-	314,631	-	314,631
Warrants issued pursuant to common stock sale	-	-	-	-	-	-	173,369	-	-	-	-	-	173,369	-	173,369
Issuance of restricted shares for contract penalty re-delayed shipment	-	-	-	-	545,498	55	99,945	-	-	-	-	-	100,000	-	100,000
Debt commission fee paid with common stock	-	-	-	-	136,875	14	23,611	-	-	(18,415)	-	-	5,210	-	5,210
Prepayment of debt interest with common stock	-	-	-	-	465,538	46	84,921	-	-	(63,902)	-	-	21,065	-	21,065
Conversion of common stock warrants-cashless exercise	-	-	-	-	2,000,000	200	379,800	-	-	-	-	-	380,000	-	380,000
Conversion of common stock options-cashless exercise	-	-	-	-	15,000	1	(1)	-	-	-	-	-	-	-	-
Purchase of net business assets of Advent Power	-	-	-	-	1,500,000	150	329,850	-	-	-	-	-	330,000	-	330,000
Common stock issued pursuant to Advent agreement	-	-	-	-	125,000	12	27,488	-	-	-	-	-	27,500	-	27,500
Common stock issued pursuant to debt refinancing	-	-	-	-	160,000	16	25,584	-	-	-	-	-	25,600	-	25,600
Net loss six months ended June 30, 2012	-	-	-	-	-	-	-	-	-	-	-	(1,660,261)	(1,660,261)	-	(1,660,261)
Balance, June 30, 2012	-	$ -	1,000	$ -	234,451,771	$23,445	$45,252,282	$ -	$ -	$(112,317)	$(26,583)	$(47,383,090)	$(2,246,263)	$130,062	$(2,116,201)

The accompanying notes are an integral part of these consolidated financial statements

Cyclone Power Technologies, Inc.
Consolidated Statements of Cash Flows
 (unaudited)

	Six Months Ended June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,660,261)	$(22,439,346)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	30,482	25,725
Issuance of restricted common stock, options and warrants for services	747,920	733,674
Issuance of restricted common stock issued for debt refinancing	25,600	-
Issuance of restricted common stock for contract penalty	50,000	125,867
(Income) loss from derivative liability-Warrants	(114,626)	650,758
Loss from derivative liability-Series A Preferred Stock	-	19,771,086
Provision for loss on debt and liability conversion	-	26,961
Amortization of prepaid expenses purchased with equity	-	27,500
Amortization of prepaid expenses via common stock	26,275	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(31,146)	-
Increase in inventory	(109,127)	(45,681)
Increase in other assets	(28,982)	(5,407)
(Decrease) increase in deferred revenue and deposits	(246,247)	46,700
Increase in accounts payable and accrued expenses	206,537	166,465
Decrease in factored receivables	(43,169)	-
Increase in accounts payable and accrued expenses-related parties	123,068	143,346
Net cash used by operating activities	(1,023,676)	(772,352)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures incurred for patents, trademarks and copyrights	(4,546)	(82,222)
Expenditures for fixed assets	(56,282)	(7,941)
Net cash used by investing activities	(60,828)	(90,163)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of Series A Preferred treasury stock	-	40,000
Payment of capitalized leases	(423)	(5,862)
Proceeds from debt	485,000	-
Proceeds from sale of common stock	488,000	940,296
Proceeds from sale of preferred stock	-	192,735
Increase in related party notes and loans payable	58,156	2,753
Net cash provided by financing activities	1,030,733	1,169,922

Net (decrease) increase in cash	(53,771)	307,407
Cash, beginning of period	66,486	6,557

Cash, end of period	$12,715	$313,964

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Payment of interest in cash	$5,398	$654
NON CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of 8,000 shares of Series A Preferred treasury stock via note payable	$-	$40,000
Issuance of 602,413 shares of Common stock for prepaid interest and debt commission	$108,592	$-
Issuance of 2,000,000 shares of Common stock for cashless warrant exercise	$380,000	$-
Issuance of 160,000 shares of Common stock pursuant to debt refinancing	$25,600
Issuance of 1,500,000 shares of Common stock pursuant to purchase of Advent Power Systems Inc.	$330,000	$-
Issuance of 125,000 shares of Common stock for liability acquired from Advent Power Systems Inc.	$27,500	$-

The accompanying notes are an integral part of these consolidated financial statements

CYCLONE POWER TECHNOLOGIES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – ORGANIZATIONAL AND SIGNIFICANT ACCOUNTING POLICIES

A.    ORGANIZATION AND OPERATIONS

Cyclone Power Technologies, Inc. (the “Company”) is the successor entity to the business of Cyclone Technologies LLLP (the “LLLP”), a limited liability limited partnership formed in Florida in June 2004.  The LLLP was the original developer and intellectual property holder of the Cyclone engine technology.

On July 2, 2007, the LLLP merged into Cyclone Power Technologies, Inc., a publicly-traded Florida corporation that had recently re-domiciled from California and changed its name from Coastal Technologies, Inc. (the “Pink Sheet Company”).  Prior to the merger, the Pink Sheet Company was engaged in the business of medical software development. At such time, the Pink Sheet Company had outstanding 22,249,841 shares of common stock.  Pursuant to the merger agreement, the Company issued 500,000 shares of Series A Convertible Preferred Stock ($.0001 par value), 1,000 shares of Series B Preferred Stock ($.0001 par value) and 33,000,000 shares of common stock ($.0001 par value) for all the equity interests of the LLLP. Pursuant to the merger and the share exchange, the LLLP was dissolved. The stock issued represented 60 percent of the common stock and all of the Series A Preferred and Series B Preferred stock of the company at the time of merger. This reverse merger was accounted for as a recapitalization of Cyclone, with all assets and liabilities recorded at historical cost.  Concurrent with the merger, the Company sold its medical software development business for $100,000 in cash. Prior to the merger, the Pink Sheet Company had operations, assets and liabilities, and was not considered a “Shell Company” under SEC guidelines.

In the third quarter of 2010, the Company established a subsidiary, Cyclone-WHE LLC (the “WHE Subsidiary”) to market the waste heat recovery systems for all Cyclone engine models. As June 30, 2012, the Company had an 82.5% controlling interest in the WHE Subsidiary. In March 2012, the company established Cyclone-TeamSteam USA, LLC (“TeamSteam”) as a wholly owned subsidiary. The purpose of TeamSteam is to build, test and run a vehicle utilizing the Company’s engine.

The Company is primarily a research and development engineering company whose main purpose is to develop, commercialize, market and license its Cyclone engine technology.

B.    PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The unaudited consolidated financial statements include the accounts of the Company, its 82.5% owned WHE Subsidiary and its 100% owned subsidiary TeamSteam.  All material inter-company transactions and balances have been eliminated in the consolidated financial statements. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the SEC. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

The Company prepares its unaudited consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The principles require the Company to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses, cash flows and the related footnote disclosures during the period. On an on-going basis, the Company reviews and evaluates its estimates and assumptions, including, but not limited to, those that relate to the realizable value of accounts receivable, inventories, identifiable intangible assets and other long-lived assets, income taxes and contingencies. Actual results could differ from these estimates.

C.    SUBSEQUENT EVENTS

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 855, “Subsequent Events”.  ASC 855 offers assistance and establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ACS 855 does not result in material changes in the subsequent events that an entity reports. This guidance requires disclosure of the date through which events subsequent to the Balance Sheet date have been evaluated and whether such date represents the date the financial statements were issued or were available to be issued. Management evaluated events occurring between the Balance Sheet date of June 30, 2012, and when the financial statements were available to be issued. Subsequent events that require disclosure are provided in Note 20.

D.    CASH

Cash includes cash on hand and cash in banks. The Company maintains cash balances at several financial institutions.

E.    ACCOUNTS RECEIVABLE

Accounts receivable consist of amounts due pursuant to engine delivery and research and development prototype charges. At June 30, 2012, for financial statement presentation purposes, uncollected progress billings of $502,045 due to the Company from the U.S. Army development contract were off-set against deferred revenue. At June 30, 2012 and December 31, 2011, no allowance for doubtful accounts was deemed necessary.

F.    COMPUTATION OF LOSS PER SHARE

Net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is not presented as the conversion of the preferred stock and exercise of outstanding stock options and warrants would have an anti-dilutive effect. As of June 30, 2012, total anti-dilutive shares amounted to approximately 15.1 million shares.

G.    INCOME TAXES

Income taxes are accounted for under the asset and liability method as stipulated by ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance. A valuation allowance is applied when in management’s view it is more likely than not (50%) that such deferred tax will not be utilized.

The Company follows certain provisions under ASC Topic 740, “Income Taxes”, which provide interpretative guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Effective with the Company’s adoption of these provisions, interest related to the unrecognized tax benefits is recognized in the financial statements as a component of income taxes.

In the unlikely event that an uncertain tax position exists in which the Company could incur income taxes, the Company would evaluate whether there is a probability that the uncertain tax position taken would be sustained upon examination by the taxing authorities. Reserves for uncertain tax positions would be recorded if the Company determined it is probable that a position would not be sustained upon examination or if payment would have to be made to a taxing authority and the amount is reasonably estimated. As of June 30, 2012, the Company does not believe it has any uncertain tax positions that would result in the Company having a liability to the taxing authorities. The Company’s tax returns are subject to examination by the federal and state tax authorities for the years ended 2008 through 2011.

H.    REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with ASC 605, “Revenue Recognition – Multiple Element Arrangements”, and Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition. Revenue is recognized at the date of shipment of engines and systems, engine prototypes, engine designs or other deliverables to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Revenue from contracts for multiple deliverables and milestone methods recognition are evaluated and allocated as appropriate. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue.  The Company does not allow its customers to return prototype products. Current contracts do not require the Company to provide any warranty assistance after the “deliverable” has been accepted.

It is the Company’s intention when it has royalty revenue from its contracts to record royalty revenue periodically when earned, as reported in sales statements from customers. The Company does not have any royalty revenue to date.

I.    WARRANTY PROVISIONS

Current contracts do not require warranty assistance subsequent to acceptance of the “deliverable R&D prototype” by the customer. For products that the Company will resell in the future, warranty costs are anticipated to be fully borne by the manufacturing vendor.

J.    INVENTORY

Inventory is recorded at the lower of standard cost or market. Standard costs for material, labor and allocated overhead, are reflective of the estimated costs to manufacture a completed engine after related developmental research and development expenses have been provided for.

K.    FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 820, “Fair Value Measurements and Disclosures” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels. The three levels of the fair value hierarchy are defined as follows:

Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, as of the reporting date.

Level 3 — Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

The summary of fair values and changing values of financial instruments as of January 1, 2012 (beginning of period) and June 30, 2012 (end of period) is as follows:

Instrument	Beginning of Period	Change	End of Period	Level	Valuation Methodology
Derivative liabilities	$494,626	($494,626)	$_____-___	3	Black Scholes

Please refer to Note 16 for disclosure and assumptions used to calculate the fair value of the derivative liabilities.

L.    RESEARCH AND DEVELOPMENT

Research and development activities for product development are expensed as incurred.  Costs for the six months ended June 30, 2012 and 2011 were $498,823 and $497,732, respectively.

M.    STOCK BASED COMPENSATION,

The Company applies the fair value method of ASC 718, “Stock Based Compensation”, in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values stock based compensation at the market price for the Company’s common stock as of the date of issuance.

N.    COMMON STOCK OPTIONS AND PURCHASE WARRANTS

The Company accounts for common stock options and purchase warrants at fair value in accordance with ASC 815-40, “Derivatives and Hedging”. The Black-Scholes option pricing valuation method is used to determine fair value of these warrants consistent with ASC 718, “Stock Based Compensation”. Use of this method requires that the Company make assumptions regarding stock volatility, dividend yields, expected term of the warrants and risk-free interest rates.

The Company accounts for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of the equity instruments exchanged, in accordance with ASC 505-50, “Equity Based payments to Non-employees”.

O.    PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost.  Depreciation is computed on the straight-line method, based on the estimated useful lives of the assets as follows:

Display equipment for trade shows	3 years
Leasehold improvements and furniture and fixtures	10-15 years
Shop equipment	7 years
Computers	3 years

Expenditures for maintenance and repairs are charged to operations as incurred.

P.    IMPAIRMENT OF LONG LIVED ASSETS

The Company continually evaluates the carrying value of intangible assets and other long lived assets to determine whether there are any impairment losses.  If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified. To date, the Company has not recognized any impairment charges.

Q.    RECLASSIFICATIONS

Certain balances that have been presented previously have been reclassified to conform to the financial statement presentation adopted for this year.

R.    RECENT ACCOUNTING PRONOUNCEMENTS

In July 2012, the FASB issued an Accounting Standard Update (“ASU”) 2012-02 “Intangibles-Goodwill and Other” which allows for the initial use of qualitative factors, prior to any required quantitative test in determining impairment. This standard is effective as of September 15, 2012 and will not materially impact our financial statement disclosures.

In December 2011, the FASB issued ASU 2011-11 that requires disclosures about offsetting and related arrangements for recognized financial instruments and derivative instruments. The standard is effective for use as of January 1, 2013 and will not materially impact our financial statement disclosures.

In September 2011, the FASB issued ASU 2011-08 that provides the option to assess qualitative factors in determining whether a goodwill impairment test is necessary. The standard is effective January 1, 2012, and will not materially impact our financial condition, results of operations, or financial statement disclosures.

S.    CONCENTRATION OF RISK

The Company does not have any off-balance-sheet concentrations of credit risk.  The Company expects cash and accounts receivable to be the two assets most likely to subject the Company to concentrations of credit risk. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. The Company plans to minimize its accounts receivable credit risk by transacting contractual arrangements with customers that have been subjected to stringent credit evaluations and structuring the contracts in a manner that lessens inherent credit risks.

As of June 30, 2012, the Company maintained its cash in two quality financial institutions.  The Company has not experienced any losses in its bank accounts through June 30, 2012.

The Company purchases raw material and components from multiple sources, none of which may be considered a principal or material supplier.  If necessary, the Company could replace these suppliers with minimal effect on its business operations.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred substantial operating losses of approximately $1.66 million, for the six months ended June 30, 2012 and approximately $3.8 million for the year ended December 31, 2011. The cumulative deficit since inception is approximately $47.4 million, which is comprised of $16.6 million attributable to operating losses and other expenses, and includes $30.8 million in non-cash derivative liability accounting.  The Company has a working capital deficit at June 30, 2012 of approximately $2.7 million. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on management’s plans, which includes implementation of its business model to generate revenue from development contracts, licenses and product sales, and continuing to raise funds through debt or equity raises. The Company will also likely continue to rely upon related-party debt financing.

The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  The Company is currently raising working capital to fund its operations via private placements of common stock and debt, advance contract payments (deferred revenue) and advances from and deferred payments to related parties.

NOTE 3 – INVENTORY

Inventory consists of:

	June 30, 2012	December 31, 2011
Engine material and parts	$777,575	$327,946
Labor	212,025	128,395
Applied overhead	31,805	19,259
Total Inventory	$1,021,405	$475,600

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2012	December 31, 2011
Display equipment for trade shows	$9,648	$9,648
Leasehold improvements and furniture and fixtures	74,083	74,083
Equipment and computers	157,335	101,053
Total	241,066	184,784
Less: Accumulated Depreciation	(87,068)	(76,541)
Net Property and Equipment	$153,998	$108,243

Depreciation expense for the six months ended June 30, 2012 and 2011 was $10,527 and $9,034, respectively.

 NOTE 5 – PATENTS AND TRADEMARKS AND COPYRIGHTS

The Cyclone Engine is currently protected under the following U.S. Patents and allowed patent applications:

Heat Regenerative Engine (US Patent No. 7,080,512 B2)
Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)
Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)
Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)
Centrifugal Condenser (US Patent No. 7,798,204 B2)
Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)
Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)
Spider Bearing (US Patent No. 7,900,454)
Waste Heat Engine (US Patent No. 7,992,386)
Engine Shrouding with Air to Air Exchanger (Ser. No. 11/879,586)

The Company also has received patents for the main Cyclone engine in 20 other countries, and patents pending in two more countries. The Company plans to continue to pursue patent protection in the U.S. and internationally for its intellectual property.

The Company has filed trademark applications in the U.S. for Cyclone Power Technologies, Cyclone Power, WHE, WHE Generation, and Generation WHE.

Patents, trademarks and copyrights consist of legal fees paid to file and perfect these claims. The net balances as of June 30, 2012 and December 31, 2011 was $424,592 and $440,001, respectively. For the six months ended June 30, 2012 and for the year ended December 31, 2011, the Company capitalized $4,546 and $71,381, respectively.

Patents, trademarks and copyrights are amortized over the life of the intellectual property which is 15 years. Amortization for the six months ended June 30, 2012 and 2011 were $19,955 and $16,691, respectively.

NOTE 6 – NOTES AND OTHER LOANS PAYABLE

A summary of non-related party notes and other loans payable is as follows:

	June 30, 2012	December 31 2011

Notes payable, 18% interest, (12% prepaid with stock and 6% payable in cash at maturity) maturing in February - May 2013, collateralized by the Company’s receivables from the US Army contract	$405,000	$-
8-12 % uncollateralized demand notes maturing May 2013	50,000	-
6 % uncollateralized demand notes maturing December 2012 - April 2013	60,000	30,000
Total current non related party notes (accrued interest is included in accrued liabilities)	$515,000	$30,000

A summary of related party notes and other loans payable is as follows:

	June 30, 2012	December 31, 2011
6% demand loan from controlling shareholder, uncollateralized (A)	$11,285	$11,285
6% demand loans per Operations Agreement with Schoell Marine Inc., a company owned by Cyclone’s CEO and controlling shareholder, collateralized by lien on Cyclone’s patent for heat regenerative engine (B)	465,266	427,332
6% non-collateralized loan from officer and shareholder, payable on demand. The original principal balance was $137,101.	66,364	66,364
Accrued Interest	193,512	173,290
Total current related party notes, inclusive of accrued interest	$736,427	$678,271

(A)  This note (originally $40,000) was issued to finance the purchase of 8,000 shares of the Company’s Series A Preferred Stock. This treasury stock was subsequently sold for $40,000.

(B)  This note arose from services and salaries incurred by Schoell Marine on behalf of the Company.  Schoell Marine also owns the building that is leased to the Company. The Schoell Marine note bears an interest rate of 6% and repayments occur as cash flow of the Company permits. The note is secured by a UCC-1 filing on the Company’s patents and patent applications. For the six months ended June 30, 2012, $2,550 of principal was paid on the note balance.

NOTE 7 – RELATED PARTY TRANSACTIONS

A.   LEASE ON FACILITIES

The Company leases a 6,000 square foot warehouse and office facility located at 601 NE 26th Court in Pompano Beach, Florida.  The lease, which is part of the Company’s Operations Agreement with Schoell Marine, provides for the Company to pay rent equal to the monthly mortgage payment on the building plus property taxes, rent, utilities and sales tax due on rent. Occupancy costs for the six months ended June 30, 2012 and 2011 were $31,482 and $31,482, respectively. The Operations Agreement runs year-to-year, however, the lease portion of this agreement is month-to-month, but can only be cancelled on 180 day notice by Schoell Marine.

B.   DEFERRED COMPENSATION

Included in accounts payable and accrued expenses - related parties payables as of June 30, 2012 and December 31, 2011 are $1,428,840 and $1,305,722, respectively, of accrued and deferred officers’ salaries compensation which will be paid if funds are available. These are non-interest bearing and due on demand.

NOTE 8 – PREFERRED STOCK

On May 12, 2011, the holders of a majority of the shares of Series A Convertible Preferred (the “Series A Preferred”) stock, of which there were 750,000 outstanding at the time, executed a resolution to convert all of the Series A Preferred shares into approximately 95.1 million shares of common stock, and to retire all Series A Preferred shares, effective as of May 15, 2011. The Company did not receive any additional consideration from the conversion. During 2011, the Company recorded non-cash derivative expenses of $19,771,086 and eliminated the related derivative liability with respect to the conversion and the retirement of Series A Preferred.

The Series B Preferred Stock is majority voting stock and is held by senior management. Ownership of the Series B Preferred Stock shares assures the holders thereof a 51% voting control over the common stock of the Company. The Series B Preferred Stock shares are convertible on a one-for-one basis with the common stock in the instance the Company is merged or sold.

NOTE 9 – STOCK TRANSACTIONS

The Company relies on capital raised through private placements of common and preferred stock, and loans primarily from related parties, to assist in the funding of operations.

During the six months ended June 30, 2012, the Company issued 2,657,603 shares of restricted common stock, valued at $432,870 for outside services and 30,000 shares of restricted, common stock, valued at $6,000 for employee services.  Additionally, the Company amortized  (based on vesting) $258,254 of common stock options for employee services, and $50,796 of common stock warrants, previously issued for outside services.  Unless otherwise described in these footnotes, reference to “restricted” common stock means that the shares are restricted from resale pursuant to Rule 144 of the Securities Act of 1933, as amended.

During the six months ended June 30, 2012, the Company sold 3,181,128 shares of restricted common stock for $314,631 inclusive of 2,440,000 common stock warrants valued at $173,369 (valued by the Black Scholes model).

During the six months ended June 30, 2012, the Company issued 545,498 shares of restricted common stock valued at $100,000 as satisfaction of a contract penalty agreement; 465,538 shares of common stock valued at $21,065 as partial prepayment of interest on debt; 136,875 shares of common stock valued at $5,210 in satisfaction for debt commission; and 160,000 shares of common stock pursuant to a loss on debt conversion of $25,600.

During March 2012, the Company issued 2,000,000 shares of common stock (valued at $380,000) pursuant to the cashless conversion of a common stock warrant. Pursuant to this transaction, the warrant which was potentially convertible into 4.7 million shares (based on 2% of the total issued and outstanding stock of the Company) was retired.  Common stock options were also converted into 15,000 shares of common stock via a cashless exchange.

In February 2012, the Company issued 1,500,000 shares of common stock, valued at $330,000, pursuant to the acquisition of the net business assets of Advent Power Systems Inc.; plus an additional 125,000 shares, valued at $27,500, to a consultant.

In 2011, the Company issued 687,024 shares of restricted common stock valued at $196,372 for employee services, of which $185,705 was charged to general and administrative services, and $10,667 was for research and development related services and activities. Additionally, the Company amortized (based on vesting) $366,694 of common stock options, previously issued.

In 2011, the Company issued 3,754,036 shares of restricted common stock, valued at $1,004,021 for outside services and amortized $25,398 of previously issued common stock warrants for outside services.

In 2011, the Company sold 8,511,764 shares of restricted common stock for $1,487,778 which included 2,861,251 common stock warrants valued at $390,488 (valued by the Black Scholes model), and 44,547 shares of Series A Preferred stock for $192,735.

In 2011, the Company issued 1,309,306 shares of restricted common stock, valued at $300,000, as satisfaction of a contract penalty agreement; 213,975 shares of common stock, valued at $39,804, in satisfaction for notes and accrued interest of $12,804; and 25,000 shares of common stock in settlement of a claim pursuant to the reverse merger disclosed in Note 1. 20,000 common stock options were also converted via a cashless exercise into 13,889 shares of common stock.

NOTE 10 – STOCK OPTIONS AND WARRANTS

A.   COMMON STOCK OPTIONS

In recognition of and compensation for services rendered by employees for the six months ended June 30, 2012, the Company issued 2,340,000 common stock options, valued at $201,677 (valued pursuant to the Black Scholes valuation model) that are exercisable into shares of common stock, at an of exercise price of $.15-.18 and a maturity life of 5-10 years These options have a 1-year vesting requirement and the Company estimates that these options will be exercised within 3-5 years of issue. For the six months ended June 30, 2012, the income statement charge for the amortization of stock options was $258,254 and the unamortized balance was $249,557.  The options may also be exercised by the optionee by having the Company withhold shares that would otherwise be delivered pursuant to the option, based upon the market value of those shares, and equal to the total exercise price of the remaining exercised options. The company also extended the exercised terms of 450,000 vested options issued in 2010 from 2 years to 10 years, offset by an increase in the exercise price from $.15 to $.20.

For the year ended December 31, 2011, in recognition of and compensation for services rendered by employees, the Company issued common stock options, valued at $446,849, (valued pursuant to the Black Scholes valuation model) that are exercisable into 3,115,000 shares of common stock, with a per share range of exercise prices of $.19-$.30 (average exercise price per share of $.23) and a maturity life of 5-10 years (an average maturity life of 7.9 years). These options have a 1-year vesting requirement and the Company estimates that these options will be exercised within 3 years of issue. For the year ended December 31, 2011, the income statement charge for the amortization of stock options was $366,615, and the unamortized balance was $314,814.

The Company’s 2010 Stock Option Plan (the “2010 Plan”), effective July 1, 2010, provided officers, directors and  employees of the Company with the right to receive incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options not constituting ISOs. Options to acquire a total of 5 million shares of common stock were authorized under the 2010 Plan, all of which have been issued. The 2010 Plan is administered by a committee consisting of the entire Board of Directors, which has authority to issue any number of options to grantees under an Option Agreement, with a termination date no greater than 10 years from the grant date. The committee also has the authority to allow a form of payment other than cash, such as stock payment by optionee or the withholding of shares otherwise deliverable pursuant to an option.

In April 2012, the Company adopted its 2012 Stock Option Plan (the “2012 Plan”) by a unanimous vote of the Board of Directors. The 2012 Plan has the same terms, conditions and governance as the 2010 Plan. Up to 5 million shares of common stock may be issued under the 2012 Plan.

A summary of the common stock options for the period from December 31, 2010 through June 30, 2012 follows:

	Number Outstanding	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life (Years)

Balance, December 31, 2010	3,040,000	$0.188	4.8
Options issued	3,115,000	0.299	7.8
Options exercised	(20,000)	(0.100)	-
Options cancelled	(100,000)	(0.246)	-
Balance, December 31, 2011	6,035,000	$0.208	5.8
Options issued	2,340,000	0.165	8.1
Options exercised	(30,000)	(0.120)	-
Options cancelled	(105,000)	(0.212)	-
Balance, June 30, 2012	8,240,000	$0.199	7.5

The vested and exercisable options at period end follows:

	Exercisable/Vested Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs)
Common Stock Options

Balance, December 31, 2011	3,020,000	$0.189	5.0
Balance, June 30, 2012	4,135,000	0.164	6.7
Additional vesting by September 30, 2012	885,000	0.190

The fair value of stock options and purchase warrants granted using the Black-Scholes option pricing model was calculated using the following assumptions:

	Six Months Ended June 30, 2012			Year Ended December 31, 2011
Risk free interest rate	.30%	-	.51%	.39%	-	1.20%
Expected volatility	66%	-	75%	132%	-	231%
Expected term in years	3	-	5	3	-	5
Expected dividend yield		0%			0%
Average value per options and warrants	$.05	-	$.11	$.13	-	$.31

Expected volatility is based on historical volatility of the Company’s common stock price. Short Term U.S. Treasury rates were utilized. The expected term of the options and warrants was calculated using the alternative simplified method newly codified as ASC 718 “Stock Based Compensation,” which defined the expected life as the average of the contractual term of the options and warrants and the weighted average vesting period for all issuances.

B.   COMMON STOCK WARRANTS

Outstanding-

In the first half of 2012, the Company issued 2,440,000 warrants at a $.20 exercise price (valued at $173,369) with a 3 year term, pursuant to the sale of common stock to unaffiliated third parties. Also, in recognition of these warrants issued in 2012 for common stock sales, the Company re-priced 2,843,750 warrants issued in 2011 (pursuant to the sale of common stock) to a $.20 exercise price from a $.27-$.32 price. The Black Scholes valuation of the re-priced warrants is $232,383 as compared to the initial valuation of $589,238.

In August 2011, the Company issued 926,251 warrants at a $.27 exercise price (valued at $214,028) with a 3 year term, pursuant to the sale of common stock to unaffiliated third parties. These warrants were included in the re-pricing to $.20.  The Company can force conversion of these warrants if its common stock trades at a price greater than $.54 per share for 10 consecutive trading days, and the average trading volume is greater than 200,000 shares per day. The warrant holders may exercise the warrants without paying the cash price, and instead having the Company withhold shares that would otherwise be delivered pursuant to the warrant, based upon the market value of those shares, and equal to the total conversion price of the remaining converted warrants. This “cashless” option is only available after six months from the date of warrant issuance, and only if the Company has not registered for resale under the Securities Act of 1933, the underlying shares of common stock. The warrants are also subject to certain anti-dilution protections, whereby if the Company issues common stock at a price less than $.20 a share (in a “non-exempted” issuance), then the exercise price of the warrants shall reset to that lower value. “Exempted” issuances include shares issued subject to Board-approved option plans, any convertible securities outstanding as of the date of the warrant issuance, up to 5 million shares of common stock issued to service providers of the Company, and certain other issuances set forth in the warrant agreements.

In the third quarter of 2011, the Company issued 1,335,000 warrants, with a three year term, at a $.27-$.32 per share exercise price (valued at $293,184) pursuant to the sale of additional common shares.  These warrants were included in the re-pricing to $.20, and contain the “cashless” and re-pricing terms detailed above. Also, the Company issued 750,000 warrants with a 1 year term, at a $.30 per share exercise price (valued at $101,591) for services. The value of these warrants is being amortized over the service period.

In the fourth quarter of 2011, the Company issued 600,000 warrants, with a three year term, at a $.27 per share exercise price (valued at $94,502) pursuant to the sale of additional common shares. These warrants were included in the re-pricing to $.20, and contain the “cashless” and re-pricing terms detailed above.

A summary of outstanding vested warrant activity for the six months ended June 30, 2012 and for the year ended December 31, 2011 follows:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Common Stock Warrants
Balance, December 31, 2010	770,500	$.150	1.24
Warrants issued	3,611,251	.290	1.98
Warrants exercised	-	-	-
Warrants cancelled	-	-	-

Balance, December 31, 2011	4,381,751	.265	1.74
Warrants issued	2,440,000	.200	2.82
Warrants exercised	-	-	-
Warrants re-priced	-	(.087)	-
Warrants cancelled	-	-	-

Balance, June 30, 2012	6,821,751	$.242	1.96

All warrants were vested and exercisable as of the date issued.

NOTE 11 – INCOME TAXES

A reconciliation of the differences between the effective income tax rates and the statutory federal tax rates for the six months ended June 30, 2012 and 2011 are as follows:

	Six Months ended June 30, 2012	Amount	Six Months ended June 30, 2011	Amount
Tax benefit at U.S. statutory rate	34%	$556,712	34%	$7,629,397
State taxes, net of federal benefit	4	65,495	4	897,534
Change in valuation allowance	(38)	(622,207)	(38)	(8,526,951)
	-%	$-	-%	$-

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of June 30, 2012 and for the year ended December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
Deferred Tax Assets
Net Operating Loss Carry-forward	$6,094,949	$5,420,492
Deferred Tax Liabilities – Accrued Officers’ Salaries	(283,385)	(231,135)
Net Deferred Tax Assets	5,811,564	5,189,357
Valuation Allowance	(5,811,564)	(5,189,357)
Total Net Deferred Tax Assets	$-	$-

As of June 30, 2012, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $12.3 million that may be offset against future taxable income through 2027. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax asset has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry forwards will expire unused. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

NOTE 12 –LEASE OBLIGATIONS

A.   CAPITALIZED LEASE OBLIGATIONS

In 2009, the Company acquired $27,401 of  property and equipment via capitalized lease obligations at an average interest rate of 18.4%. Total lease payments made in for the six months ended June 30, 2012 were $423. The balance of leases payable at June 30, 2012 was $2,630. Future lease payments are:

2012	$645
2013	1,127
2014	858
$2,630

B.   LEASE ON ADDITIONAL FACILITIES

In July 2011, the Company signed a one-year lease for an additional 2,000 square feet at a rate of $8.25/ s.f, that terminated in June 2012. The lease expense for the six months ended June 30, 2012 was $8,159.

Effective July 2012, the Company renewed this lease for one year, at an annual rate of $16,800 or $8.40/ s.f, terminating in June 2013. The lease also has a remaining 1-year extension.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company has employment agreements with Harry Schoell, CEO, at $150,000 per year; Frankie Fruge, COO, at $120,000 per year; and Christopher Nelson, President and General Counsel, at $130,000 per year (collectively, the “Executives”). These agreements provide for a term of three (3) years from their Effective Date (July 2007 in the case of Schoell and Fruge, and August 2011 in the case of Nelson), with automatically renewing successive one year periods starting on the end of the second anniversary of the Effective Date. If the Executive is terminated “without cause” or pursuant to a “change in control” of the Company, as both defined in the respective agreements, the Executive shall be entitled to (i) any unpaid Base Salary accrued through the effective date of termination, (ii) the Executive’s Base Salary at the rate prevailing at such termination through 12 months from the date of termination or the end of his Term then in effect, whichever is longer, and (iii) any Performance Bonus that would otherwise be payable to the Executive were he/she not terminated, during the 12 months following his or her termination.

NOTE 14 – CONSOLIDATED SUBSIDIARIES

In 2010, the Company established a subsidiary (Cyclone-WHE LLC) to license and market waste heat recovery systems for all engine models. A 5% equity participation was sold to a minority investor for $30,000, via the conversion of a Cyclone note payable. Another 5% was purchased directly from the Subsidiary by a minority investor for services valued at $30,000 consisting of assistance in marketing, management and financing for projects to be carried out by the subsidiary. These services were amortized over a 12 month period. This investor also received and exercised a 2.5% equity purchase warrant in the subsidiary for $50,000.

Effective July 1, 2010, a 5% equity contribution in Cyclone-WHE was provided to the new Managing Director of the Subsidiary in consideration of $30,000 of future professional services (which were amortized over a 12 month period). Additionally, options were given for the acquisition of an additional 5% equity in the subsidiary at a total price of $100,000, vesting half in 12 months and half in 24 months, exercisable for 5 years. No value was attributed to these options, since the subsidiary had no significant operations or assets.

The total losses of the subsidiary for the year ended December 31, 2011 was $27,500. Losses of the subsidiary are currently fully borne by the parent Company, and no allocations were made to the non-controlling interest in the consolidated subsidiary.  There is no guarantee of future profits or positive cash flow of the subsidiary for loss recovery and the related imputed receivable would be impaired.  As of December 31, 2011, the cumulative unallocated losses to the non-controlling interests of the subsidiary of $9,938 are to be recovered, by the parent from future subsidiary profits, when they materialize.

In the first quarter of 2012, the Company established a 100% owned consolidated subsidiary Cyclone-TeamSteamUSA LLC (“TeamSteam”).  The purpose of TeamSteam is to build, test and run a vehicle utilizing the Company’s engine.

NOTE 15 – PENALTY FOR DELAYED DELIVERY OF PRODUCT

In 2009, the Company signed a contract for the delivery of two Cyclone prototype engines that had a performance penalty of $25,000 per month for late delivery, paid with restricted Company common stock (pursuant to Rule 144) based on the closing price for the Company’s stock on the OTC Markets on the last day of the applicable month. Other terms of the contract reflected development fees paid by the customer, and royalties to be paid to the Company based on units subsequently manufactured and sold by the customer.  The original delivery date was revised to January 1, 2011. Effective January 1, 2012 the Company’s agreed that two WHE engines would be substituted for the deliverable in satisfaction of the contract, but that the Company is still obligated to deliver two Mark 5 engines at a later time. For the six months ended June 30, 2012, and for the year ended December 31, 2011, the Company charged $50,000 and $ 350,000 for this penalty to cost of goods sold, respectively, for subsequent delayed engine delivery. As of April 2012, the maximum $400,000 contracted penalty has been provided and no additional penalties in stock or cash are to be recognized on the contract.

NOTE 16 - DERIVATIVE LIABILITIES

The Company had issued certain freestanding and embedded financial instruments that are classified as derivative liabilities in accordance with ASC Topic 815, “Derivatives and Hedging”.

Series A Convertible Preferred Stock

The Company’s Series A Convertible Preferred Stock entitled the holders of the preferred stock to convert the preferred stock into a fixed percentage of the total outstanding common stock on a fully diluted basis, calculated on the date of conversion.  The resulting derivative liability is presented at its fair value on the accompanying balance sheets with changes in fair value reported in the statement of operations.  In May 2011, the holders of all of the outstanding shares of Series A Preferred Stock converted the shares into 95,100,000 shares of the Company’s common stock.  As a result of the conversion, the estimated fair value of the embedded conversion option of at the time of conversion of $30,394,710 was reclassified into equity. There is no derivative liability related to this issuance as of June 30, 2012 or December 31, 2011. The fair value of the conversion option options had been estimated using a binomial lattice model using the following assumptions:

Risk free rate	1.27%	-	2.69%
Expected volatility	150%	-	400%
Expected term in years		5
Expected dividend yield		0%

Phoenix Common Stock Warrant

As part of the Company’s license agreement with Phoenix Power Group (“Phoenix”), in 2009 the Company agreed to issue to Phoenix a common stock purchase warrant (the “Phoenix Warrant”) at a price of $.19 per share, equal to two (2%) percent of the total issued, outstanding, convertible debt and dilutive common stock of the Company at the time of exercise. The number of shares into which the Phoenix Warrant was convertible was contingent upon the number of shares outstanding at the date it was exercised. The Phoenix Warrant was to vest upon the delivery of the first two prototype Cyclone Mark V Engines to Phoenix and payment by Phoenix of the full $400,000 license fee, and terminate 24 months thereafter. This Warrant was non-transferable. As of December 31, 2011, the calculated number of shares into which the Phoenix Warrant was convertible was 4.68 million, and was valued at approximately $494,626 (by the Black Scholes valuation method).  It was to be amortized proportionally over the life of the contract, as an expense of the contract in conjunction with revenue and royalty recognition from this contract.  Because the number of shares issuable upon exercise of the Phoenix Warrant was unknown until the time of exercise, and there was no limit to the number of shares that were to be issuable upon exercise, the Phoenix Warrant was required to be accounted for as a derivative liability. The resulting derivative liability of $494,626 from the Warrant was presented at its fair value on the accompanying December 31, 2011 balance sheet with changes in fair value reported in the statement of operations.  In March 2012, the Company entered into an agreement with Phoenix to effect a cashless exercise of the Phoenix Warrant into 2,000,000 shares of restricted common stock (valued at $380,000) and to retire the Phoenix Warrant. In the first quarter of 2012, the Company recognized a $114,626 gain on retiring the derivative liability.

The fair value of the Warrant, at December 31, 2011, had been estimated using the Black Scholes model using the following assumptions:

Risk free rate	.39%
Expected volatility	108%
Expected term in years	2
Expected dividend yield	0%

A summary of the fair value of the Company’s derivative liabilities is provided in Note 1.K.

NOTE 17 – RECEIVABLES, DEFERRED REVENUE AND BACKLOG

As of June 30, 2012, the Company has accounts receivable of $502,045, which relates to uncollected work in progress billings due from the U.S. Army/TACOM contract (see Note 19). For financial statement purposes, this receivable was offset against deferred revenue, and as a result, does not appear in the consolidated Balance Sheets.

As of June 30, 2012, total backlog for prototype engines to be delivered in the following twelve months was $1.8 million, of which $100,000 had been paid and $502,045 had been invoiced, as noted above.  This amount of backlog orders is inclusive of contracts with the U.S. Army and Combilift, which the Company expects to be paid over the following nine to twelve months of the respective contracts’ development periods.

NOTE 18 – RECEIVABLES FACTORING

In the last quarter of  2011, the Company had entered into a factoring (purchase and sale agreement) to factor 85% the face value of receivables presented  at  interest rates on the outstanding balances of 1.85% for the first 30 days, and 1.10 % each 15 days thereafter. The factor repayment liability at June 30, 2012 and December 31, 2011 was $0 and $43,169, respectively. Interest expense for the six months ended June 30, 2012 and the year ended December 31, 2011 was $1,588 and $1,415, respectively. The agreement was personally guaranteed by one of the Company’s officers.

NOTE 19 – ACQUISITION OF ADVENT

On February 16, 2012, the Company acquired select net assets, business and contracts of Advent Power Systems, Inc. (“Advent”) for 1.5 million shares of common stock, valued at approximately $330,000. An additional $27,500 was paid to a consultant in the form of common stock.  The value of the U.S. Army contract (to develop an auxiliary power unit for multiple lines of combat vehicles) transferred to the Company is $1.4 million.  Up to 1.1 million shares of the 1.5 million shares paid as consideration in the acquisition are subject to forfeiture if there are any negative changes in value to the acquired assets over the next twelve months.  The common stock is further restricted for resale by a contractual two-year leak-out provision. Of the $330,000 purchase price paid in common stock, virtually all was allocated to the U.S. Army contract asset and retirement of Advent’s exclusive license for sale of Cyclone engines to military customers. In completing this acquisition, the Company expects to receive an additional $450,000 in revenue and higher profits (in addition to the $700,000 originally payable to the Company as a sub-contractor) under the U.S. Army contract.

As of June 2012, the Company has also assumed the position as prime contractor, which it believes will assist the Company in acquiring new defense contracts in the future. As of July 5, 2012, the U.S. Army contract was modified from a “cost plus” with a price cap payment arrangement to a “fixed fee” structure with milestone payments. On July 10, the Company successfully reached its first milestone under the contract and submitted an invoice for $502,045, which has been approved for payment.

The Company recorded the assets and liabilities acquired from Advent as follows:

Inventory and contract rights:	$587,489
Deferred revenue:	(178,311)
Account payable and accrued expenses:	(79,178)
Total:	$330,000

NOTE 20 – SUBSEQUENT EVENTS

Effective in the third quarter of 2012, the company entered into a capital equity financing arrangement with GEM Global Yield Fund Ltd. ("GGYF") Under the agreement, GGYF will purchase $250,000 in Cyclone's common stock at a 10% discount to the market price of the shares. The common stock is being offered in a private placement transaction in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The shares will be restricted under Rule 144, and there are no registration rights or warrants attached to the deal.

In June 2012, the Company officially assumed the role of prime contractor under the U.S. Army contract, and in July, reached our first development milestone and submitted our initial billing of $502,045 for payment.

CYCLONE POWER TECHNOLOGIES, INC.

10,000,000 Common Shares

5,000,000 Common Shares underlying Warrants

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (estimated except for the registration fee) expected to be incurred in connection with this offering.

SEC Registration Fee	$338
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$10,000
Printing Expenses	$1,000
Miscellaneous	$4,000
Total	$45,338

Item 14. Indemnification of Directors and Officers

Florida Business Corporation Law

Pursuant to Section 607.0850 of the FBCL, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors’ and Officers’ Liability Insurance

We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

In the past three years, we have issued the following securities in transactions not registered under the Securities Act of 1933, as amended (the “Securities Act”):

Sale of Common Stock

•

In 2010 and 2011, the Company issued 2,062,222 and 8,511,764 shares of its Common Stock, respectively, to accredited and/or sophisticated investors in the U.S. at prices between $.06 and $.24 per shares. This total included shares of common stock sold to foreign investors at prices between $.06 and $.26. The Company paid a 10% to 20% finder’s fee on the foreign shares sold. The aggregate amount of funds received for the sales of these shares in 2010 and 2011 was $163,578 and $1,097,290, respectively.  All Shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, and Regulation D and/or regulations thereunder.  Each of the U.S. purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements. Those U.S investors who did not meet the qualifications of “accredited” as defined in the Securities Act of 1933, as amended, were required to provide additional information to demonstrate that they were sophisticated investors with knowledge of the investments similar to this one. All U.S. investors received a copy of the Company’s Annual Report in connection with the issuance. Each of the foreign purchasers of the shares completed Subscription Agreements, with representations that they were foreign investors.

Sale of Common Stock and Warrant Units

•

In 2011, in connection with the sale of common stock, the Company issued warrants to purchase an aggregate of 3,611,251 shares of common stock exercisable at $.20 per share (with an aggregate Black Scholes value of $39,488).  In 2012, in connection with the sale of 3,181,128 shares of common stock sold for consideration of $314,631, the Company issued warrant to purchase an aggregate of 2,440,000 shares of common stock at an exercise price of $.20 per share (with an aggregate Black Scholes value of $173,369). All these warrants are currently vested and terminate in between in 2014 and 2015. Both warrants and common shares have a price protection feature, whereby if the Company issues within 12 months (18 months with respect to the warrants) shares below $.20/share (excluding shares subject to an option plan, a limited number of shares issued to service providers not subject to a plan, a merger or acquisition, or pursuant to previously outstanding securities), the Company will issue more shares of common stock to the purchasers to reflect the lower price, and the warrants’ exercise price will be adjusted to the lower amount.  All these securities were offered to accredited investors pursuant to an exemption under Section 4(2) of the Securities Act and Regulation D thereunder. An additional 86,128 shares of common stock were purchased in the second quarter of 2012 and in connection with these issuances for a subscription due of $8,613.  Each of the purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements, and received a copy of the Company’s Annual Report in connection with the issuances.

Issuance of Preferred Stock

•

Between the dates of January 1, 2010 and May 12, 2011, the Company sold an aggregate of 185,547 shares of its Series A Convertible Preferred Stock to approximately 56 accredited investors at a price of $5.00 per share, for an aggregate of $913,335.  The Company issued an aggregate of 19,953 shares of its Series A Convertible Preferred Stock to eight investors pursuant to the terms of eight separate accounts payable obligations of the Company in the aggregate amount of $99,765. An additional 25,000 shares of Series A Preferred were issued for the retirement of a note owed by the Company to one individual in the amount of $30,000. An additional 2,000 shares of Series A Preferred Stock was issued for services valued at $10,000. On May 12, 2011, a total of 750,000 shares of Series A Preferred Stock, held by 63 shareholders, were converted into 95,100,000 shares of Company Common Stock in accordance with the terms and conditions of the Series Preferred Stock. No consideration was paid on the conversion, and the Company offered no incentives to effect the conversion. The securities were offered to the accredited investors pursuant to an exemption under Section 4(2) of the Securities Act and Regulation D thereunder. Each of the purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements, and received a copy of the Company’s Annual Report in connection with the issuances.

Stock for Outside Services

•

In 2010, the Company issued an aggregate of 4,077,280 shares of its Common Stock in connection with services rendered, including legal, accounting and marketing. The aggregate value of these services was $598,687, and they were priced between $.06 and $.26 per share.  The Shares were issued to the accredited and/or sophisticated investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and the transfer was restricted. All investors received a copy of the Company’s Annual Report in connection with the issuance.

•

In 2011, the Company issued an aggregate of 3,754,036 shares of its Common Stock in connection with services rendered, including legal, accounting and marketing. The aggregate value of these services was $1,004,021, and they were priced between $.07 and $.36 per share.  The Shares were issued to the accredited and/or sophisticated investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and the transfer was restricted. All investors received a copy of the Company’s Annual Report in connection with the issuance.

•

In 2012 through June 30, the Company issued an aggregate of 2,687,603 shares of its Common Stock in connection with services rendered, including legal, accounting and marketing. The aggregate value of these services was $462,870, and they were priced between $.16 and $.21 per share.  The Shares were issued to the accredited and/or sophisticated investors pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and the transfer was restricted. All investors received a copy of the Company’s Annual Report in connection with the issuance.

Promissory Note Interest Payments

•

In 2012, the Company issued 465,538 shares of common stock as pre-paid interest on promissory notes in the total principal amount of $465,000. The notes mature in 12 months, bear total interest of 18%, and are secured by accounts receivable of the Company in connection with its contract with the U.S. Army.  In connection with this offering of promissory notes, the Company also issued 136,875 shares of common stock as commissions. An additional 160,000 shares were issued to one note holder in connection with the conversion of his previous debt to the current promissory note structure.  All these securities were offered to accredited investors pursuant to an exemption under Section 4(2) of the Securities Act and Regulation D thereunder. Each of the purchasers of the shares completed Accredited Investor Questionnaires and Subscription Agreements, and received a copy of the Company’s Annual Report in connection with the issuances.

Convertible Notes

•

In 2010, the Company issued an aggregate of 2,500,000 shares of its Common Stock to an accredited investor pursuant to the terms of an outstanding convertible note, in an aggregate amount of $171,550. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended. The investor represented it was accredited, and received a copy of the Company’s Annual Report in connection with the issuance.

•

In 2011, the Company issued an aggregate of 213,975 shares of its Common Stock to an accredited investor pursuant to the terms of an outstanding convertible note, in an aggregate amount of $39,804. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended. The investor represented it was accredited, and received a copy of the Company’s Annual Report in connection with the issuance.

Stock Options to Employees

•

In 2010, the Company issued an aggregate of 2,040,000 common stock options at an exercise prices between $.09 and $.12 per share to approximately 20 officers, directors and employees of the Company.  The options have termination dates between 2015 and 2020.

•

In 2011, the Company issued an aggregate of 3,115,000 common stock options at an exercise prices between $.19 and $.33 per share to approximately 24 officers, directors and employees of the Company.  The options have termination dates between 2016 and 2021.  1,175,000 of these options are vested as of June 30, 2012.

•

In 2012 through June 30, the Company issued an aggregate of 2,340,000 common stock options at an exercise prices between $.15 and $.18 per share to approximately 24 officers, directors and employees of the Company.  None of these options have vested.  The options have termination dates between 2017 and 2022.

Stock Issued to Employees

•

In 2010, the Company issued an aggregate of 1,681,500 shares of common stock to officers, directors and employees of the Company, at an aggregate value of $194,944.  The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended, as transactions by an issuer not involving any public offering.  The officers, directors and employees delivered appropriate investment representations to the Company, and based upon such investment representations, were either accredited or sophisticated investors. The officers, directors and employees received a copy of the Company’s annual report in connection with the issuances which contained audited financial statements as well as unaudited financials for the applicable quarterly period.  Each party had an opportunity to ask questions of the Company and understood the risks of investment in the Company.

•

In 2011, the Company issued an aggregate of 687,024 shares of common stock to officers, directors and employees of the Company, at an aggregate value of $196,372.  The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended, as transactions by an issuer not involving any public offering.  The officers, directors and employees delivered appropriate investment representations to the Company, and based upon such investment representations, were either accredited or sophisticated investors. The officers, directors and employees received a copy of the Company’s annual report in connection with the issuances which contained audited financial statements as well as unaudited financials for the applicable quarterly period.  Each party had an opportunity to ask questions of the Company and understood the risks of investment in the Company.

Warrants

•

In 2010, the Company issued to one entity a warrant to purchase 770,500 common shares exercisable at $.15 a share, which is currently vested and terminated on August 23, 2012.  The warrants were issued pursuant to an exemption of Section 4(2) of the Securities Act of 1933. The purchaser completed Accredited Investor Questionnaire and Subscription Agreement, and received a copy of the Company’s Annual Report in connection with the issuance.

•

In 2011, the Company issued to one entity a warrant to purchase 750,000 common shares exercisable at $.30 a share, which is currently vested and terminates in September 2012.  The warrants were issued pursuant to an exemption of Section 4(2) of the Securities Act of 1933. The purchaser completed Accredited Investor Questionnaire and Subscription Agreement, and received a copy of the Company’s Annual Report in connection with the issuance.

•

In 2012, the Company issued 2,000,000 shares of common stock in connection with the full conversion and retirement of a warrant to purchase 2% of the Company fully diluted common stock (at the time of the conversion, the warrant could have been exercisable into approximately 4.5 million shares). The warrant holder converted the warrant without payment of cash. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended.

Acquisition of Advent

•

In 2012, the Company issued 1,650,000 shares of common stock valued at $357,500 in connection with the Company’s acquisition of Advent Power Systems. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended. The shareholders of Advent were either accredited or sophisticated investors who received copies of the Company’s annual report, which contained audited financial statements as well as unaudited financials for the applicable quarterly period.

Other Issuances

•

Between January 1, 2011 and June 30, 2012, the Company issued 1,854,804 shares of Common stock to a corporate customer as a penalty payment on a contract. The value of these shares was $400,000. The securities were offered pursuant to an exemption under Section 4(2) of the Securities Act of 1933, amended as transactions by an issuer not involving any public offering. The customer delivered appropriate investment representations to the Company.  The customer received a copy of the Company’s annual report in connection with the issuance, which contained audited financial statements as well as unaudited financials for the applicable quarterly period.  The customer had an opportunity to ask questions of the Company and understood the risks of investment in the Company.

•

In April 2011, the Company issued 25,000 shares of its Common Stock to one entity under the terms of a settlement agreement. The securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, and the investor received a copy of the Company’s Annual Report in connection with the issuance.

Item 16. Exhibits and Financial Statement Schedules.

(a)   See Exhibit Index

(b)   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)   For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano, State of Florida, on October 12, 2012.

CYCLONE POWER TECHNOLOGIES, INC.

By:	/s/ Harry Schoell
Harry Schoell, Chairman & CEO

KNOWN ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Harry Schoell as his or her true and lawful attorneys-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harry Schoell	Chairman and CEO
Harry Schoell	(Principal executive officer)	October 12, 2012

/s/ Bruce Schames*	Chief Financial Officer	October 12, 2012
Bruce Schames	(principal financial and accounting officer)

/s/ Frankie Fruge*	Chief Operating Officer and Director	October 12, 2012
Frankie Fruge

/s/ Christopher Nelson*	President and General Counsel	October 12, 2012
Christopher Nelson

/s/ James C. Landon*	Director	October 12, 2012
James C. Landon

*By:	/s/ Harry Schoell
Harry Schoell, Attorney-in-fact

EXHIBIT INDEX

(a)   Financial Statements – See Page F-1

(b)   Exhibits

Exhibit No.	Description
3.1 *	Articles of Incorporation, dated June 14, 2007
3.2 *	Certificate of Domestication, dated June 14, 2007
3.3 *	Articles of Amendment to Articles of Incorporation containing Certificates of Designation for Series A Convertible Preferred Stock and Series B Preferred Stock, dated July 17, 2011
3.4 *	Articles of Amendment to Articles of Incorporation, dated July 27, 2007
3.5 *	Articles of Amendment to Articles of Incorporation, dated July 24, 2009
3.6 *	Articles of Amendment to Articles of Incorporation, dated March 30, 2010
3.7 *	Articles of Amendment to Articles of Incorporation, dated April 28, 2010
3.8 *	By-Laws of Cyclone Power Technologies, Inc.
4.1 †	Specimen Certificate for Common Shares
4.2 †	Form of Warrant
4.3 †	Form of Certificate of Designation of Preferences, Rights, and Limitations of Series C Preferred Shares
5.1 †††	Opinion of Roetzel & Andress
10.1 *	Employment Agreement, dated June 30, 2007, between the Company and Frankie Fruge
10.2 *	Employment Agreement, dated June 30, 2007, between the Company and Harry Schoell
10.3 *	Common Stock Purchase Warrant, dated July 30, 2009, between the Company and Phoenix Power Group, LLC
10.4 *	Cyclone Power Technologies’ 2010 Stock Option Plan
10.5 **	Employment Agreement, dated August 1, 2011, between the Company and Christopher Nelson
10.6 **	Employment Agreement, dated June 10, 2010, between the Company and Bruce Schames
10.7 **	Operations Agreement, dated July 2, 2007, between the Company and Schoell Marine, Inc.
10.8 **	Systems Application License Agreement, dated July 30, 2009, between the Company and Phoenix Power Group LLC, as amended
10.9 **	Technology License Agreement, dated December 11, 2009, between the Company and Great Wall Alternative Power Systems, Ltd., as amended
10.10 ****	Amended and Restated technology License Agreement, dated Jun 15, 2011, between the Company and Renovalia Energy, S.A.
10.11 **	Subcontractor Contract for Development of a Rankine Cycle Engine, dated December 20, 2010, between the Company and Advent Power Systems, Inc.
10.12 ***	Technology License Agreement, dated March 24, 2006, between the Company and Advent Power Systems, Inc., including Amendments thereto.
10.13 ***	Letter of Understanding, dated March 1, 2011, between the Company and TopLine Energy Systems, LLC
10.14 ***	Security Agreement, dated August 1, 2007, between the Company and Schoell Marine, Inc.
10.15 ***	Systems Application License Agreement, dated September 12, 2011, between the Company and Combilift.
10.16†	Asset Purchase Agreement, dated December 20, 2011, between Cyclone Power Technologies, Inc. and Advent Power Systems, Inc.
10.17††	Private Placement Purchase Agreement, by and between Cyclone Power Technologies, Inc. and GEM Global Yield Fund Limited, dated July 6, 2012
10.18†††	Common Stock Purchase Agreement, dated October 1, 2012, by and between Cyclone and GEM Global Yield Fund Limited
10.19†††	Registration Rights Agreement, dated October 1, 2012, by and between Cyclone and GEM Global Yield Fund Limited
10.20†††	Warrant to Purchase Shares of Common Stock, dated October 1, 2012, by and between Cyclone and GEM Global Yield Fund Limited
21 †††	Subsidiaries of the Company
23.1 †††	Consent of Mallah Furman
23.2 †††	Consent of Roetzel & Andress (included in Exhibit 5.1)
24.1 †††	Powers of Attorney (see signature page)

*	Incorporated by reference to exhibits filed with Form 10 on July 1, 2011.
**	Incorporated by reference to exhibits filed with Amendment No. 1 to Form 10 on August 24, 2011.
***	Incorporated by reference to exhibits filed with Amendment No. 2 to Form 10 on October 31, 2011.
****	Incorporated by reference to exhibits filed with Amendment No. 3 to Form 10 on November 21, 2011.
†	Incorporated by reference to exhibits filed with Current Report on Form 8-K on December 20, 2011.
††	Incorporated by reference to exhibits filed with Current Report on Form 8-K on July 11, 2011.
†††	Filed herewith.